UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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VERSUM MATERIALS, INC.

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Dear Stockholder:

On April 12, 2019, Versum Materials, Inc., which is referred to as Versum, entered into a definitive Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the merger agreement, with Merck KGaA, Darmstadt, Germany, a German corporation with general partners, which is referred to as Parent, and EMD Performance Materials Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which is referred to as Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Versum, with Versum surviving and continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent, which transaction is referred to as the merger.

Upon successful completion of the merger, our stockholders will have the right to receive $53.00 per share in cash, without interest and less any applicable withholding tax, for each share of common stock, par value $1.00 per share, of Versum, which is referred to as Versum common stock, that they own immediately prior to the effective time of the merger (other than shares (i) owned by Versum, Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case excluding any such shares owned by a benefit plan of Versum or held on behalf of third parties, and (ii) shares owned by stockholders who have not voted in favor of the merger and have demanded, perfected and not withdrawn or lost the right to demand, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware).

Versum will hold a special meeting of stockholders of Versum in connection with the proposed merger, which is referred to as the special meeting.

At the special meeting, Versum stockholders will be asked to consider and vote on (1) the proposal to adopt the merger agreement, which is referred to as the merger agreement proposal, (2) the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Versum and its named executive officers relating to the merger and (3) the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Versum stockholders. The board of directors of Versum unanimously recommends that Versum stockholders vote “FOR” each of the proposals to be considered at the special meeting.

We cannot complete the merger unless Versum stockholders approve the merger agreement proposal. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

The accompanying proxy statement provides you with important information about the special meeting, the merger, and each of the proposals. We encourage you to read the entire document carefully.

We look forward to the successful completion of the merger.

Sincerely,

Guillermo Novo

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated May 13, 2019 and, together with the enclosed form of proxy, is first being mailed to Versum stockholders on or about May 14, 2019.

Versum Materials, Inc.

8555 South River Parkway

Tempe, Arizona 85284

(602) 282-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2019

To the Stockholders of Versum Materials, Inc.:

Notice is hereby given that Versum Materials, Inc., which is referred to as Versum, will hold a special meeting of its stockholders, which is referred to as the special meeting, at 8555 South River Parkway, Tempe, Arizona 85284, on June 17, 2019, beginning at 2:00 p.m., local time, for the purpose of considering and voting on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of April 12, 2019 (as it may be amended from time to time), which is referred to as the merger agreement, by and among Versum, Merck KGaA, Darmstadt, Germany, which is referred to as Parent, and EMD Performance Materials Holding, Inc., which is referred to as Merger Sub, pursuant to which Merger Sub will merge with and into Versum, with Versum surviving and continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent, which proposal is referred to as the merger agreement proposal;

2.

to approve, on a non-binding, advisory basis, the compensation that will or may be paid to Versum’s named executive officers in connection with the transactions contemplated by the merger agreement, which proposal is referred to as the compensation proposal; and

3.

to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Versum stockholders, which proposal is referred to as the adjournment proposal.

Versum will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. The accompanying proxy statement, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Versum common stock at the close of business on May 13, 2019, the record date for voting at the special meeting, which is referred to as the record date, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

The Versum board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement. The Versum board of directors unanimously recommends that Versum stockholders vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important, regardless of the number of shares of Versum common stock you own. Versum cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the merger agreement proposal. Assuming a quorum is present, the approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of Versum common stock entitled to vote on the merger agreement proposal.

Whether or not you plan to attend the special meeting in person, Versum urges you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope, call the toll-free telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the special meeting. You will need to bring identification along with either your notice of special meeting or proof of stock ownership to enter the special meeting. The use of video, still photography or audio recording at the special meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection.

If you have any questions about the merger, please contact Versum at (602) 282-1000 or write to Versum Materials, Inc., Attn: Corporate Secretary, 8555 South River Parkway, Tempe, Arizona 85284.

If you have any questions about how to vote or direct a vote in respect of your shares of Versum common stock, you may contact Versum’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3463 or call collect at (212) 750-5833.

By Order of the Board of Directors,

Michael W. Valente
Senior Vice President, General Counsel and Secretary

Tempe, Arizona

Dated: May 13, 2019

i

ii

SUMMARY

This summary highlights selected information from the proxy statement and does not contain all of the information that may be important to you with respect to the merger and the other matters being considered at a special meeting of stockholders of Versum, which is referred to as the special meeting. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 122.

All references to “Versum,” “the Company,” “we,” “us,” or “our” in this proxy statement refer to Versum Materials, Inc., a Delaware corporation; all references to “Parent” refer to Merck KGaA, Darmstadt, Germany, a German corporation with general partners; all references to “Merger Sub” refer to EMD Performance Materials Holding, Inc., a Delaware corporation and wholly-owned subsidiary of Parent; all references to “Versum common stock” refer to the common stock, par value $1.00 per share, of Versum; all references to the “Versum board of directors” refer to the board of directors of Versum; all references to the “merger” or the “Parent merger” refer to the merger of Merger Sub with and into Versum with Versum surviving and continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent; unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” or the “Parent merger agreement” refer to the Agreement and Plan of Merger, dated as of April 12, 2019, and as may be amended from time to time, by and among Versum, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement. Versum, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation” or the “combined company.”

The Parties to the Merger (Page 27)

Versum

Versum is a global provider of innovative solutions to the semiconductor and display industries with expertise in the development, manufacturing, transportation and handling of specialty materials. Versum employs expertise in molecular design and synthesis, purification, advanced analytics, formulation development and containers and delivery systems for the handling of high purity materials to deliver leading-edge solutions and critical process support to Versum’s customers. Versum’s principal executive offices are located at 8555 South River Parkway, Tempe, Arizona 85284 and its telephone number is (602) 282-1000.

Parent

Parent is a publicly-traded leading science and technology company, which operates across healthcare, life sciences and performance materials, with major research and development centers in Darmstadt, Boston, Tokyo and Beijing. Parent’s principal executive offices are located at Frankfurter Strasse 250, 64293 Darmstadt, Germany and its telephone number is +49 (0) 6151-720.

Merger Sub

Merger Sub was formed for the purpose of engaging in an acquisition of Versum. Upon completion of the merger, Merger Sub will merge with and into Versum, with Merger Sub ceasing to exist and Versum surviving and continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent. Merger Sub’s principal executive offices are located at 400 Summit Drive, Burlington, MA 01803 and its telephone number is +49 (0) 6151-720.

The Merger and the Merger Agreement (Pages 34 and 81)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the merger agreement, Merger Sub will merge with and into Versum. The merger will become effective when a certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later date and time as may be agreed by the parties in writing and specified in the certificate of merger, which time is referred to as the effective time. At the effective time, the separate existence of Merger Sub will cease, and Versum will be the surviving corporation and a wholly-owned subsidiary of Parent. Following the merger, Versum common stock will be delisted from the New York Stock Exchange, which is referred to as the NYSE, deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and will cease to be publicly traded.

Merger Consideration (Page 34)

At the effective time, each share of Versum common stock (other than any shares owned by Versum, Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case excluding any such shares owned by a benefit plan of Versum or held on behalf of third parties, which are collectively referred to as treasury shares and Parent owned shares, and other than any shares owned by any stockholder who has properly exercised and perfected such holder’s demand for appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which is referred to as the DGCL, and not effectively withdrawn or lost such holder’s rights to appraisal, which, together with the treasury shares and Parent owned shares, are collectively referred to as the Versum excluded shares) will be converted into the right to receive $53.00 per share in cash, without interest and less any applicable withholding taxes, which is referred to as the merger consideration.

Treatment of Equity Awards (Page 82)

At the effective time, each option to purchase shares of Versum common stock, each of which is referred to as a stock option, that is outstanding immediately prior to the effective time will be canceled for the right of the option holder to receive a cash payment equal to the product of (i) the number of shares of Versum common stock subject to such stock option and (ii) the excess, if any, of the merger consideration, over the exercise price of such stock option (with outstanding stock options whose exercise price is equal to or greater than the merger consideration canceled for no consideration or payment).

At the effective time, each outstanding time-based restricted stock unit award (including equity-based awards granted by Air Products and Chemicals, Inc. and its consolidated subsidiaries, which is referred to as Air Products, that converted to an RSU award in connection with the spin-off of Versum from Air Products), each of which we refer to as an RSU award, and each outstanding performance-based restricted stock unit award (including “market-based restricted stock units,” each of which is referred to as an MSU award, and “performance-based restricted stock units,” each of which is referred to as a PSRU award) (collectively, MSU awards and PRSU are referred to as PSU awards), will be canceled and converted into the right of the RSU award holder or PSU award holder, as applicable, to receive a deferred cash payment equal to the product of (i) the number of shares of Versum common stock underlying such RSU award or PSU award and (ii) the merger consideration. For PSU awards, the number of shares in the immediately preceding sentence will be determined based on actual performance through a shortened performance period ending immediately prior to the effective time, as determined in the good faith discretion of the compensation committee of the Versum board of directors. The deferred cash payments will (i) vest and settle on terms (including acceleration events) at least as favorable as were applicable to the corresponding RSU award or PSU award, as applicable, immediately prior to the effective time, except that deferred cash payments relating to PSU awards will no longer be subject to performance-based vesting criteria and (ii) other than RSU awards that were converted from equity-based awards granted by Air Products in connection with the spinoff, accrue interest at a rate equal to LIBOR plus 2.0% per annum, computed in accordance with the terms of the applicable award agreement evidencing such RSU award or PSU award, as applicable. Each deferred cash payment will vest in full on the original vesting date or, if the holder experiences a “covered termination” following the effective time and prior to the original vesting date, on the date of such “covered termination,” with the deferred cash payment settled in cash as soon as practicable, but in no event later than 10 business days, following such “covered termination,” or such later time as required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. For employees of Versum and its subsidiaries, a “covered termination” means a termination by Versum or one of its subsidiaries or their successor in interest without “cause” or, to the extent good reason rights are provided for in the award agreement (or employment or similar agreement) applicable to the corresponding RSU award or PSU award, a resignation by the employee for “good reason” (as such terms are defined in the applicable agreement), in either case, during the 24-month period following the effective time. For non-employee directors of Versum, a “covered termination” means the termination of their service as a director for any reason at or following the effective time.

At the effective time, each deferred stock unit award relating to shares of Versum common stock, each of which is referred to as a DSU award, held in a director’s account under the Versum Deferred Compensation Plan for Directors, which is referred to as the Director DCP, will be fully vested and be converted into the right to receive a cash amount equal to (i) the number of shares of Versum common stock covered by the DSU award and (ii) the merger consideration, with such cash payment made to the holder no later than 30 business days following the effective time.

Versum’s Recommendation and Reasons for the Merger (Page 42)

The Versum board of directors unanimously recommends that Versum stockholders vote “FOR” the proposal to adopt the merger agreement, which is referred to as the merger agreement proposal, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that will or may be paid to Versum’s named executive officers in connection with the transactions contemplated by the merger agreement, which is referred to as the compensation proposal, and “FOR” the proposal to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to Versum stockholders, which is referred to as the adjournment proposal. In reaching its determinations and recommendations, the Versum board of directors consulted with Versum’s senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the merger:

•

the Versum board of directors’ view, after consultation with its legal and financial advisors, that the merger consideration to be received by the Versum stockholders in the merger is more favorable to Versum stockholders than the consideration that Versum stockholders were to receive under the Agreement and Plan of Merger, dated as of January 27, 2019, which is referred to as the Entegris merger agreement, by and between Versum and Entegris, Inc., which is referred to as Entegris;

•

the fact that the merger consideration of $53.00 per share in cash represents a premium of 67.5% over the $31.65 closing price of Versum common stock on January 25, 2019 (the last trading day prior to the public announcement of the merger of Entegris and Versum, which is referred to as the Entegris merger) and a premium of 28.0% over the $41.40 closing price of Versum common stock on February 26, 2019 (the last trading day prior to the public announcement of the initial Parent proposal (as defined in the section entitled “The Merger—Background of the Merger” beginning on page 34));

•

the fact that the merger consideration would be paid solely in cash, which provides certainty of value and immediate liquidity to Versum stockholders upon the consummation of the merger, in comparison to the risks and uncertainty that would be inherent in remaining an independent public company or engaging in a transaction in which all or a portion of the consideration is payable in stock;

•

the Versum board of directors’ belief, based on consultation with its financial advisors, that the negotiations with Parent had resulted in the highest price reasonably available to Versum under the circumstances; and

•	the terms of the merger agreement, taken as a whole.

For a more complete description of the factors considered by the Versum board of directors in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendation of the Versum board of directors, see the section entitled “The Merger—Recommendation of the Versum Board of Directors; Versum’s Reasons for the Merger” beginning on page 42.

Opinion of Lazard Frères & Co. LLC (Page 47 and Annex B)

On April 11, 2019, at the meeting of the Versum board of directors at which the merger was approved, Lazard Frères & Co. LLC, which is referred to as Lazard, one of Versum’s financial advisors in connection with the merger, rendered to the Versum board of directors an oral opinion, confirmed by delivery of a written opinion, dated April 11, 2019, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the consideration in the merger was fair, from a financial point of view, to Versum stockholders (other than the holders of Versum excluded shares).

The full text of Lazard’s written opinion, dated April 11, 2019, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Lazard set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Versum stockholders are urged to read the opinion in its entirety. Lazard’s written opinion was addressed to the Versum board of directors (in its capacity as such) in connection with and for the purpose of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to holders of Versum common stock (other than the holders of Versum excluded shares) of the consideration in the merger, and did not address any other aspect of the merger. Lazard expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Versum or as to the underlying decision by Versum to engage in the merger. The issuance of Lazard’s opinion was approved by a fairness committee of Lazard. The opinion does not constitute a recommendation to any Versum stockholder as to how such stockholder should vote with respect to the merger or any other matter.

For a description of the opinion that the Versum board of directors received from Lazard, see “The Merger—Opinion of Versum’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page 47.

Opinion of Citigroup Global Markets, Inc. (Page 54 and Annex C)

Citigroup Global Markets Inc., which is referred to as Citi, delivered its oral opinion, subsequently confirmed in writing, to the Versum board of directors that, as of April 11, 2019, and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth therein, the merger consideration to be received by holders of shares of Versum common stock (other than treasury shares and Parent owned shares) pursuant to the merger agreement was fair from a financial point of view, to such holders.

The full text of the written opinion of Citi, dated April 11, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. We urge you to read the opinion carefully and in its entirety. Citi provided its opinion for the information and assistance of the Versum board of directors in connection with its evaluation of the merger. Citi’s opinion did not address any other aspects or implications of the merger or the merger agreement. Citi’s opinion did not address the underlying business decision of Versum to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Versum or the effect of any other transaction in which Versum might engage. The issuance of Citi’s opinion was approved by a fairness committee of Citi. Citi’s opinion was not intended to be and does not constitute a recommendation as to how any holder of the outstanding shares of Versum common stock should vote or act with respect to the merger or any other matter.

For a description of the opinion that the Versum board of directors received from Citi, see “The Merger—Opinion of Versum’s Financial Advisors—Opinion of Citigroup Global Markets, Inc.” beginning on page 54.

The Special Meeting (Page 28)

The special meeting will be held at 8555 South River Parkway, Tempe, Arizona 85284, on June 17, 2019, beginning at 2:00 p.m., local time. The purposes of the special meeting are as follows:

•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the merger agreement proposal;

•	Proposal 2: Approval, on an Advisory (Non-Binding) Basis of Certain Compensatory Arrangements with Versum’s Named Executive Officers. To consider and vote on the compensation proposal; and

•	Proposal 3: Adjournment of the Special Meeting. To consider and vote on the adjournment proposal.

Completion of the merger is conditioned on, among other things, the approval of the merger agreement proposal by Versum stockholders. Approval of the advisory proposal concerning the merger-related compensation arrangements for Versum’s named executive officers is not a condition to the obligation of either Versum or Parent to complete the merger.

Only holders of record of issued and outstanding shares of Versum common stock as of the close of business on May 13, 2019, the record date for the special meeting, which is referred to as the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Versum stockholders may cast one vote for each share of Versum common stock that Versum stockholders owned as of that record date.

Assuming a quorum is present at the special meeting, the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of Versum common stock entitled to vote thereon. Shares of Versum common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting on this proposal. Accordingly, a failure to vote, a broker non-vote or an abstention will have NO EFFECT on the outcome of the compensation proposal.

Whether or not there is a quorum, the approval of the adjournment proposal requires the affirmative vote of a majority of the votes entitled to be cast who are present in person or represented by proxy at the special meeting on this proposal. Accordingly, an abstention will have the same effect as a vote “AGAINST” the adjournment proposal, while a broker non-vote or other failure to vote will have NO EFFECT on the outcome of the adjournment proposal.

Interests of Versum’s Directors and Executive Officers in the Merger (Page 64)

In considering the recommendations of the Versum board of directors, Versum stockholders should be aware that Versum’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Versum stockholders generally. The Versum board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt the merger agreement and approve the transactions contemplated thereby and to recommend the adoption of the merger agreement to Versum stockholders.

These interests include:

•	Versum stock options, including those held by directors and executive officers, will be canceled for the right of the option holder to receive a cash payment based on the merger consideration;

•

outstanding RSU awards, including those held by directors and executive officers, will be canceled in exchange for the right of the RSU award holder to receive a deferred cash payment based on the merger consideration, which will accrue interest (other than RSU awards that were converted from equity-based awards granted by Air Products in connection with the spinoff) and will vest in full on the original vesting date or upon certain earlier terminations of employment following the effective time;

•

outstanding PSU awards, including those held by executive officers, will be canceled in exchange for the right of the PSU award holder to receive a deferred cash payment based on the merger consideration (based on actual performance for a shortened performance period ending immediately prior to the effective time), which will accrue interest prior to vesting and will vest in full on the original vesting date or upon certain earlier terminations of employment following the effective time;

•	each DSU award held in a director’s account under the Director DCP, shall be fully vested and settled in a cash amount equal to the merger consideration within 30 days following the effective time;

•

Versum’s executive officers are entitled to enhanced severance benefits under their respective employment agreements in the event of a qualifying termination of employment following the effective time;

•

certain of Versum’s executive officers have account balances under the Versum Deferred Compensation Plan, which is referred to as the DCP, with such balances paid out as soon as administratively feasible following the effective time, but in no event longer than 90 days thereafter;

•	Versum’s executive officers have received a cash-based retention award in connection with a cash retention program that Versum has established in connection with the merger; and

•

the merger agreement provides that the directors and officers of Versum and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the merger.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Versum’s Directors and Executive Officers in the Merger” beginning on page 64.

Certain Beneficial Owners of Versum Common Stock (Page 115)

As of the close of business on May 9, 2019, the latest practicable date prior to the date of this proxy statement, Versum’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately 679,695 shares of Versum common stock, collectively representing less than 1% of the shares of Versum common stock outstanding on May 9, 2019. Although none of them has entered into any agreement obligating them to do so, Versum currently expects that all of its directors and executive officers will vote their shares “FOR” the merger agreement proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. For more information regarding the security ownership of Versum directors and executive officers, see the information provided in the section entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers—Security Ownership of Versum’s Directors and Executive Officers” beginning on page 115.

Financing of the Merger (Page 71)

The consummation of the merger is not subject to any financing conditions. Versum anticipates that the total amount of funds necessary to consummate the merger and the related transactions, not including fees and expenses, will be approximately $6.5 billion, including the estimated funds needed to (i) pay Versum stockholders the merger consideration due to them under the merger agreement; (ii) make payments in respect of outstanding Versum equity awards; and (iii) pay the outstanding net indebtedness of Versum, including the amounts payable under the notes issued pursuant to the Versum indenture and under the Versum credit agreement (each, as defined in the section entitled “The Merger Agreement—Financing and Indebtedness” beginning on page 100). Versum understands that Parent expects to use cash on hand and/or funds available to it under its unsecured Syndicated Dual-Currency Term Loan Facilities Agreement, dated March 25, 2019, among Parent, Merck Financial Services GmbH, Bank of America, N.A., London Branch, BNP Paribas Fortis NV/SA and Deutsche Bank AG Filiale Luxemburg, as Underwriters, Bank of America Merrill Lynch International Designated Activity Company, BNP Paribas Fortis NV/SA and Deutsche Bank AG, as Mandated Lead Arrangers, Deutsche Bank Luxembourg S.A., as Facility Agent, and the Lenders party thereto from time to time, which is referred to as the facilities agreement.

Regulatory Approvals (Page 71)

Parent and Versum are required to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable on its part under the merger agreement and applicable law to cause the conditions to closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the outside date (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Parent or Versum” beginning on page 107)) and to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable (and in any event no later than the outside date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations, which are collectively referred to as consents, necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement.

Parent and Versum are required under the merger agreement to accept or agree to undertake certain actions (as described in the section entitled “The Merger Agreement—Cooperation; Efforts to Consummate” beginning on page 107), including potential asset divestitures, in order to obtain such regulatory approvals.

The completion of the merger is subject to the satisfaction of a number of regulatory conditions, including (i) receipt of antitrust clearance in the United States and in Austria, China, Germany, Ireland, Japan, Serbia, South Korea and Taiwan, which are referred to as the requisite regulatory approvals, and (ii) receipt of clearance from the

Committee on Foreign Investment in the United States, which is referred to as CFIUS. With respect to the United States, the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, for U.S. antitrust purposes, has expired.

Appraisal Rights (Page 75)

If the merger is consummated, Versum stockholders who do not vote “FOR” the merger agreement proposal are entitled to appraisal rights under the DGCL, in connection with the merger, provided that such stockholders meet all of the conditions and follow all of the requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. This means that stockholders who do not wish to accept the $53.00 per share merger consideration and meet all of the conditions set forth in Section 262 of the DGCL are entitled to seek appraisal of fair value of their shares of Versum common stock as of the effective time determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount determined by the Delaware Court of Chancery in an appraisal proceeding to be the fair value per share of Versum common stock as of the effective time may be less than, equal to or more than the $53.00 per share merger consideration that a stockholder would otherwise receive under the merger agreement if the merger is consummated.

To exercise appraisal rights, among other things, a stockholder of record must deliver a written demand for appraisal to Versum before the vote is taken on the merger agreement proposal, must not vote, in person or by proxy, in favor of the merger agreement proposal, must continue to hold the shares of Versum common stock of record from the date of making the demand for appraisal through the effective time, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A stockholder’s failure to follow exactly the procedures specified under the DGCL may result in the loss of such stockholder’s appraisal rights. See “The Merger—Appraisal Rights” beginning on page 75 and the text of Section 262 of the DGCL reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Versum common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, because the demand for appraisal rights must be made by the record holder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for such bank, broker or other nominee to make a demand for appraisal on your behalf. Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. Stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL.

Conditions to the Completion of the Merger (Page 105)

Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:

•	receipt of the required vote of Versum stockholders to adopt the merger agreement, which is referred to as the required Versum vote;

•	expiration of waiting periods and the receipt of all requisite regulatory approvals, the continued full force and effectiveness of the requisite regulatory approvals;

•

no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any relevant legal restraint (as defined in the section “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 105) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the merger and the transactions contemplated by the merger agreement;

•	the accuracy of the representations and warranties of the other party to the extent required under the merger agreement;

•	the other party’s performance of, in all material respects, its obligations under the merger agreement required to be performed at or prior to the closing date;

•

the receipt by such party of a certificate of the chief executive officer or chief financial officer of the other party certifying that the conditions in the immediately two preceding bullets have been satisfied; and

•	receipt of CFIUS clearance (as defined in the section entitled “The Merger—Regulatory Approvals—CFIUS” beginning on page 72).

Parent’s obligation to effect the merger is also subject to the satisfaction at closing or waiver at or prior to closing of the following condition:

•

no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any governmental order (whether temporary, preliminary or permanent) in connection with a requisite regulatory approval that (a) requires Parent or Versum or any of their subsidiaries to take or commit to take any actions constituting or that would reasonably be expected to have a burdensome effect (as defined in the section entitled “The Merger Agreement—Cooperation; Efforts to Consummate” beginning on page 97) or (b) would otherwise constitute or reasonably be expected to have a burdensome effect and is in effect, which is referred to as the burdensome effect condition.

Versum’s obligation to effect the merger is also subject to the satisfaction at closing or waiver at or prior to closing of the following condition:

•	Parent having taken the actions necessary regarding governance of the combined company as provided in the merger agreement effective as of the effective time.

No Solicitation of Acquisition Proposals (Page 92)

Versum has agreed that neither Versum nor any of its subsidiaries, will, and that it will cause its and its subsidiaries’ directors, officers and employees not to, and not permit its investment bankers, attorneys, accountants and other advisors or representatives to, which directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives are collectively referred to as representatives, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage (including by way of furnishing information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 92);

•

engage in, continue or otherwise participate in any discussions with or negotiations relating to, or otherwise cooperate in any way with, any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions or negotiations);

•

provide any nonpublic information to any person in connection with any acquisition proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal; or

•

otherwise knowingly facilitate any effort or attempt to make an acquisition proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal.

Notwithstanding the restrictions described above, prior to the time, but not after, the required Versum vote is obtained, in response to an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not arise from or in connection with a breach of the above obligations, Versum may:

•

provide information in response to a request therefor (including nonpublic information regarding it or any of its subsidiaries) to the person who made such acquisition proposal if such information has previously been made available to, or is made available to Parent prior to or substantially concurrently with the time such information is made available to such person and, prior to furnishing any such information, Versum receives from the person making such acquisition proposal an executed confidentiality agreement, subject to certain conditions; and

•	participate in any discussions or negotiations with any such person regarding such acquisition proposal,

in each case only if, prior to doing so, the Versum board of directors determines in good faith after consultation with its outside legal counsel that based on the information then available and after consultation with its financial advisor, such acquisition proposal either constitutes a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 92) or could reasonably be expected to result in a superior proposal.

No Change of Recommendation (Page 94)

Subject to certain exceptions described below, the Versum board of directors, including any committee thereof, may not make a change of recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 94) or cause or permit Versum to enter into an alternative acquisition agreement (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 94).

Permitted Change of Recommendation—Superior Proposal

Prior to the time, but not after, the required Versum vote is obtained, the Versum board of directors may effect a change of recommendation or terminate the merger agreement to enter into a definitive written agreement with respect to a superior proposal if an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not arise from or in connection with a breach of the obligations set forth in the merger agreement is received by Versum and is not withdrawn, and the Versum board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal, and meets certain other conditions as described in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” beginning on page 94.

Permitted Change of Recommendation—Intervening Event

Prior to the time, but not after, the required Versum vote is obtained, the Versum board of directors may effect a change of recommendation if an intervening event (as defined in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event” beginning on page 95) has occurred, and prior to taking such action, the Versum board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action in response to such intervening event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and meets certain other conditions as described in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event” beginning on page 95.

Termination of the Merger Agreement (Page 107)

Termination by Mutual Consent

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Versum and Parent by action of their respective boards of directors.

Termination by Either Parent or Versum

Either Parent or Versum may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time by action of its respective board of directors if:

•	there is an outside date termination event;

•	there is a regulatory restraint termination event; or

•	there is a Versum no vote termination event,

in each case, as such terms are defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Parent or Versum” beginning on page 107.

Termination by Parent

Parent may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time by action of the Parent board of directors:

•	prior to the time the required Versum vote is obtained, if the Versum board of directors has made a change of recommendation;

•

if at any time prior to the effective time, there has been a breach by Versum of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions relating to accuracy of representations and warranties and performance of covenants would not be satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Parent to Versum or (ii) three business days prior to the outside date), except that this right to terminate the merger agreement is not available if Parent has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the merger to be satisfied; or

•

if at any time prior to the effective time, a governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any governmental order in connection with a requisite regulatory approval that has become final and non-appealable and that (i) requires Parent or any of its subsidiaries (including Versum and its subsidiaries) to take or commit to take any actions constituting or that would reasonably be expected to have a burdensome effect or (ii) would otherwise constitute or reasonably be expected to have a burdensome effect; provided, that Parent shall have used reasonable best efforts to prevent the entry of and to remove any such governmental order in accordance with the terms of the merger agreement; provided, further, that the right to terminate the merger agreement is not available to Parent if it has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of the burdensome effect condition to be satisfied.

Termination by Versum

Versum may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time by action of the Versum board of directors:

•

if at any time prior to the effective time, there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions relating to accuracy of representations and warranties and performance of covenants would not be satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Versum to Parent or (ii) three business days prior to the outside date), except that this right to terminate the merger agreement is not available if Versum has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the merger to be satisfied; or

•

in order to enter into a definitive written agreement with respect to a superior proposal with respect to Versum, provided that Versum has complied with its obligations described in the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals”, “The Merger Agreement—Notice Regarding Acquisition Proposals”, “The Merger Agreement—No Change of Recommendation” and “The Merger Agreement—Existing Discussions and Standstill Provisions” beginning on pages 92, 94, 94 and 96, respectively, and, in connection with the termination of the merger agreement, Versum pays to Parent in immediately available funds the termination fee (as defined in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109).

Termination Fee (Page 109)

Versum will be required to pay to Parent a termination fee of $235 million, which is referred to as the termination fee, if the merger agreement is terminated:

•

by either Versum or Parent pursuant to an outside date termination event (if the sole reason that the merger was not consummated was the failure of Versum to convene and hold the special meeting prior to the outside date) or pursuant to a Versum no vote termination event, and, in either case:

•

a bona fide acquisition proposal has been made public or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal (and such acquisition proposal or publicly announced intention has not been publicly withdrawn without qualification five business days prior to (i) the date of such termination, with respect to a termination arising from an outside date termination or (ii) the date of the special meeting, with respect to a termination arising from a Versum no vote termination), and

•

within 12 months after the termination (a) Versum or any of its subsidiaries has entered into an alternative acquisition agreement with respect to any acquisition proposal, or (b) there has been consummated any acquisition proposal, as further described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109,

•	by Parent pursuant to a change of recommendation by the Versum board of directors,

•

by either Parent or Versum pursuant to a Versum no vote termination (and, at the time of such termination, Parent had the right to terminate the merger agreement as a result of a change of recommendation by the Versum board of directors), or

•	by Versum to accept a superior proposal.

Material U.S. Federal Income Tax Consequences (Page 117)

The exchange of Versum common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 117 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Versum Common Stock (Page 74)

If the merger is completed, Versum common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Versum will no longer be required to file periodic reports with the Securities and Exchange Commission, which is referred to as the SEC, with respect to Versum common stock.

Versum has agreed to cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting of the shares of Versum common stock from the NYSE and the deregistration of the shares of Versum common stock under the Exchange Act as promptly as practicable after the effective time.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Versum, may have regarding the merger and the other matters being considered at the special meeting of Versum’s stockholders, and brief answers to those questions. You are urged to carefully read this proxy statement and the other documents referred to in this proxy statement in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement. You may obtain the information incorporated by reference in this proxy statement, without charge, by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 122.

Q:	Why am I receiving this proxy statement?

A:

On April 12, 2019, Versum, Parent and Merger Sub entered into the merger agreement providing for the merger of Merger Sub with and into Versum, pursuant to which Versum will survive the merger as a wholly-owned subsidiary of Parent. If the merger is consummated, at the effective time, each share of Versum common stock (other than the Versum excluded shares) will be converted into the right to receive the $53.00 per share in cash (without interest and less any applicable withholding tax) merger consideration and you will not own any shares of the capital stock of the surviving corporation. The merger agreement governs the terms of the merger and is attached to this proxy statement as Annex A. You are receiving this proxy statement in connection with the solicitation by the Versum board of directors of proxies from Versum stockholders to vote in favor of the merger and the other matters to be voted on at the special meeting.

In order to complete the merger, among other things, Versum stockholders must adopt the merger agreement in accordance with the DGCL.

Versum is holding the special meeting to obtain approval of the merger agreement proposal. Versum stockholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related executive officer compensation payments that will or may be paid by Versum to its named executive officers in connection with the merger, and to approve the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement or to ensure that any supplement or amendment to this proxy statement is timely provided to Versum stockholders.

Your vote is very important, regardless of the number of shares that you own. The adoption of the merger agreement is a condition to the obligations of Versum and Parent to complete the merger. Neither of the approvals of the compensation proposal or the adjournment proposal are conditions to the obligations of Versum or Parent to complete the merger.

Q:	When and where will the special meeting take place?

A:	The special meeting will be held at 8555 South River Parkway, Tempe, Arizona 85284, on June 17, 2019, beginning at 2:00 p.m., local time.

If you choose to vote your shares in person at the special meeting, please bring required documentation in accordance with the section entitled “The Special Meeting—Attending the Special Meeting” beginning on page 32. The use of video, still photography or audio recording at the special meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection.

Even if you plan to attend the special meeting, Versum recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend or become unable to attend the special meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares.

Q:	Does my vote matter?

A:	Yes, your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless the merger agreement is adopted by Versum stockholders.

If you do not return or submit your proxy or vote at the special meeting as provided in this proxy statement, the effect will be the same as a vote “AGAINST” the merger agreement proposal, and will have no effect on the compensation proposal or the adjournment proposal. The Versum board of directors unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What happened to the proposed merger with Entegris, Inc. and the related special meeting of Versum stockholders?

A:

On April 12, 2019, we terminated the Entegris merger agreement in order to enter into the merger agreement with Parent and accordingly, we also cancelled the special meeting of Versum stockholders in connection with the approval of the Entegris merger agreement. Concurrently with terminating the Entegris merger agreement and pursuant thereto, we paid to Entegris a termination fee of $140 million, which is referred to as the Entegris termination fee.

We entered into the Parent merger agreement following a determination by the Versum board of directors that the proposal submitted by Parent on April 6, 2019 to acquire Versum for $53.00 per share in cash, without interest and less any applicable withholding taxes, represented a “Superior Proposal” as defined in the Entegris merger agreement.

For more information regarding the background of the merger, see the section entitled “The Merger—Background of the Merger” beginning on page 34.

Q:

I have already given my proxy to vote my shares at the special meeting of Versum stockholders in connection with the approval of the Entegris merger agreement. Do I need to give my proxy or vote my shares again?

A:

Yes. The Entegris merger agreement has been terminated and the proposed merger with Entegris has been abandoned. Therefore, the special meeting of Versum stockholders to adopt the Entegris merger agreement has been cancelled and any proxy given to vote at that special meeting will not be counted at the special meeting to adopt the Parent merger agreement. Failure to return or submit your proxy or vote at the special meeting in accordance with this proxy statement will have the effect of voting your shares “AGAINST” the merger agreement proposal.

Your votes are very important. You are encouraged to read this proxy statement carefully and return or submit your proxy promptly or vote at the special meeting in accordance with this proxy statement.

Q:	What happened to the Parent tender offer?

A:

The Parent tender offer (as defined in the section entitled “The Merger—Background of the Merger” beginning on page 34) was terminated in connection with Parent’s entry into the Parent merger agreement.

Q:	What will I receive if the merger is completed?

A:

If the merger is completed, each share of Versum common stock outstanding at the effective time of the merger (other than the Versum excluded shares) will be converted into the right to receive the merger consideration, for each share of Versum common stock you own. You will not be entitled to receive shares in the surviving corporation or in Parent.

For more information regarding the merger consideration to be received by Versum stockholders if the merger is completed, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 82.

Q:	Will equity awards be affected by the merger?

A:

At the effective time, each stock option that is outstanding immediately prior to the effective time will be canceled for the right of the option holder to receive a cash payment equal to the product of (i) the number of shares of Versum common stock subject to such stock option, and (ii) the excess, if any, of the merger consideration, over the exercise price of such stock option (with outstanding stock options whose exercise price is equal to or greater than the merger consideration canceled for no consideration or payment).

At the effective time, each outstanding RSU award and each outstanding PSU award will be canceled in exchange for the right of the RSU award holder or PSU award holder, as applicable, to receive a deferred cash payment equal to the product of (i) the number of shares of Versum common stock underlying such RSU award or PSU award and (ii) the merger consideration. For PSU awards, the number of shares in the immediately preceding sentence will be determined based on actual performance through a shortened performance period ending immediately prior to the effective time, as determined in the good faith discretion of the compensation committee of the Versum board of directors. The deferred cash payments will (i) vest and settle on terms (including acceleration events) at least as favorable as were applicable to the corresponding RSU award or PSU award, as applicable, immediately prior to the effective time, except that deferred cash payments relating to PSU awards will no longer be subject to performance-based vesting criteria and (ii) other than RSU awards that were converted from equity-based awards granted by Air Products in connection with the spinoff, accrue interest at a rate equal to LIBOR plus 2.0% per annum, computed in accordance with the terms of the applicable award agreement evidencing such RSU award or PSU award, as applicable. Each deferred cash payment will vest in full on the original vesting date or, if the holder experiences a “covered termination” following the effective time and prior to the original vesting date, on the date of such “covered termination,” with the deferred cash payment settled in cash as soon as practicable, but in no event later than 10 business days, following such “covered termination,” or such later time as required to comply with Section 409A of the Code. For employees of Versum and its subsidiaries, a “covered termination” means a termination by Versum or one of its subsidiaries or their successor in interest without “cause” or, to the extent good reason rights are provided for in the award agreement (or employment or similar agreement) applicable to the corresponding RSU award or PSU award, a resignation by the employee for “good reason” (as such terms are defined in the applicable agreement), in either case, during the 24-month period following the effective time. For non-employee directors of Versum, a “covered termination” means the termination of their service as a director for any reason at or following the effective time.

At the effective time, each DSU award under the Director DCP will be fully vested and be converted into the right to receive a cash amount equal to (i) the number of shares of Versum common stock covered by the DSU award and (ii) the merger consideration, with such cash payment made to the holder no later than 30 business days following the effective time.

Q:	How does the board of directors of Versum recommend that I vote at the special meeting?

A:	The Versum board of directors unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

In considering the recommendations of the Versum board of directors, Versum stockholders should be aware that Versum directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Versum stockholders. These interests may include, among others, the payment of severance benefits and acceleration of outstanding equity awards upon certain terminations of employment or service, the payment of retention bonuses and the combined company’s agreement to indemnify Versum directors and officers against certain claims and liabilities. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Versum’s Directors and Executive Officers in the Merger” beginning on page 64.

Q:	Who is entitled to vote at the special meeting?

A:

The record date for the special meeting is May 13, 2019. All holders of shares of Versum common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Each such holder of Versum common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Versum common stock that such holder owned of record as of the record date. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The Special Meeting—Methods of Voting” beginning on page 30 for instructions on how to vote your shares without attending the special meeting.

Q:	What is a proxy?

A:

A stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a special meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of Versum common stock is referred to as a proxy card.

Q:	How many votes do I have for the special meeting?

A:

Each Versum stockholder is entitled to one vote for each share of Versum common stock held of record as of the close of business on the record date. As of the close of business on May 9, 2019, the latest practicable date prior to the date of this proxy statement, there were 109,240,997 outstanding shares of Versum common stock.

Q:	What constitutes a quorum for the special meeting?

A:	The holders of a majority of the shares of Versum common stock entitled to vote at the special meeting must be represented at the special meeting in person or by proxy in order to constitute a quorum.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by Versum stockholders or if the merger is not completed for any other reason, Versum stockholders will not receive any merger consideration for their shares of Versum common stock in connection with the merger. Instead, Versum will remain an independent public company and Versum common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, Versum would be required to pay an expense reimbursement to Parent up to a maximum amount equal to $35 million, as described in the section entitled “The Merger Agreement—Expense Reimbursement” beginning on page 109, or, if Versum subsequently were to enter into a definitive agreement relating to and/or consummate an acquisition proposal within a specified period, a termination fee of $235 million under certain circumstances, as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109.

Q:	What other effects will the merger have on Versum?

A:

If the merger is completed, Versum common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Versum will no longer be required to file periodic reports with the SEC with respect to Versum common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, Versum common stock will no longer be publicly traded and you will no longer have any interest in Versum’s future earnings or growth; each share of Versum common stock you hold will represent only the right to receive the merger consideration.

Q:	What is a “broker non-vote”?

A:

Under the NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently scheduled for consideration at the special meeting are “non-routine” matters.

A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions.

Q:	What stockholder vote is required for the approval of each proposal at the special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the special meeting?

A:

Proposal 1: merger agreement proposal. Assuming a quorum is present, the adoption of the merger agreement by Versum stockholders requires the affirmative vote of a majority of the outstanding shares of Versum common stock entitled to vote thereon. Accordingly, a Versum stockholder’s abstention from voting, a broker non-vote or the failure of a Versum stockholder to vote (including the failure of a Versum stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2: compensation proposal. Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting on this proposal. Accordingly, a Versum stockholder’s abstention from voting, a broker non-vote or the failure of a Versum stockholder to vote (including the failure of a Versum stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have NO EFFECT on the compensation proposal.

Proposal 3: adjournment proposal. The special meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to Versum stockholders. Whether or not a quorum is present, the affirmative vote of a majority of the votes entitled to be cast who are present in person or represented by proxy at the special meeting is required to adjourn the special meeting. Accordingly, a Versum stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the adjournment proposal, while a broker non-vote or the failure of a Versum stockholder to vote (including the failure of a Versum stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have NO EFFECT on the adjournment proposal. The chairman of the special meeting may also adjourn the special meeting, whether or not there is a quorum.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for Versum’s named executive officers (i.e., the compensation proposal)?

A:

Under the SEC rules, Versum is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to Versum’s named executive officers that is based on or otherwise relates to the merger, also known as “golden parachute” compensation.

Q:	What happens if Versum stockholders do not approve the merger agreement proposal?

A:

The approval of the merger agreement proposal by the Versum stockholders is a condition to the consummation of the merger. If Versum stockholders do not approve the merger agreement proposal, either Versum or Parent could terminate the merger agreement and, following such termination, Versum would be required to pay an expense reimbursement to Parent up to a maximum amount equal to $35 million, as described in the section entitled “The Merger Agreement—Expense Reimbursement” beginning on page 109, or, if Versum subsequently were to enter into a definitive agreement relating to and/or consummate an acquisition proposal within a specified period, a termination fee of $235 million under certain circumstances, as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109.

Q:	What happens if Versum stockholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for Versum’s named executive officers (i.e., the compensation proposal)?

A:

The vote on the proposals to approve the merger-related compensation arrangements for Versum’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the special meeting. Because the votes on the proposal to approve the merger-related executive compensation is advisory in nature, it will not be binding upon Versum or the surviving corporation. Accordingly, the merger-related compensation may be paid to Versum’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Versum’s stockholders do not approve the proposal to approve the merger-related executive compensation.

Q:	How can I vote my shares in person at the special meeting?

A:

Record Holders. Shares held directly in your name as the stockholder of record of Versum may be voted in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring required documentation in accordance with the section entitled “The Special Meeting—Attending the Special Meeting” beginning on page 32.

Shares in “street name.” Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares. If you choose to vote your shares in person at the special meeting, please bring required documentation in accordance with the section entitled “The Special Meeting—Attending the Special Meeting” beginning on page 32.

Even if you plan to attend the special meeting, Versum recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend or become unable to attend the special meeting. The use of video, still photography or audio recording is not permitted at the special meeting. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Additional information on attending the special meeting can be found under the section entitled “The Special Meeting” beginning on page 28.

Q:	How can I vote my shares without attending the special meeting?

A:

Whether you hold your shares directly as the stockholder of record of Versum or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting. You can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The Special Meeting” beginning on page 28.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares of Versum common stock are registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., which is referred to as Broadridge, Versum’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote directly to Versum or to a third party to vote at the special meeting.

If your shares of Versum common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a signed legal proxy, executed in your favor, from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares of Versum common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares of Versum common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under the rules of the NYSE, banks, brokers and other nominees who hold shares of Versum common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

The effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the merger agreement proposal, but will not be counted as “FOR” or “AGAINST” and, assuming a quorum is present at the special meeting, will have NO EFFECT on, the compensation proposal or the adjournment proposal.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of Versum common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Versum common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement in order to ensure that all of your shares of Versum common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	If a stockholder gives a proxy, how are the shares of Versum common stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Versum common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Versum common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the special meeting. Please complete and return all of the proxy cards and voting instruction cards you received from us (or submit each of your proxies by telephone or Internet) to ensure that all of your shares of Versum common stock are voted.

Q:	How will my shares of Versum common stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy card and do not indicate how you want your shares of Versum common stock to be voted, then your shares of Versum common stock will be voted “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the special meeting by doing any of the following:

•	subsequently submitting a new proxy including a proxy card (including by submitting a proxy via the Internet or telephone);

•	giving written notice of your revocation to Versum’s corporate secretary; or

•	revoking your proxy and voting in person at the special meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the special meeting and vote in person. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Versum Materials, Inc.

Attn: Corporate Secretary

8555 South River Parkway,

Tempe, Arizona 85284

For more information, see the section entitled “The Special Meeting—Revocability of Proxies” beginning on page 31.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meeting?

A:

The preliminary voting results for the special meeting will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Versum intends to file the final voting results of its special meeting with the SEC on a Current Report on Form 8-K.

Q:	If I do not favor the merger, what are my rights?

A:

If you are a record holder of Versum common stock and you do not vote in favor of the merger agreement proposal, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. See “The Merger—Appraisal Rights” beginning on page 75. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

Q:

How does the merger consideration compare to the market price of Versum common stock prior to the public announcement of the Entegris merger? How does the merger consideration compare to the market price of Versum common stock as of the last trading day prior to public announcement of the initial Parent proposal?

A:

The merger consideration of $53.00 per share represents a 67.5% premium over the price of $31.65 per share of Versum common stock as of January 25, 2019, the last trading day prior to the public announcement of the Entegris merger, and a 28.0% premium over the price of $41.40 per share of Versum common stock as of February 26, 2019, the last trading day prior to the public announcement of the initial Parent proposal. On May 9, 2019, the latest practicable date prior to the date of this proxy statement, the closing price of Versum common stock on the NYSE was $52.08 per share. You are encouraged to obtain current market quotations for Versum common stock.

Q:	What happens if I sell my shares of Versum common stock after the record date, but before the special meeting?

A:

The record date is earlier than the date of the special meeting. If you transfer your shares of Versum common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting.

However, in order to receive the merger consideration, you must hold your shares of Versum common stock through the completion of the merger. Consequently, if you transfer your shares of Versum common stock before completion of the merger, you will have transferred your right to receive the merger consideration.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Versum has engaged Innisfree M&A Incorporated, which is referred to as Innisfree, to assist in the solicitation of proxies for the special meeting. Versum estimates that it will pay Innisfree a fee of approximately $750,000 (relating to this transaction and their work in connection with the Entegris merger), plus reimbursement for certain out-of-pocket fees and expenses. Versum has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Versum also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Versum common stock. Versum’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the material United States federal income tax consequences of the merger to Versum stockholders?

A:

The exchange of Versum common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 117 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	When is the merger expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 105, including the adoption of the merger agreement by Versum stockholders, the merger is expected to close in the second half of 2019. However, Versum cannot predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of Versum and Parent. Parent and Versum hope to complete the merger as soon as reasonably practicable; however, there may be a substantial lapse of time between the special meeting and the completion of the merger. See also the section entitled “The Merger—Regulatory Approvals” beginning on page 71.

Q:	What are the conditions to completion of the merger?

A:

The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, the expiration or earlier termination of any applicable waiting period, the receipt of approvals under U.S. and foreign antitrust and competition laws in Austria, China, Germany, Ireland, Japan, Serbia, South Korea and Taiwan, and the absence of governmental restraints or prohibitions preventing the consummation of the merger. The obligation of each of Versum and Parent to consummate the merger is also conditioned on, among other things, the truth and correctness of the representations and warranties made by the other party to the extent required under the merger agreement on the date of the merger agreement and on the closing date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct to the extent required under the merger agreement only as of such particular date or period) and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 105.

Q:	Will I still be paid dividends prior to the merger?

A:

Versum may declare and pay one regular quarterly cash dividend per quarter in an amount per share of up to $0.08 per quarter and with a record date consistent with the historical record date for each quarterly period. For more information regarding the payment of dividends, see the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” beginning on page 88.

Q:	If I am a Versum stockholder, how will I receive the merger consideration to which I am entitled?

A:

If you hold your shares of Versum common stock through The Depository Trust Company, which is referred to as DTC, in book-entry form, you will not be required to take any specific actions to exchange your shares for the merger consideration. After the completion of the merger, shares of Versum common stock held through DTC in book-entry form will be automatically exchanged for merger consideration to which you are entitled. If you hold your shares of Versum common stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the effective time, the exchange agent will deliver to you the merger consideration to which you are entitled. More information may be found in the sections entitled “The Merger—Exchange of Shares” beginning on page 74 and “The Merger Agreement—Exchange of Shares” beginning on page 83.

Q:	What should I do now?

A:

You should read this proxy statement carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the special meeting or the merger?

A:	If you have questions about the special meeting or the merger, or desire additional copies of this proxy statement or additional proxies, you may contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Toll-Free: (877) 456-3463

Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which Versum refers you to in this proxy statement, as well as oral statements made or to be made by Versum, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. Statements included in or incorporated by reference into this proxy statement, that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of Versum. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. Versum cautions investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside Versum’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this proxy statement. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•

the occurrence of any change, event, series or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Versum to pay the termination fee to Parent;

•	Parent’s ability to successfully complete the proposed acquisition of Versum or realize the anticipated benefits of the merger in the expected time-frames or at all;

•	Parent’s ability to successfully integrate Versum’s operations into those of Parent as such integration may be more difficult, time-consuming or costly than expected;

•	failure to obtain the required Versum vote;

•	failure of any of the conditions to the merger to be satisfied;

•

the impact of the merger on revenues, operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected;

•	the retention of certain key employees at Versum;

•	risks associated with the disruption of management’s attention from ongoing business operations due to the merger;

•	risks that the merger and the other transactions contemplated by the merger agreement disrupt current plans and operations that may harm Versum’s or Parent’s respective businesses;

•	Versum’s ability to operate its business in compliance with limitations pursuant to the restrictive covenants set forth in the merger agreement;

•	the outcome of any legal proceedings related to the merger;

•	the impact of the merger on Versum’s credit rating;

•	the parties’ ability to meet expectations regarding the timing and completion of the merger;

•	delays in closing, or the failure to close, the merger for any reason could negatively impact Parent or Versum;

•	delays in obtaining any approvals required for the merger or an inability to obtain them on the terms proposed or on the anticipated schedule;

•

the risk that the proposed merger and any announcement relating to the proposed merger could have an adverse effect on the ability of Versum or Parent to retain and hire key personnel or maintain relationships with customers, suppliers, vendors, or other third parties, standing with regulators, the U.S. government or other governments, or on Versum’s or Parent’s respective operating results and businesses generally;

•	the amount of any costs, fees, expenses, impairments or charges relating to the merger;

•	the business, economic and political conditions in the countries in which Versum operates;

•	the impact of indebtedness incurred by Parent in connection with the merger; and

•	the effects of the business combination of Versum and Parent, including the combined company’s future financial condition, operating results, strategy and plans.

See the section entitled “Where You Can Find More Information” beginning on page 122 for more information about the SEC filings incorporated by reference into this proxy statement.

All subsequent written or oral forward-looking statements attributable to Versum or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Versum is under no obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

THE PARTIES TO THE MERGER

Versum Materials, Inc.

8555 South River Parkway

Tempe, Arizona 85284

(602) 282-1000

Versum is a global provider of innovative solutions to the semiconductor and display industries with expertise in the development, manufacturing, transportation and handling of specialty materials. Versum employs expertise in molecular design and synthesis, purification, advanced analytics, formulation development and containers and delivery systems for the handling of high purity materials to deliver leading-edge solutions and critical process support to Versum’s customers.

Versum common stock is listed on the NYSE under the ticker symbol “VSM.”

For more information about Versum, please visit Versum’s website at http://www.versummaterials.com. The information contained on Versum’s website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement or any other report or document on file with or furnished to the SEC. Additional information about Versum is included in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 122.

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt, Germany

+49 (0) 6151-720

Parent is a publicly-traded leading science and technology company, which operates across healthcare, life sciences and performance materials, with major research and development centers in Darmstadt, Boston, Tokyo and Beijing.

Shares of Parent are listed on the Frankfurt Stock Exchange under the ticker symbol “MRK.”

For more information about Parent, please visit Parent’s website at http://www.emdgroup.com. The information contained on Parent’s website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement or any other report or document on file with or furnished to the SEC.

EMD Performance Materials Holding, Inc.

400 Summit Drive

Burlington, MA 01803

+49 (0) 6151-720

EMD Performance Materials Holding, Inc., or Merger Sub, was formed for the purpose of the acquisition of Versum, including the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Versum, with Merger Sub ceasing to exist and Versum surviving and continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent. All of the outstanding shares of capital stock of Merger Sub are, and as of the effective date will be, owned directly or indirectly by Parent.

THE SPECIAL MEETING

This proxy statement is first being mailed on or about May 14, 2019 and constitutes notice of the special meeting in conformity with the requirements of the DGCL and the amended and restated bylaws of Versum, which are referred to as the Versum bylaws.

This proxy statement is being provided to Versum stockholders as part of a solicitation of proxies by the Versum board of directors for use at the special meeting and at any adjournments or postponements of the special meeting. Versum stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held at 8555 South River Parkway, Tempe, Arizona 85284, on June 17, 2019, beginning at 2:00 p.m., local time.

Matters to Be Considered at the Special Meeting

The purposes of the special meeting are as follows, each as further described in this proxy statement:

•	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the merger agreement proposal;

•	Proposal 2: Approval, on an Advisory (Non-Binding) Basis of Certain Compensatory Arrangements with Versum’s Named Executive Officers. To consider and vote on the compensation proposal; and

•	Proposal 3: Adjournments of the Special Meeting. To consider and vote on the adjournment proposal.

Recommendation of the Versum Board of Directors

The Versum board of directors unanimously recommends that Versum stockholders vote:

•	Proposal 1: “FOR” the merger agreement proposal;

•	Proposal 2: “FOR” the compensation proposal; and

•	Proposal 3: “FOR” the adjournment proposal.

After careful consideration, the Versum board of directors unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Versum and its stockholders; (2) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (3) directed that the merger agreement be submitted for adoption at a meeting of Versum stockholders; and (4) resolved to recommend that Versum stockholders vote in favor of the adoption of the merger agreement.

See also the section entitled “The Merger—Recommendation of the Versum Board of Directors; Versum’s Reasons for the Merger” beginning on page 42.

Record Date for the Special Meeting and Voting Rights

The record date to determine who is entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof is May 13, 2019. As of the close of business on May 9, 2019, the latest practicable date prior to the date of this proxy statement, there were 109,240,997 shares of Versum common stock issued and outstanding and entitled to vote at the special meeting. Each Versum stockholder is entitled to one vote for any matter properly brought before the special meeting for each share of Versum common stock such holder owned at the close of business on the record date. Only Versum stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the special meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to conduct the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Versum common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Versum common stock represented at the special meeting and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting and broker non-votes, will be counted for purposes of determining a quorum. If a quorum is not present, the special meeting will be postponed until the holders of the number of shares of Versum common stock required to constitute a quorum attend.

Under the NYSE rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Generally, a broker non-vote occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under the NYSE rules, “non-routine” matters include the merger agreement proposal (Proposal 1), the compensation proposal (Proposal 2) and the adjournment proposal (Proposal 3). Because none of the proposals currently scheduled to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, Versum expects there will not be the ability to vote any broker non-votes at the special meeting. As a result, if you hold your shares of Versum common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the special meeting.

Required Votes; Vote of Versum’s Directors and Executive Officers

Except for the adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.

Proposal		Votes Necessary
Proposal 1	merger agreement proposal

Approval requires the affirmative vote of a majority of the outstanding shares of Versum common stock entitled to vote on the merger agreement proposal.

A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2	compensation proposal

Approval requires the affirmative vote of a majority of the votes cast at the special meeting on the compensation proposal (meaning the number of votes cast “FOR” this proposal must exceed the votes cast “AGAINST”).

A failure to vote, a broker non-vote or an abstention will have NO EFFECT on the outcome of the compensation proposal.

Proposal 3	adjournment proposal

Approval requires the affirmative vote of a majority of the votes entitled to be cast who are present in person or represented by proxy at the special meeting on the adjournment proposal.

An abstention will have the same effect as a vote “AGAINST” the adjournment proposal, while a broker non-vote or other failure to vote will have NO EFFECT on the outcome of the adjournment proposal.

As of May 9, 2019, the latest practicable date prior to the date of this proxy statement, Versum directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 679,695 shares of Versum common stock, or approximately less than 1% of the total outstanding shares of Versum common stock. Although none of them has entered into any agreement obligating them to do so, Versum currently expects that all of its directors and executive officers will vote their shares “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. See also the section entitled “The Merger—Interests of Versum’s Directors And Executive Officers In The Merger” beginning on page 64 and the arrangements described in Part III of Versum’s Annual Report on Form 10-K for the year ended September 30, 2018 and Versum’s Definitive Proxy Statement on Schedule 14A for Versum’s annual meeting filed with the SEC on December 20, 2018, both of which are incorporated into this proxy statement by reference.

As of May 9, 2019, the latest practicable date prior to the date of this proxy statement, Parent, Merger Sub and their subsidiaries, as a group, owned 100 shares of Versum common stock, or less than 0.1% of the total outstanding shares of Versum common stock.

Methods of Voting

If you are a stockholder of record, you may vote by proxy through the Internet, by telephone or by mail, or by voting in person at the special meeting. For shares held through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated below. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Versum common stock will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the special meeting; see the section entitled “The Special Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page 29.

•

By Internet: If you are a stockholder of record, you can vote by accessing the website indicated on your proxy card or voting instruction form and following the instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card or voting instruction form.

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By Telephone: If you are a stockholder of record, you can vote using a touch-tone telephone by calling the number indicated on your proxy card or voting instruction form and following the recorded instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card or voting instruction form.

•	By Mail: You may complete, sign, date and return by mail the proxy card or voting instruction form in the postage-paid envelope provided.

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In Person: All stockholders of record may vote in person at the special meeting. If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the special meeting. For more information on how to attend in person, see the section entitled “The Special Meeting—Attending the Special Meeting” beginning on page 32.

Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on June 16, 2019. To reduce administrative costs and help the environment by conserving natural resources, Versum asks that you vote through the Internet or by telephone, both of which are available 24 hours a day.

Notwithstanding the above, if you hold your shares in “street name” and you submit voting instructions to your bank, broker or other nominee, your instructions must be received by the bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions.

If you deliver a proxy pursuant to this proxy statement, but do not specify a choice with respect to any proposal set forth in this proxy statement, your underlying shares of Versum common stock will be voted on such uninstructed proposal in accordance with the recommendation of the Versum board of directors. Versum does not expect that any matter other than the proposals listed above will be brought before the special meeting and the Versum bylaws provide that the only business that may be conducted at the special meeting are those proposals brought before the meeting pursuant to this proxy statement.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the special meeting by any of the following actions:

•	by sending a signed written notice of revocation to Versum’s corporate secretary, provided such statement is received no later than June 16, 2019;

•	by voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m., Eastern Time, on June 16, 2019;

•	by submitting a properly signed proxy card, including a proxy card, with a later date that is received no later than June 16, 2019; or

•	by attending the special meeting, revoking your proxy and voting in person.

Only your last submitted proxy card will be considered. Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the special meeting and vote in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Versum Materials, Inc.

Attn: Corporate Secretary

8555 South River Parkway

Tempe, Arizona 85284

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

Proxy Solicitation Costs

Versum is soliciting proxies to provide an opportunity to all Versum stockholders to vote on agenda items, whether or not the stockholders are able to attend the special meeting or an adjournment or postponement thereof. Versum will bear the entire cost of soliciting proxies from its stockholders, except that Versum and Parent have agreed to each pay one half of the costs and expenses of filing, printing and mailing this proxy statement and all filing and other similar fees payable to the SEC in connection with this proxy statement. In addition to the solicitation of proxies by mail, Versum will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Versum common stock and secure their voting instructions, if necessary. Versum may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Versum has also retained Innisfree to assist in soliciting proxies and in communicating with Versum stockholders and estimates that it will pay them a fee of approximately $750,000 plus reimbursement for certain out-of-pocket fees and expenses (relating to this transaction and their work in connection with the Entegris merger). Versum also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Versum or by Versum directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Versum will not be paid any additional amounts for their services or solicitation in this regard.

Attending the Special Meeting

If you wish to attend the special meeting, you must be a stockholder of record of Versum at the close of business on May 13, 2019 (the record date for the special meeting), hold your shares of Versum beneficially in the name of a broker, bank or other nominee as of the record date or hold a valid proxy for the special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the special meeting.

You will need to bring identification along with either your notice of special meeting or proof of stock ownership to enter the special meeting. If your Versum shares are beneficially held in the name of a broker, bank or other nominee and you wish to be admitted to attend the special meeting, you must present proof of your ownership of Versum shares, such as a bank or brokerage statement. The use of video, still photography or audio recording at the special meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. If you do not provide photo identification or comply with the other procedures outlined above, you might not be admitted to the special meeting.

If you plan to attend the special meeting and vote in person, Versum still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the special meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the special meeting if you later decide to attend in person.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of this proxy statement by writing to: Corporate Secretary, Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284 or by calling (602) 282-1000.

Tabulation of Votes

A representative of Versum’s mailing and tabulating agent, Broadridge, will tabulate the votes and Versum’s corporate secretary will serve as the inspector of election for the special meeting.

Adjournments

The special meeting may be adjourned if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal. When the special meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting will be given in conformity herewith.

At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the special meeting, please contact Innisfree, the proxy solicitation agent for Versum:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 456-3463

Banks and brokers may call collect: (212) 750-5833

VERSUM STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE

MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, VERSUM STOCKHOLDERS ARE

DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

THE MERGER

The following is a description of material aspects of the merger. While Versum believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement, including the text of the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about Versum is included in or incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 122.

General

Versum entered into the merger agreement with Parent and Merger Sub, which provides for the merger of Merger Sub with and into Versum. As a result of the merger, the separate existence of Merger Sub will cease and Versum will continue its existence under the laws of the State of Delaware as the surviving corporation and a wholly-owned subsidiary of Parent.

Merger Consideration

At the effective time, each share of Versum common stock (other than the Versum excluded shares) will be converted into the right to receive the merger consideration. After the merger is completed, holders of Versum common stock will have only the right to receive a cash payment in respect of their shares of Versum common stock, and will no longer have any rights as holders of Versum common stock, including voting or other rights.

Background of the Merger

The Versum board of directors and Versum’s senior management regularly review and assess Versum’s operations and financial performance, industry conditions and related developments as they may impact Versum’s long-term strategic plans and objectives. As part of this ongoing evaluation, following Versum’s spin-off from Air Products in 2016, the Versum board of directors, together with Versum’s senior management team, has from time to time considered various potential financial and strategic opportunities to enhance stockholder value.

In furtherance of Versum’s consideration of its strategic direction, Versum has periodically consulted with Lazard over the years, including without any formal engagements, for a number of reasons that include Lazard’s experience and expertise as a financial advisor in a wide variety of transactions and its familiarity with Versum’s business.

On December 8, 2018, Guillermo Novo, Versum’s president and chief executive officer, and Bertrand Loy, Entegris’ president and chief executive officer, met, at Mr. Novo’s invitation, in Tokyo, Japan. During this meeting, Mr. Novo raised the possibility of an all-stock merger of equals between Versum and Entegris. No specific transaction terms were proposed at this meeting. Following that meeting, Messrs. Novo and Loy remained in contact regarding a potential transaction between the two companies.

On January 3, 2019, Versum and Entegris entered into a mutual non-disclosure and standstill agreement allowing for confidential negotiations and due diligence investigations.

On January 4, 2019, Mr. Novo, Seifi Ghasemi, chairman of the Versum board of directors, Mr. Loy and Paul Olson, the chairman of the Entegris board of directors, met in New York City to continue to discuss a potential merger between Versum and Entegris. At the meeting, the parties discussed Versum’s and Entegris’ respective business philosophies, the parties’ mutual desire for an all-stock merger, potential transaction structures and potential governance and management of the combined company that would result from a merger between Versum and Entegris. During this meeting, Messrs. Loy and Olson proposed that Mr. Ghasemi would serve as the chairman of the board of the combined company following the Entegris merger, that Mr. Loy would serve as the chief executive officer of the combined company following the Entegris merger and that Gregory Graves, Entegris’ chief financial officer, would serve as the chief financial officer of the combined company following the Entegris merger.

On January 7, 2019, the Versum board of directors authorized the commencement of due diligence and from January 9 through January 27, 2019 Versum and Entegris engaged in mutual due diligence investigations of one another.

On January 12, 2019, at a telephonic meeting of the Versum board of directors, the Versum board of directors discussed, among other things, potential terms of a potential transaction with Entegris, including preliminary views on trading multiples, the potential exchange ratio and certain social issues. The Versum board of directors subsequently authorized Messrs. Novo and Ghasemi to negotiate the potential exchange ratio with representatives of Entegris based on historical trading multiple averages.

On January 17, 2019, prior to the meeting of Messrs. Ghasemi, Novo, Loy and Olson, representatives of Morgan Stanley & Co. LLC, Entegris’ financial advisor, provided representatives of Lazard with a summary of Entegris’ proposed key terms, including (i) as had been previously discussed between the parties, that Mr. Ghasemi serve as chairman of the board of directors of the combined company following the Entegris Merger, that Mr. Loy and Mr. Graves serve as the chief executive officer and chief financial officer of the combined company following the Entegris merger, respectively, and that the board of directors of the combined company include nine members, with four to be designated by Versum, four to be designated by Entegris, in addition to Mr. Loy as chief executive officer of the combined company following the Entegris merger and (ii) an exchange ratio of 1.097, meaning Versum stockholders would receive 1.097 shares of Entegris’ common stock, par value $0.01 per share, which is referred to as Entegris common stock, for each share of Versum common stock held.

Later that day, on January 17, 2019, Messrs. Novo, Ghasemi, Loy and Olson met in Scottsdale, Arizona to discuss the potential transaction between Versum and Entegris and certain key terms. The parties confirmed their continued belief that a merger of the two companies would be beneficial to both Entegris, Versum and their respective stockholders, and reached agreement, subject in both cases to board approval, as to certain terms regarding the governance of the combined company following the Entegris merger. After negotiation during the meeting, the participants agreed to recommend to their respective boards of directors an exchange ratio of 1.120 shares of Entegris common stock to be exchanged for each share of Versum common stock. The Versum board of directors met on January 18 and January 24, 2019, at which meetings, among other things, the Versum board of directors received and discussed updates on the ongoing discussions and negotiations regarding a potential transaction with Entegris, including the potential exchange ratio and certain social issues.

From January 18 through January 27, 2019, Entegris, Versum and their respective financial and legal advisors continued to conduct due diligence on each other and the parties negotiated the terms of the Entegris merger agreement, and ancillary documents and confirmed that Mr. Ghasemi would serve as the chairman of the board of directors of the combined company following the Entegris merger, Mr. Loy would serve as the chief executive officer of the combined company, Mr. Graves would serve as the chief financial officer of the combined company following the Entegris merger and Michael Valente, the general counsel of Versum, would serve as the general counsel of the combined company following the Entegris merger. Both companies held several board meetings with their financial and legal advisors and management during this period.

On January 27, 2019, the Entegris board of directors unanimously approved the Entegris merger agreement, the Entegris merger and the transactions contemplated thereby and resolved to recommend that the holders of shares of Entegris common stock vote in favor of the adoption of the Entegris merger agreement and related matters. Later on the same day, a meeting of the Versum board of directors was held in Scottsdale, Arizona. Mr. Ghasemi updated the Versum board of directors on the status of the negotiations with Entegris and reported that the Entegris board of directors had unanimously resolved to approve the potential transaction. A representative of Simpson Thacher & Bartlett LLP, Versum’s legal advisor, which is referred to as Simpson Thacher, reviewed with the Versum board of directors their fiduciary duties under applicable law and the terms of the draft Entegris merger agreement. Representatives of Lazard then reviewed with the Versum board of directors Lazard’s financial analysis of the potential transaction with Entegris. Following further discussion, representatives of Lazard then delivered to the Versum board of directors Lazard’s oral opinion, subsequently confirmed in writing by delivery of Lazard’s opinion dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the exchange ratio of 1.120 shares of Entegris common stock per share of Versum common stock was fair, from a financial point of view, to the Versum stockholders (other than the holders of Versum excluded shares). After discussions, the Versum board of directors unanimously approved the Entegris merger agreement, the Entegris merger and the transactions contemplated thereby, directed that the Entegris merger agreement be submitted for adoption at a meeting of Versum stockholders and resolved to recommend that the Versum stockholders vote in favor of the adoption of the Entegris merger agreement.

Following the approval of the Entegris merger and the Entegris merger agreement by the Entegris board of directors and the Versum board of directors, Entegris and Versum finalized and executed the Entegris merger agreement on January 27, 2019, and in the morning of January 28, 2019, prior to the opening of trading, issued a joint press release announcing the execution of the Entegris merger agreement.

On February 27, 2019, Dr. Stefan Oschmann, chief executive officer of Parent, placed a call to Mr. Ghasemi to inform him of Parent’s interest in acquiring Versum. Mr. Ghasemi responded that he would discuss the call with the members of the Versum board of directors. Within minutes after such call, on February 27, 2019, Parent sent a letter to the Versum board of directors setting forth a non-binding unsolicited proposal to acquire Versum for $48.00 per share in cash, which is referred to as the initial Parent proposal. In the letter, Parent stated that Parent was required by law to disclose the initial Parent proposal publicly and simultaneously with the delivery of it to Versum.

Later that morning on February 27, 2019, Versum issued a press release that acknowledged receipt of the initial Parent proposal and stated that Versum continues to believe in the strategic and financial rationale of the proposed merger of equals with Entegris and that the Versum board of directors intends to thoroughly review the initial Parent proposal consistent with its fiduciary duties.

On February 27, 2019, the Versum board of directors met telephonically, together with members of Versum’s senior management and representatives of Lazard and Simpson Thacher, to discuss next steps in connection with the review of the initial Parent proposal. After that meeting on February 27, 2019, Entegris issued a press release in response to the initial Parent proposal, stating that Entegris believes the merger of Versum and Entegris will deliver meaningful value to Versum stockholders and Entegris stockholders.

On February 28, 2019, the Versum board of directors met via a telephonic meeting, at which representatives of Versum’s senior management, Lazard and Simpson Thacher were present. Following discussion of the initial Parent proposal and, in light of recent unusual trading activity in the stock of Versum, the Versum board of directors resolved to adopt a limited duration shareholder rights plan, which is referred to as the Versum rights plan, which the Versum board of directors had previously reviewed with Simpson Thacher and which was available to be implemented quickly in response to a specific threat to corporate policymaking, such as the decision to pursue the Entegris merger. Later on February 28, 2019, the Versum board of directors authorized and declared a dividend of one preferred share purchase right for each outstanding share of Versum common stock, payable to Versum stockholders of record on March 11, 2019, pursuant to the Versum rights plan.

On March 1, 2019, the Versum board of directors met telephonically, together with members of Versum’s senior management and representatives of Lazard and Simpson Thacher, to discuss the initial Parent proposal. Representatives of Lazard reviewed with the Versum board of directors Lazard’s financial analysis of the initial

Parent proposal. Members of the Versum board of directors then discussed the terms of the initial Parent proposal and the Entegris merger agreement, consulted with representatives of Versum senior management, Lazard and Simpson Thacher, and concluded, after careful review and consideration, that the initial Parent proposal was not a superior proposal for purposes of the Entegris merger agreement. Later that day on March 1, 2019, Versum issued a press release announcing the determination by the Versum board of directors, and stating that Versum remained committed to completing the merger with Entegris, which the Versum board of directors believed will create significant long-term value, and is in the best interests of the Versum stockholders.

On March 2, 2019, the Versum board of directors met telephonically with members of Versum’s senior management and representatives of Simpson Thacher to discuss the desirability of obtaining advice from an additional financial advisor in connection with the initial Parent proposal. Following discussion, the Versum board of directors instructed Versum’s senior management to seek to engage Citi to advise the Versum board of directors with respect to a financial analysis of the initial Parent proposal. Citi was selected on the basis of its experience in the industries in which Versum operates and its familiarity with Versum.

On March 4, 2019, representatives of Parent and its financial advisor proposed to arrange a telephone call between Dr. Oschmann of Parent and Mr. Ghasemi, which Mr. Ghasemi declined following consultation with members of Versum’s senior management and representatives of Simpson Thacher, consistent with the terms of the Entegris merger agreement.

On March 5, 2019, Parent issued an open letter to the Versum stockholders, stating that Parent remains fully committed to pursuing the initial Parent proposal and requesting that the Versum board of directors engage with Parent.

On March 6, 2019, the Versum board of directors met telephonically, together with members of Versum’s senior management and representatives of Citi and Simpson Thacher, to discuss the initial Parent proposal. At the meeting, representatives of Versum’s senior management updated the Versum board of directors on the status of the integration planning meetings between the management teams of Versum and Entegris and the identification of potential additional synergies resulting from the Entegris merger. Representatives of Citi presented to the Versum board of directors Citi’s preliminary financial analysis. Following discussion of the initial Parent proposal and the Entegris merger with representatives of Versum’s senior management, Citi and Simpson Thacher, the Versum board of directors reaffirmed, after careful review and consideration, its previous determination that the initial Parent proposal was not a superior proposal for purposes of the Entegris merger agreement.

On March 8, 2019, Versum and Entegris issued a joint open letter to Versum stockholders and Entegris stockholders, reiterating the value-creation potential and strategic benefits of the Entegris merger and announcing additional expected synergies resulting from the Entegris merger.

Also on March 8, 2019, the Versum board of directors issued a statement reiterating its determination that the initial Parent proposal was not a superior proposal for purposes of the Entegris merger agreement, and reaffirming its commitment to completing the Entegris merger.

On March 11, 2019, Entegris and Versum announced the expiration of the waiting period under the HSR Act, in connection with the Entegris merger, which occurred at 11:59 p.m. EST on March 8, 2019 and satisfied one of the conditions to closing of the Entegris merger.

On March 12, 2019, Parent filed a preliminary proxy statement with the SEC with respect to the solicitation of proxies by Parent in opposition to the Entegris merger.

On March 14, 2019, Versum announced that it had entered into an amendment to the Versum rights plan to remove references to the defined concept of “Acting in Concert” from the Versum rights plan.

On March 20, 2019, Versum filed a definitive joint proxy statement/prospectus on Schedule 14A with the SEC with respect to the Entegris merger.

On March 21, 2019, Versum issued a press release announcing the commencement of mailing on or about March 22, 2019 of the definitive joint proxy statement/prospectus to Versum stockholders, relating to a special meeting of Versum stockholders to be held on April 26, 2019, to consider the Entegris merger.

On March 22, 2019, a meeting of the Versum board of directors, at which representatives of Versum’s senior management, Lazard, Citi, Simpson Thacher and Innisfree were present, was held in New York, New York. Mr. Loy was also present for a portion of the meeting. At this meeting, Mr. Loy discussed with members of the Versum board of directors and Versum’s senior management his perspective concerning the value maximizing opportunity for the stockholders of Versum and Entegris in pursuing the Entegris merger. After Mr. Loy departed, representatives of Lazard reviewed with the Versum board of directors Lazard’s financial analysis of the Entegris merger and the initial Parent proposal, representatives of Citi reviewed with the Versum board of directors Citi’s financial analysis of the Entegris merger and the initial Parent proposal, representatives of Simpson Thacher reviewed with the members of the Versum board of directors their fiduciary duties under applicable law and representatives of Innisfree discussed with the Versum board of directors Innisfree’s analysis of the upcoming vote of Versum stockholders at the special meeting of Versum stockholders with respect to the Entegris merger. The Versum board of directors discussed next steps with management and Versum’s financial and legal advisors.

Also on March 22, 2019, Parent filed a definitive proxy statement with the SEC with respect to the solicitation of proxies by Parent in opposition to the Entegris merger.

On March 26, 2019, Parent filed with the SEC a Schedule TO and issued a press release announcing that it had commenced a tender offer to purchase all outstanding shares of Versum common stock at $48.00 per share, which is referred to as the Parent tender offer.

Later on March 26, 2019, Versum issued a press release noting that the Versum board of directors would review the Parent tender offer and intended to advise Versum stockholders of its formal position regarding the Parent tender offer within 10 business days by making available to Versum stockholders and filing with the SEC a solicitation/recommendation statement on Schedule 14D-9, and advised its stockholders to take no action at the time in response to the Parent tender offer.

In response to Parent’s publicly stated position that Parent would prefer to engage directly with the Versum board of directors, on March 27, 2019, Versum and Entegris entered into a waiver letter that permitted Versum to engage in discussions with, but not disclose non-public information to, Parent for a 10-day period from the date of such waiver letter.

Later that day, Mr. Ghasemi contacted Dr. Oschmann of Parent to schedule a meeting to discuss the initial Parent proposal and the Parent tender offer.

On March 28, 2019, Mr. Ghasemi and Dr. Oschmann met to discuss the terms of the initial Parent proposal and the Parent tender offer, and Dr. Oschmann conveyed the possibility that Parent would improve the terms of the Parent tender offer upon review by Parent of certain information required for Parent to complete its due diligence.

On March 28, 2019, the Versum board of directors held a telephonic meeting with members of Versum management and representatives of Lazard, Citi and Simpson Thacher in attendance. Representatives of Lazard and Citi confirmed with the Versum board of directors that their respective financial analyses of the initial Parent proposal applied equally to the Parent tender offer price. Representatives of Simpson Thacher reviewed with the members of the Versum board of directors their fiduciary duties under applicable law. The Versum board of directors discussed and considered the terms of the Parent tender offer with management and Versum’s financial and legal advisors. Thereafter, the Versum board of directors unanimously determined that the Parent tender offer did not constitute a superior proposal under the terms of the Entegris merger agreement and was not in the best interests of Versum and its stockholders, recommended that Versum stockholders reject the Parent tender offer and not tender their shares of Versum common stock into the Parent tender offer, and reaffirmed the Versum board of directors’ recommendation in favor of the Entegris merger and the transactions contemplated by the Entegris merger agreement. Upon consideration of the March 28, 2019 meeting between Mr. Ghasemi and Dr. Oschmann, the Versum board of directors also unanimously determined, after consultation with its financial and legal advisors, that the initial Parent proposal and the Parent tender offer could reasonably be expected to result in a superior proposal for purposes of the Entegris merger agreement, and authorized Versum’s management and its advisors to engage in further discussions with, and provide non-public information to, Parent.

On March 29, 2019, Versum filed with the SEC a response to the Parent tender offer on a Schedule 14D-9 and issued a press release announcing that the Versum board of directors had unanimously determined to reject the Parent tender offer, unanimously determined that the initial Parent proposal could reasonably be expected to result in a superior proposal for purposes of the Entegris merger agreement, and authorized Versum’s management and its advisors to engage in further discussions with, and provide non-public information to, Parent.

On March 29, 2019, Versum and Parent entered into a confidentiality agreement and Versum provided Parent with access to certain nonpublic due diligence materials.

On March 31, 2019, Versum and plaintiffs in two previously disclosed putative class action lawsuits filed by certain purported stockholders of Versum seeking, among other things, relief declaring that the Versum rights plan was unenforceable and seeking to enjoin the Entegris merger, executed a stipulation dated as of March 31, 2019, pursuant to which such plaintiffs agreed to withdraw their motion seeking to enjoin consummation of the Entegris merger and related expedited discovery demands upon termination of the Versum rights plan.

On April 1, 2019 and April 2, 2019, representatives of Versum held meetings with representatives of Parent, at which representatives of Lazard and Citi and representatives of Guggenheim Securities, LLC, which is referred to as Guggenheim, and Goldman Sachs & Co., which is referred to as Goldman, Parent’s financial advisors, were present, in connection with a due diligence investigation of Versum by Parent.

On April 2, 2019, Versum entered into a rights agreement termination agreement with Broadridge amending the Versum rights plan by accelerating the definition of “Final Expiration Date” from August 30, 2019 to April 2, 2019, such that, as of 11:59 p.m. New York City time on April 2, 2019, the Rights issued pursuant to the Rights Agreement would expire and no longer be outstanding and the Rights Agreement would terminate and be of no further force and effect. Versum also issued a press release announcing the filing of the investor presentation with the SEC on April 1, 2019, and announcing that the Versum board of directors sent a letter to Versum stockholders regarding the Entegris merger, urging Versum stockholders to vote “FOR” the Entegris merger agreement at the special meeting of Versum stockholders with respect to the Entegris merger.

In the late evening on April 2, 2019, at the instruction of Parent, Sullivan & Cromwell LLP, Parent’s legal advisor, which is referred to as Sullivan & Cromwell, provided an initial draft of the Parent merger agreement to Simpson Thacher.

On April 3, 2019, Mr. Ghasemi and Dr. Oschmann met in New York, New York to discuss the Parent tender offer and the status of Parent’s due diligence investigation, and Dr. Oschmann suggested a follow-up meeting later that week.

On April 4, 2019, Messrs. Ghasemi and Loy met in New York, New York with representatives of Simpson Thacher and Wachtell, Lipton, Rosen & Katz, which is referred to as Wachtell Lipton, Entegris’ legal advisor, to discuss the Entegris merger and the Parent tender offer.

On April 6, 2019, Mr. Ghasemi and Dr. Oschmann met in Munich, Germany. At this meeting, Dr. Oschmann informed Mr. Ghasemi that Parent would be willing to enter into a merger agreement with Versum on substantially the terms reflected in the previously provided draft of the merger agreement, and providing for a merger consideration of $53.00 in cash per share of Versum common stock, which is referred to as the revised Parent proposal.

On April 6, 2019, pursuant to the requirements of the Entegris merger agreement, Versum informed Entegris of the receipt of the revised Parent proposal. Also on April 6, 2019, and on numerous earlier occasions since the receipt of the initial Parent proposal, Versum requested that Entegris consider making a revised offer.

Also on April 6, 2019, at the instruction of Versum, representatives of Simpson Thacher sent a revised draft of the merger agreement to Sullivan & Cromwell.

On April 7, 2019, Sullivan & Cromwell and Simpson Thacher exchanged comments on, and discussed, the draft Parent merger agreement. Parent then submitted a proposal to Versum to acquire Versum for $53.00 per share of Versum common stock pursuant to an enclosed draft of the Parent merger agreement.

In the evening of April 7, 2019, at the instruction of Entegris, representatives of Wachtell Lipton sent a written proposal to representatives of Simpson Thacher, which is referred to as the revised Entegris proposal, pursuant to which, if the termination fee payable by Versum were increased to $215 million, Entegris would agree to certain amendments to the Entegris merger agreement, including an increase in the exchange ratio to 1.236 and the provision of $5 per share in cash consideration to Versum stockholders, and informed representatives of Simpson Thacher that the proposal would automatically be withdrawn if not accepted by midnight that day.

Later in the evening on April 7, 2019, the Versum board of directors met telephonically, together with members of Versum’s senior management and representatives of Lazard, Citi and Simpson Thacher, to discuss the revised Parent proposal and the revised Entegris proposal. Representatives of Simpson Thacher reviewed with the members of the Versum board of directors their fiduciary duties under applicable law. The Versum board of directors discussed and considered the terms of the revised Parent proposal and the revised Entegris proposal with management and Versum’s financial and legal advisors. The Versum board of directors also discussed with its advisors the fact that the revised Entegris proposal had been received less than two hours earlier and was set to expire at midnight, the Versum board of directors’ view that, based on the most recent closing price of Entegris common stock the revised Entegris proposal was lower on its face than the revised Parent proposal, the Versum board of directors’ expectation, upon consultation with Versum’s financial advisors, that the increased exchange ratio and the inclusion of cash consideration would likely adversely impact the price of Entegris common stock, and the fact that the Entegris merger agreement would entitle Entegris to a four business day “match” period, during which Entegris would have an opportunity to make any bona fide proposal to amend the Entegris merger agreement and to provide the Versum board of directors and its advisors with sufficient time to review the terms of any such proposal. Representatives of Lazard reviewed with the Versum board of directors Lazard’s preliminary financial analysis of the revised Parent proposal. Representatives of Citi reviewed with the Versum board of directors Citi’s preliminary financial analysis of the revised Parent proposal. Following discussion of the revised Parent proposal and the Entegris merger with representatives of Versum’s senior management, Lazard, Citi and Simpson Thacher, the Versum board of directors determined, after careful review and consideration, that the revised Parent proposal constituted a “Superior Proposal” as defined in the Entegris merger agreement and instructed Versum’s management and advisors to notify Entegris that the Versum board of directors had made such determination and that the Versum board of directors intended to consider whether to terminate the Entegris merger agreement pursuant to its terms to enter into a definitive merger agreement with respect to the revised Parent proposal. The Versum board of directors also authorized Versum’s management and advisors to negotiate with Entegris (to the extent Entegris wished to negotiate) during the four business day period ending on April 11, 2019 as required by the Entegris merger agreement, pursuant to which Entegris had the right to propose revisions to the Entegris merger agreement during this period, and instructed

Versum’s management and advisors to inform the Versum board of directors of any proposals received from Entegris during such period. Later on April 7, 2019, representatives of Simpson Thacher notified Entegris of this determination.

On April 8, 2019, Versum issued a press release announcing that the Versum board of directors had determined that the revised Parent proposal constituted a “Superior Proposal” as defined in the Entegris merger agreement. Later on April 8, 2019, Entegris issued a statement that Entegris did not currently intend to propose to revise the terms of the Entegris merger.

On April 10, 2019, the applicable waiting period under the HSR Act in connection with the Parent tender offer expired.

On April 11, 2019, the Versum board of directors held a telephonic meeting, at which representatives of Versum’s senior management, Lazard, Citi and Simpson Thacher, were present. Mr. Ghasemi updated the Versum board of directors on the status of the negotiations with Parent, including that the parties had resolved all significant open substantive issues with respect to the terms of the potential transaction with Parent. The Versum board of directors also discussed with its legal and financial advisors that Entegris had not proposed any amendments to the Entegris merger agreement during the four business day “match” period. Representatives of Lazard then reviewed with the Versum board of directors Lazard’s financial analysis of the potential transaction with Parent. Following further discussion, representatives of Lazard then delivered to the Versum board of directors Lazard’s oral opinion, subsequently confirmed in writing by delivery of Lazard’s opinion dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the merger consideration of $53.00 per share of Versum common stock was fair, from a financial point of view, to the Versum stockholders (other than the holders of Versum excluded shares). Representatives of Citi then reviewed with the Versum board of directors Citi’s financial analysis of the potential transaction with Parent. Following further discussion, representatives of Citi then delivered to the Versum board of directors Citi’s oral opinion, subsequently confirmed in writing by delivery of Citi’s opinion dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Citi’s written opinion, the merger consideration of $53.00 per share of Versum common stock was fair, from a financial point of view, to the Versum stockholders (other than the holders of treasury shares and Parent owned shares). Representatives of Simpson Thacher then reviewed with the Versum board of directors their fiduciary duties under applicable law and the terms of the Parent merger agreement.

After discussions, the Versum board of directors unanimously determined that the Parent merger agreement, the Parent merger and the other transactions contemplated by the Parent merger agreement were fair to, and in the best interests of, Versum and its stockholders, and continued to constitute a superior proposal for purposes of the Entegris merger agreement. The Versum board of directors approved the termination of the Entegris merger agreement and payment of the Entegris termination fee to Entegris, and approved and declared advisable the Parent merger agreement, the Parent merger and the other transactions contemplated by the merger agreement with Parent, directed that the merger agreement be submitted for adoption at a meeting of Versum stockholders and resolved to recommend that the Versum stockholders vote in favor of the adoption of the Parent merger agreement.

Following the approval of the Parent merger and the Parent merger agreement by the Versum board of directors, Parent and Versum finalized the Parent merger agreement.

In the morning of April 12, 2019, prior to the opening of trading, at the instruction of the Versum board of directors, representatives of Simpson Thacher sent a notice to Entegris terminating the Entegris merger agreement. Concurrently with the delivery of the termination notice, Versum paid the Entegris termination fee of $140 million pursuant to the Entegris merger agreement to Entegris, and Parent and Versum executed the Parent merger agreement. Shortly thereafter, on April 12, 2019, Versum and Parent issued a joint press release announcing the termination of the Entegris merger agreement and execution of the Parent merger agreement. Parent then filed a final amendment to the previously filed Schedule TO for the Parent tender offer, announcing the termination of the Parent tender offer.

Recommendation of the Versum Board of Directors; Versum’s Reasons for the Merger

At a meeting held on April 11, 2019, the Versum board of directors unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Versum and its stockholders;

•	approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	directed the merger agreement be submitted for adoption at a meeting of Versum stockholders; and

•	recommended that Versum stockholders vote in favor of the adoption of the merger agreement.

ACCORDINGLY, THE VERSUM BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT VERSUM STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Versum board of directors, as described in the section entitled “—Background of the Merger” beginning on page 34, held a number of meetings, consulted with Versum’s senior management and its outside legal and financial advisors, Simpson Thacher and Lazard and Citi, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Versum. At its meeting held on April 11, 2019, after due consideration and consultation with Versum’s senior management and outside legal and financial advisors, the Versum board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that Versum stockholders vote in favor of the adoption of the merger agreement.

In making its determination, the Versum board of directors focused on a number of factors, including the following:

•

the Versum board of directors’ view, after consultation with its legal and financial advisors, that the merger consideration of $53.00 per share in cash to be received by the Versum stockholders in the merger is more favorable to Versum stockholders than the consideration that Versum stockholders were to receive under the Entegris merger agreement;

•

the Versum board of directors’ view that the merger consideration of $53.00 per share in cash was attractive value for the shares of Versum common stock and represents a significant premium across a number of measuring periods, including:

•	a premium of 67.5% over the $31.65 closing price of Versum common stock on January 25, 2019 (the last trading day prior to the public announcement of the Entegris merger); and

•	a premium of 28.0% over the $41.40 closing price of Versum common stock on February 26, 2019 (the last trading day prior to the public announcement of the initial Parent proposal);

•	the fact that the price proposed by Parent reflected extensive negotiations between Versum and Parent, as well as extensive negotiations between Versum and Entegris;

•

the benefits that Versum was able to obtain as a result of negotiations with Parent, including an approximately 10% increase in the price per share from the initial Parent proposal at $48.00 per share to the final price of $53.00 per share, and the Versum board of directors’ belief that the $53.00 per share price represented the highest price per share that Parent was willing to pay for the Versum common stock, considering the due diligence conducted by Parent and the negotiations between the parties;

•

the Versum board of directors’ belief, based on consultation with its financial advisors, that the negotiations with Parent had resulted in the highest price reasonably available to Versum under the circumstances;

•

the fact that since the announcement of the proposed Entegris merger on January 28, 2019, no other potential buyer had approached Versum to indicate an interest in acquiring Versum, or submitted an offer to acquire Versum at a purchase price per share that was higher than $53.00 per share, the purchase price to be paid in the proposed merger;

•

the Versum board of directors’ evaluation of Versum’s long-term strategic plan were it to remain an independent public company, as well as the significant risks associated with executing such plan, including the Versum board of directors’ ongoing review of Versum’s business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of Versum’s common stock, to assess the prospects and risks associated with remaining an independent public company, and the Versum board of directors’ belief that the certainty provided by the acquisition of Versum by Parent for $53.00 per share in cash was more favorable to Versum stockholders than the potential risk-weighted value of remaining an independent public company, after accounting for the risks and uncertainties associated with achieving and executing upon Versum’s business and financial plans in the short-term and long-term;

•

the analyses and presentations of Lazard and its oral opinion, subsequently confirmed in writing, to the Versum board of directors that, as of April 11, 2019, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the merger consideration was fair, from a financial point of view, to Versum stockholders (other than the holders of Versum excluded shares), as more fully described in the section entitled “—Opinion of Versum’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page 47 and the full text of the written opinion of Lazard, which is attached as Annex B to this proxy statement;

•

the analyses and presentations of Citi and its oral opinion, subsequently confirmed in writing, to the Versum board of directors that, as of April 11, 2019, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the merger consideration was fair, from a financial point of view, to Versum stockholders (other than the holders of treasury shares and Parent owned shares), as more fully described in the section entitled “—Opinion of Versum’s Financial Advisors—Opinion of Citigroup Global Markets, Inc.” beginning on page 54 and the full text of the written opinion of Citi, which is attached as Annex C to this proxy statement;

•

the fact that the merger consideration would be paid solely in cash, which, compared to non-cash consideration, provides certainty of value and immediate liquidity to Versum stockholders upon the consummation of the merger, in comparison to the risks and uncertainty that would be inherent in remaining an independent public company or engaging in a transaction in which all or a portion of the consideration is payable in stock, and the uncertain prospect that the trading value for the Versum common stock would approach the merger consideration in the foreseeable future, as well as the risks and uncertainties associated with Versum’s business;

•

the historical and projected financial information concerning Versum’s business, financial performance and condition, results of operations, earnings, competitive position and prospects as a stand-alone company and the Versum board of directors’ assessment, based on such knowledge, that the merger would be favorable to Versum’s stockholders;

•

the current and prospective business environment in which Versum operates, including international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Versum as a stand-alone company;

•	the fact that the merger agreement will be subject to adoption by Versum stockholders, and that Versum stockholders will be free to reject the merger by voting against the merger for any reason,

including if a higher offer were to be made prior to the special meeting (although Versum may be required to pay to Parent up to a maximum amount equal to $35 million in such circumstances, as described in the section entitled “The Merger Agreement—Expense Reimbursement” beginning on page 109, or, if Versum subsequently were to enter into a definitive agreement relating to and/or consummate an acquisition proposal, a termination fee of $235 million under certain circumstances, as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109);

•	the recommendation of Versum’s senior management in favor of the merger;

•

the Versum board of directors’ view, after consultation with Versum’s senior management and its legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the mergers would be obtained, without the imposition of conditions sufficiently material to preclude the merger;

•	that the merger agreement permits Versum to continue to make its regular quarterly cash dividends in each fiscal quarter in an amount per share of up to $0.08 per quarter;

•

the fact that Versum stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures will have the right to dissent from the merger and demand appraisal of the fair value of their shares under the DGCL;

•	the impact of the merger on the customers and employees of Versum;

•	Versum’s ability to seek to specifically enforce Parent’s obligations under the merger agreement, including the obligation to consummate the merger;

•

the fact that the merger is not subject to a financing condition, and that Parent has entered into the facilities agreement and represented to Versum in the merger agreement that it will have sufficient financial resources at the closing to pay the aggregate merger consideration and to consummate the merger;

•

the Versum board of directors’ view, based on consultation with its financial advisors, that Parent is a creditworthy entity with substantial assets, and the Versum board of directors’ consideration of Parent’s reputation in the industry, its financial capacity to complete an acquisition of this size and its prior track record of completing acquisitions;

•

the fact that the termination fee of $235 million payable by Versum to Parent in certain circumstances was viewed by the Versum board of directors, after consultation with its advisors, as reasonable and not likely to preclude any other party from making a competing acquisition proposal, including in light of Parent’s acquisition proposal during the pendency of the Entegris merger;

•

the fact that the expense reimbursement up to a maximum amount of $35 million payable by Versum if the merger agreement is terminated in certain circumstances was viewed by the Versum board of directors, after consultation with its advisors, as reasonable;

•	other risks and uncertainties discussed in Versum’s public filings with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 122;

•

the review by the Versum board of directors with its advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions as well as the likelihood of consummation of the proposed transactions and the evaluation of the Versum board of directors of the likely time period necessary to complete the merger. The Versum board of directors also considered the following specific aspects of the merger agreement:

•	the nature of the closing conditions included in the merger agreement, including the exceptions to the events that would constitute a material adverse effect (as defined in the section entitled “The

Merger Agreement—Representations and Warranties” beginning on page 85) on Versum for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•

the representations and warranties of Versum and Parent, as well as the interim operating covenants requiring Versum to conduct its business in the ordinary course prior to completion of the merger, subject to specific limitations and exceptions;

•

the requirement to use reasonable best efforts to obtain approvals or clearances by applicable competition authorities and CFIUS, including by divesting assets, holding separate assets or otherwise taking any other action that would limit Versum’s or Parent’s freedom of action, except that (x) Versum or Parent or any of their respective subsidiaries or other affiliates would not be required to waive any closing conditions to the merger or take or agree to take any regulatory remedy (as defined in the section entitled “The Merger Agreement—Cooperation; Efforts to Consummate” beginning on page 97) unless such remedy is conditioned upon the occurrence of the closing of the merger or is effective on or after the closing of the merger and (y) Parent or any of its subsidiaries or other affiliates would not be required to take or agree to take any action that individually or in the aggregate with other similar action, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of (i) Versum and its subsidiaries, taken as whole from and after the effective time, (ii) Parent and its subsidiaries (excluding Versum and its subsidiaries), taken as a whole from and after the effective time, but assuming a company the size of, and having the financial and operating metrics of, Versum and its subsidiaries, taken as a whole, or (iii) Parent and its subsidiaries (including Versum and its subsidiaries), taken as a whole from and after the effective time, but assuming a company twice the size of, and having financial and operating metrics twice the size of, Versum and its subsidiaries, taken as a whole;

•

Versum’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative proposal, if the Versum board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the merger with Parent; and

•

the right of the Versum board of directors to change its recommendation to Versum stockholders to vote “FOR” the merger agreement proposal if a superior proposal is available or an intervening event has occurred, subject to certain conditions.

The Versum board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

•

the fact that Versum would no longer exist as an independent public company following the merger and that Versum stockholders would forgo any future increase in Versum’s value following the merger that might result from Versum’s earnings or possible growth as an independent company, and the Versum board of directors’ conclusion that, although the Versum board of directors was optimistic about Versum’s prospects on a stand-alone basis and our strategic plan, there were a number of significant risks associated with remaining an independent company (including as described in more detail above) that in many cases were difficult to quantify, and that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could reasonably be expected to be realized by our strategic plan, particularly on a risk-adjusted basis;

•

the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result there can be no assurance that the merger will be completed, even if the merger is approved by the Versum stockholders;

•

the fact that, if the merger is not completed, (i) Versum will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, the price of the Versum common stock could decline, potentially significantly, and (iii) the market’s perception of Versum’s prospects could be adversely affected;

•

the fact that an all cash transaction would be taxable to Versum stockholders that are U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 117) for U.S. federal income tax purposes;

•	the difficulties and management challenges inherent in completing the merger;

•

the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of Versum’s or Parent’s control, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Versum, including its customer, supplier and other business relationships;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger;

•	the risk that, despite the retention efforts of Versum prior to the consummation of the merger, Versum may lose key personnel during the pendency of the merger;

•

the fact that, although the Versum board of directors has determined that the merger is advisable and in the best interests of Versum and the Versum stockholders and believes that the merger reflects the best price reasonably available in a sale of Versum at this time in light of the circumstances, there can be no assurances that another alternative would not have resulted in a higher amount per share than the price payable pursuant to the merger;

•

the provisions of the merger agreement which prohibit Versum from soliciting or entertaining other acquisition offers, the potential that such provisions may have the effect of discouraging alternative proposals, and the potential payment to Parent by Versum of a termination fee of $235 million in certain circumstances, as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 109;

•	the potential for litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•

the restrictions in the merger agreement on the conduct of Versum’s business during the period between execution of the merger agreement and the consummation of the merger, including that Versum must conduct its business only in the ordinary course, subject to specific limitations and exceptions, which could negatively impact Versum’s ability to pursue certain business opportunities or strategic transactions;

•	the risk that Versum stockholders may not approve the merger agreement proposal at the special meeting;

•

the fact that some of Versum’s directors and executive officers may have interests in the merger and the other transactions contemplated by the merger agreement that are different from, or in addition to, those of the Versum stockholders generally; see “—Interests of Versum’s Directors and Executive Officers in the Merger” beginning on page 64;

•

the risk that regulatory agencies may delay, object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of Versum or prevent, impede or delay the closing of the merger; see the section entitled “—Regulatory Approvals” beginning on page 71;

•

the fact that, if the Versum board of directors believed that Parent breached the merger agreement and Versum was unable to obtain specific performance to compel Parent to perform its obligations under the merger agreement, then Versum’s only remedy is the right, in certain circumstances, to terminate the merger agreement and seek monetary damages;

•	the substantial transaction costs to be incurred in connection with the proposed merger;

•	the payment of the Entegris termination fee; and

•	the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.

The Versum board of directors considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to approve the merger agreement and to make its recommendations to Versum stockholders.

In addition, the Versum board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Versum stockholders generally, including the treatment of equity awards held by such directors and executive officers in the merger, the obligation of the combined company to indemnify Versum directors and officers against certain claims and liabilities, the payment of severance benefits and acceleration of outstanding equity awards upon certain terminations of employment or service, and the payment of retention bonuses described in the section entitled “—Interests of Versum’s Directors and Executive Officers in the Merger” beginning on page 64.

The foregoing discussion of the information and factors that the Versum board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Versum board of directors considered. The Versum board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Versum board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Versum board of directors considered in connection with its evaluation of the merger, the Versum board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Versum board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Versum’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.

Opinion of Versum’s Financial Advisors

Opinion of Lazard Frères & Co. LLC

Versum retained Lazard to act as its financial advisor in connection with the merger. As part of this engagement, Versum requested that Lazard evaluate the fairness, from a financial point of view, to Versum stockholders (other than holders of Versum excluded shares) of the consideration. At a meeting of the Versum board of directors held to evaluate the merger on April 11, 2019, Lazard rendered an oral opinion to the Versum board of directors, subsequently confirmed in writing by delivery of Lazard’s opinion dated as of the same date, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the consideration was fair, from a financial point of view, to Versum stockholders (other than the holders of Versum excluded shares).

The full text of Lazard’s written opinion, dated April 11, 2019, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. We encourage you to read Lazard’s opinion carefully and in its entirety. Lazard’s opinion was provided for the use and benefit of the Versum board of directors (in its capacity as such) in its evaluation of the merger, and addressed only the fairness, as of the date of the opinion, from a financial point of view, to Versum stockholders (other than the holders of Versum excluded shares) of the consideration provided for in the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Versum common stock may trade at any time subsequent to the announcement of the merger. In connection with its engagement, Lazard was not authorized to, and Lazard did not, solicit indications of interest from third parties regarding a potential transaction with Versum. In addition, Lazard’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Versum might engage or the merits of the underlying decision by Versum to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the execution version of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Versum;

•

reviewed various financial forecasts and other data provided to Lazard by Versum relating to the business of Versum, and extrapolations thereto based on the guidance of management of Versum and approved by Versum for Lazard’s use;

•	held discussions with members of the senior management of Versum with respect to the business and prospects of Versum;

•	reviewed public information with respect to other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Versum;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Versum;

•	reviewed historical stock prices and trading volumes of Versum common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard has not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Versum or concerning the solvency or fair value of Versum, and Lazard has not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including the extrapolations, Lazard assumed, with the consent of Versum, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Versum. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of Versum, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of Versum have advised Lazard, and Lazard assumed, that the executed merger agreement conforms to the execution version reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Versum, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on Versum or the merger that is material in any respect to

Lazard’s analysis in connection with its opinion. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Versum obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the consideration to the extent expressly specified herein) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the consideration or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the Versum board of directors in connection with Lazard’s opinion, dated April 11, 2019. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw, in isolation, conclusions from or with regard to any particular factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Versum. No company or business used in Lazard’s analyses and reviews as a comparison is identical to Versum, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or businesses used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 8, 2019, and is not necessarily indicative of current market conditions.

Financial Analysis

Public Trading Valuation Analysis

Overview

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to Cabot Microelectronics Corporation, which is referred to as Cabot Microelectronics, Entegris and Versum. Lazard reviewed and analyzed such information because it believed, based on its judgment and experience, Cabot Microelectronics and Entegris to be similar to Versum’s operations for purposes of these analyses. Although Cabot Microelectronics and Entegris are not identical or directly comparable to Versum, they were chosen because they are publicly traded companies with certain operations, results, business mixes or product profiles that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or product profile of Versum.

EV / EBITDA Analysis

Lazard reviewed EV / EBITDA multiples of Versum and Entegris as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) based on (1) trading prices on January 25, 2019, (2) 10-trading day volume-weighted average prices as of January 25, 2019 and (3) 20-trading day volume-weighted average prices as of January 25, 2019. Lazard observed a high correlation between the stock prices of Versum and Entegris and the Philadelphia Semiconductor Index, which is referred to as the SOX. Between September 30, 2016 (following Versum’s spin-off) and January 25, 2019, the correlation between the stock prices of Versum and Entegris and the SOX was 87% and 96%, respectively. Given that both the Versum and Entegris stock prices were affected by the announcement of the Entegris merger, the initial Parent proposal and other events after January 25, 2019, Lazard adjusted the stock prices of Versum and Entegris as of January 25, 2019 based on the return in the Philadelphia Semiconductor Index ETF, which is referred to as the SOXX, from January 25, 2019 to April 8, 2019 in order to reflect market movement in the semiconductor sector. The SOXX had a nearly 100% correlation with the SOX over the same time period (September 30, 2016 through January 25, 2019) and was used as a proxy for the SOX in order to calculate returns based on the 10-trading day volume-weighted average price and the 20-trading day volume weighted average price. Financial data of the comparable companies were based on publicly available information and calendarized when necessary.

Based on the above analysis and Lazard’s professional judgment, Lazard selected ranges of multiples to estimated calendar year 2019 management-adjusted EBITDA for Versum included in the projections provided by Versum management and approved for Lazard’s use by Versum management. Lazard applied a selected range of multiples of 9.0x to 11.0x to the estimated calendar year 2019 management-adjusted EBITDA of Versum to calculate an enterprise value range for Versum based on the EV / EBITDA multiples implied by the adjusted 10-trading day volume-weighted average prices and the adjusted 20-trading day volume-weighted average prices for Versum and Entegris, then calculated an equity value range using an estimated net debt position and an estimated noncontrolling interest based on Versum’s estimated March 31, 2019 balance sheet provided by Versum management and approved for Lazard’s use by Versum management. The results of the foregoing analysis indicated the following implied per share equity value reference range for Versum, as compared to the consideration to be received in the merger:

Implied Per Share Equity Value Reference Range*	Consideration
$36.15—$45.35	$53.00

*	Rounded to the nearest $0.05.

P / E Analysis

Lazard reviewed P / E multiples of Versum and Entegris as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) based on (1) trading prices on January 25, 2019, (2) 10-trading day volume-weighted average prices as of January 25, 2019 and (3) 20-trading day volume-weighted average prices as of January 25, 2019. As noted above, Lazard observed a high correlation between the stock prices of Versum and Entegris and SOX. Between September 30, 2016 (following Versum’s spin-off) and January 25, 2019, the correlation between the stock prices of Versum and Entegris and the SOX was 87% and 96%, respectively. Given that both the Versum and Entegris stock prices were affected by the announcement of the Entegris merger, the initial Parent proposal and other events after January 25, 2019, Lazard adjusted the stock prices of Versum and Entegris as of January 25, 2019 based on the return in SOXX from January 25, 2019 to April 8, 2019 in order to reflect market movement in the semiconductor sector. The SOXX had a nearly 100% correlation with the SOX over the same time period (September 30, 2016 through January 25, 2019) and was used as a proxy for the SOX in order to calculate returns based on the 10-trading day volume-weighted average price and the 20-trading day volume weighted average price. Financial data of the comparable companies were based on publicly available information and calendarized when necessary.

Based on the above analysis and Lazard’s professional judgment, Lazard selected ranges of multiples to estimated calendar year 2019 management-adjusted EPS for Versum included in the projections provided by Versum management and approved for Lazard’s use by Versum management. Lazard applied a selected range of multiples of 14.0x to 17.0x to the estimated calendar year 2019 management-adjusted EPS of Versum based on the P / E multiples implied by the adjusted 10-trading day volume-weighted average prices and the adjusted 20-trading day volume-weighted average prices for Versum and Entegris. The results of the foregoing analysis indicated the following implied per share equity value reference range for Versum, as compared to the consideration to be received in the merger:

Implied Per Share Equity Value Reference Range*	Consideration
$36.20—$43.95	$53.00

*	Rounded to the nearest $0.05.

Precedent Transactions Valuation Analysis

Lazard reviewed and analyzed, to the extent publicly available, financial information for selected precedent transactions in the chemical industry that Lazard believed, based on its experience, to be relevant for purposes of this analysis, which are collectively referred to as the Lazard precedent transactions. Although none of the Lazard precedent transactions or the companies party to such transactions is directly comparable to the merger or to Versum, the Lazard precedent transactions were chosen because certain aspects of the transactions, for purposes of this analysis and based on the professional judgment and experience of Lazard, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger. The Lazard precedent transactions reviewed were:

Announcement Date	Acquiror / Target
8/15/2018	Cabot Microelectronics / KMG Chemicals, Inc.
6/6/2018	Entegris / SAES Pure Gas business of SAES Getters S.p.A.
4/5/2017	Quaker Chemical Corporation / Houghton International Inc.
10/7/2016	The Carlyle Group L.P. / Atotech BV
6/17/2016	BASF SE / Chemetall Surface Treatment business of Albemarle Corporation
7/13/2015	Platform Specialty Products Corporation / Alent plc
6/1/2015	Platform Specialty Products Corporation / Electronic Chemicals and Photomasks business of OM Group Incorporated
2/23/2015	Asahi Kasei Corp. / Polypore International, Inc.
7/15/2014	Albemarle Corporation / Rockwood Holdings, Inc.
2/4/2014	Entegris / ATMI, Inc.
12/5/2013	Merck KGaA / AZ Electronic Materials plc

For each of the Lazard precedent transactions, Lazard calculated the transaction value as a multiple of the target’s last twelve months (or LTM) EBITDA as of the time of the announcement of the transaction. The overall low to high LTM EBITDA multiples observed for the Lazard precedent transactions were 9.9x to 18.6x. Based on its professional judgment and experience, and taking into consideration the observed multiples for the Lazard precedent transactions, Lazard then applied a selected range of multiples of 13.0x to 15.5x EV / LTM EBITDA to Versum’s estimated LTM March 31, 2019 management-adjusted EBITDA to derive an implied enterprise value range for Versum. The LTM March 31, 2019 management-adjusted EBITDA of Versum was provided by Versum management and approved for Lazard’s use by Versum management. Lazard then calculated an equity value range using an estimated net debt position and an estimated noncontrolling interest based on Versum’s estimated March 31, 2019 balance sheet provided by Versum management and approved for Lazard’s use by Versum management. Financial data of the Lazard precedent transactions were based on public filings and other information. Financial data of Versum was based on the projections provided by Versum management and approved for Lazard’s use by Versum management.

This precedent transactions valuation analysis indicated the following implied per share equity value reference range for Versum, as compared to the consideration to be received in the merger:

Implied Per Share Equity Value Reference Range*	Consideration
$48.15—$58.35	$53.00

*	Rounded to the nearest $0.05.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of Versum, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered, after-tax free cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. Lazard performed a discounted cash flow analysis of Versum by calculating the estimated present value (as of March 31, 2019) of the unlevered, after-tax free cash flows that Versum was forecasted to generate through fiscal year 2023 based on the projections provided by Versum management and extrapolations based on discussions with, and guidance from, Versum management and approved for Lazard’s use by Versum management, which were calculated by taking net operating profit after tax and adding depreciation and amortization and pension expense, adjusting for the change in net working capital and subtracting capital expenditures. Lazard also calculated estimated terminal values for Versum by applying a perpetual growth rate of 1.5% to 2.5%, derived using publicly available data and Lazard’s professional judgment. Lazard then discounted to present value (as of March 31, 2019) the unlevered, after-tax free cash flows and estimated terminal values using discount rates ranging from 9.5% to 10.5%, derived (1) using market data as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) and (2) from an analysis of the weighted average cost of capital of Versum, Entegris and Cabot Microelectronics, which Lazard performed utilizing the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment. This analysis indicated an implied enterprise value range for Versum, from which Lazard then calculated an equity value range using an estimated net debt position and an estimated noncontrolling interest based on Versum’s estimated March 31, 2019 balance sheet provided by Versum management and approved for Lazard’s use by Versum management.

This discounted cash flow analysis indicated the following implied per share equity value reference range for Versum, as compared to the consideration to be received in the merger:

Implied Per Share Equity Value Reference Range*	Consideration
$35.75—$46.25	$53.00

*	Rounded to the nearest $0.05.

Other Analyses

The analyses and data described below were presented to the Versum board of directors for informational and reference purposes only and did not provide a basis for the rendering of Lazard’s opinion.

Present Value of Future Share Price

Overview

Lazard performed an illustrative analysis of the implied present value of Versum’s future value per Versum common stock. This analysis is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s (1) estimated EBITDA and its assumed EV / EBITDA multiple and (2) estimated earnings per share and its assumed P / E multiple. For this analysis, Lazard utilized projected net debt and noncontrolling interest and included the value of cumulative dividends received, based on projections provided by Versum management and extrapolations based on discussions with, and guidance from, Versum management and approved for Lazard’s use by Versum management.

EV / EBITDA Analysis

To calculate the range of the present value of future share prices for Versum, Lazard used the projections provided by Versum management and extrapolations based on discussions with, and guidance from, Versum management and approved for Lazard’s use by Versum management. Lazard applied a range of illustrative next twelve months (or NTM) EV / EBITDA multiples of 9.0x to 11.0x to forward EBITDA from fiscal year 2019 to fiscal year 2022 to calculate a future enterprise value range for Versum, then calculated an equity value range using an estimated net debt position and an estimated noncontrolling interest based on the projected balance sheet and included the value of cumulative dividends received. Lazard then discounted such figures back to March 31, 2019 using a discount rate of 12.2%, which reflects an estimate of Versum’s cost of equity that was calculated by Lazard based on (1) market data as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) and (2) the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment. This analysis indicated the following implied per share equity value reference range for Versum:

Implied Per Share Equity Value Reference Range*
$38.85—$51.00

*	Rounded to the nearest $0.05.

P / E Analysis

To calculate the range of the present value of future share prices for Versum, Lazard used the projections provided by Versum management and extrapolations based on discussions with, and guidance from, Versum management and approved for Lazard’s use by Versum management. Lazard applied a range of illustrative NTM P / E multiples of 14.0x to 17.0x to forward EPS from fiscal year 2019 to fiscal year 2022 and included the value of cumulative dividends received. Lazard then discounted such figures back to March 31, 2019 using a discount rate of 12.2%, which reflects an estimate of Versum’s cost of equity that was calculated by Lazard based on (1) market data as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) and (2) the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment. This analysis indicated the following implied per share equity value reference range for Versum:

Implied Per Share Equity Value Reference Range*
$36.70—$48.90

*	Rounded to the nearest $0.05.

Miscellaneous

In connection with Lazard’s services as financial advisor, Versum agreed to pay Lazard an aggregate fee for such services of $18 million, which is contingent upon the consummation of the merger. In the event that Versum or its affiliates is paid any break-up, termination, topping or similar fee in connection with a potential transaction, Versum has agreed to pay Lazard a fee equal to 20% of such amount net of Versum’s fees and expenses in connection with such potential transaction, provided that the amount payable shall (1) not exceed $15 million and (2) be credited (without duplication) against any amount that may be subsequently paid pursuant to the immediately preceding sentence. Versum also agreed to reimburse Lazard for certain reasonable expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

The financial advisory business of Lazard has in the past provided certain investment banking services to Versum, for which it has received compensation during the past two years in the amount of approximately $250,000 with respect to corporate preparedness matters and $2.0 million with respect to the Entegris merger. In addition, the financial advisory business of Lazard has in the past provided certain investment banking services to Parent, for which it has received compensation during the past two years in the aggregate amount of approximately $8.2 million, including with respect to having advised Parent with respect to certain assets, including a transaction with Intrexon Corporation in 2018 and an alliance with GlaxoSmithKline plc in 2019.

Lazard, as part of its investment banking business, is continually engaged in valuations of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Versum, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Versum, Parent and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Versum board of directors in connection with, the provision of its opinion to the Versum board of directors as to the fairness from a financial point of view of the consideration to the Versum stockholders (other than holders of Versum excluded shares). Lazard did not recommend any specific consideration to the Versum board of directors or that any given amount of consideration constituted the only appropriate consideration for the merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Versum board of directors in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Versum board of directors or Versum’s management with respect to the consideration provided for in the merger or as to whether the Versum board of directors would have been willing to determine that a different consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Versum because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the chemicals industry specifically, as well as its familiarity with the business of Versum.

Opinion of Citigroup Global Markets, Inc.

Versum retained Citi as a financial advisor in connection with the merger. In connection with Citi’s engagement, Versum requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of shares of Versum common stock (other than treasury shares and Parent owned shares) pursuant to the terms and subject to the conditions set forth in the merger agreement. On April 11, 2019, at a meeting of the Versum board of directors held to evaluate the proposed merger and at which the merger agreement was approved, Citi delivered to the Versum board of directors an oral opinion, confirmed by delivery of a written opinion dated April 11, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration to be received in the merger by holders of Versum common stock (other than treasury shares and Parent owned shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated April 11, 2019, to the Versum board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided to the Versum board of directors (in its capacity as such) in connection with its evaluation of the merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of Versum common stock (other than treasury shares and Parent owned shares) of the merger consideration. Citi’s opinion did not address any other aspects or implications of the merger or the merger agreement. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution version of the merger agreement, provided to Citi on April 11, 2019;

•

held discussions with certain senior officers, directors and other representatives and advisors of Versum and certain senior officers and other representatives and advisors of Parent concerning the business, operations and prospects of Versum and Parent;

•

examined certain publicly available business and financial information relating to Versum and Parent as well as certain financial forecasts and other information and data relating to Versum which were provided to or discussed with Citi by the management of Versum;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Versum common stock, the historical and projected earnings and other operating data of Versum, and the capitalization and financial condition of Versum;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Versum; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Versum that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to Versum provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of Versum and Citi assumed, with Versum’s consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Versum as to, and were a reasonable basis upon which to evaluate, the future financial performance of Versum and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi.

Citi assumed, with Versum’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Versum or the merger that would be in any way meaningful to Citi’s analysis. Representatives of Versum advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution version reviewed by Citi. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Versum and nor did Citi make any physical inspection of the properties or assets of Versum. Citi expressed no view or opinion as to any pending or potential litigation, claims or governmental, regulatory or other proceedings or investigations. Citi was not requested to, and Citi did not, solicit third party indications of interest in the possible acquisition of all or a part of Versum, nor was Citi requested to consider, and its opinion did not address, the underlying business decision of Versum to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Versum or the effect of any other transaction in which Versum might engage. Citi did not express any view as to, and its opinion did not address, the prices at which Versum common stock or any other securities would trade or otherwise be transferable at any time, including following the announcement of the merger. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration.

Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. Citi’s opinion addressed only the fairness, from a financial point of view and as of the opinion’s date, of the per share of Versum common stock merger consideration (to the extent expressly specified in such opinion), without regard to individual circumstances of holders of Versum common stock that may distinguish such holders or the securities of Versum held by such holders.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of such analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and Citi’s opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Versum. No company, business or transaction used in Citi’s analyses as a comparison is identical or directly comparable to Versum or the merger. An evaluation of these analyses is not entirely mathematical; rather the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Versum and Parent and Versum’s decision to enter into the merger agreement was solely that of the Versum board of directors. Citi’s opinion was only one of many factors considered by the Versum board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Versum board of directors or the management of Versum with respect to the merger, merger consideration or any other aspect of the transactions contemplated by the merger agreement.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Versum board of directors in connection with Citi’s opinion, dated April 11, 2019, to the Versum board of directors. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of the financial analyses described below, the term “adjusted EBITDA” generally means earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, adjusted to include stock-based compensation expense, and exclude onetime, nonrecurring and non-cash items. Financial data utilized for Versum in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on certain financial forecasts and other information and data relating to Versum provided to or discussed with Citi by the management of Versum and as further described in the section entitled “—Versum Unaudited Financial Projections” beginning on page 61. Citi performed its financial analyses using projected financial and operating results for Versum for the calendar year 2019 through calendar year 2023 based on the Versum Projections, which were presented on a fiscal year basis ending September 30 of each year, and as defined and further described in “—Versum Unaudited Financial Projections” beginning on page 61. Citi calculated calendar year financial data for each year by combining 75% of the applicable item in the Versum Projections from the corresponding fiscal year and 25% of the same item in the Versum Projections from the next succeeding fiscal year. The financial data for the last three months of calendar year 2023 was extrapolated by Citi using the same estimates, judgments, assumptions and limitations used by the management of Versum in calculating the Versum Projections’ fiscal year 2023 financial data. Approximate implied equity value per share reference ranges reflected in the summaries of the financial analyses described below were rounded to the nearest $0.05.

Comparable Companies Analysis

Citi performed a comparable companies analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation of similar publicly traded companies. Citi reviewed financial and stock market information of Versum and the comparable publicly traded companies described below, which are collectively referred to as the comparable companies. No publicly traded company is identical to Versum, but these companies were selected because, among other reasons, they possessed certain financial, operational or business characteristics that, in Citi’s view, were sufficiently comparable to those of Versum or otherwise relevant for purposes of comparison.

•	Entegris, Inc.

•	Cabot Microelectronics Corporation

Citi reviewed, among other information, firm values of the comparable companies, calculated as fully diluted equity values (based on closing stock prices of the comparable companies on January 25, 2019, the last trading date prior to the announcement of the Entegris merger) plus debt and non-controlling interests (as applicable), as a multiple of calendar year 2019 estimated EBITDA. The observed multiples of firm value to calendar year 2019 estimated EBITDA for Versum and the comparable companies ranged from a low of 8.4x to a high of 10.3x, with such multiple for Versum being 8.4x, for Entegris being 10.2x and for Cabot Microelectronics Corporation being 10.3x. Based on its professional judgment and experience, and taking into consideration the observed multiples for the comparable companies, Citi then applied a selected range of multiples of firm value to calendar year 2019 estimated EBITDA of 8.4x to 11.0x, derived from the comparable companies, to calendar year estimated 2019 adjusted EBITDA of Versum to calculate an implied equity value reference range for Versum for fully diluted shares outstanding. Citigroup selected this range based on Versum’s multiple of firm value to calendar year 2019 estimated EBITDA as of January 25, 2019, the trading date prior to the announcement of the Entegris merger, and Versum’s median multiple to next 12 months EBITDA since September 19, 2016, the first trading date of Versum common stock. Financial data of the comparable companies were based on publicly available Wall Street research analysts’ estimates and other publicly available information and calendarized when necessary. The calendar year 2019 estimated adjusted EBITDA of Versum of $503 million, derived from the fiscal year 2019 and fiscal year 2020 estimated adjusted EBITDA of Versum provided by the management of Versum, was used by Citi at the direction of, the management of Versum. Financial data of Versum was based on public filings and Versum’s forecasts.

This analysis indicated an implied equity value reference range for Versum of approximately $3.6 billion to $4.9 billion, from which, after taking into account, an assumed net debt position of approximately $579 million and, an assumed non-controlling interest of approximately $36 million, in each case, based on Versum’s December 31, 2018 balance sheet, the following approximate equity value per share of Versum common stock reference range for Versum was derived, as compared to the merger consideration to be received in the merger.

Equity Value Per Share of Versum Common Stock	Merger Consideration
$32.70—$44.50	$53.00

Precedent Transactions Analysis

Citi performed a precedent transactions analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the multiples paid in acquisitions of similar companies and businesses. Citi reviewed, to the extent publicly available, financial information for selected precedent transactions in the specialty chemicals industry announced between December 2013 and August 2018, which are collectively referred to as the Citi precedent transactions.

The Citi precedent transactions were chosen because they involved companies with financial, operational or business characteristics that, in Citi’s view, made them sufficiently comparable to Versum and/or the transactions contemplated by the merger agreement or otherwise relevant for purposes of comparison. For each of the Citi precedent transactions, Citi calculated the firm value as a multiple of the target’s last twelve months (or LTM)

EBITDA as of the time of the announcement of the transaction. The observed multiples for the Citi precedent transactions are set forth in the table below and ranged from 9.9x to 18.6x (with a median of 13.0x).

Announced	Target	Acquiror
August 15, 2018	KMG Chemicals Inc.	Cabot Microelectronics Corporation
June 6, 2018	SAES Pure Gas business (from SAES Getters S.p.A.)	Entegris, Inc.
April 5, 2017	Houghton International Inc.	Quaker Chemical Corporation
October 7, 2016	Atotech	Carlyle Group L.P.
June 17, 2016	Chemetall surface treatment business (from Albemarle Corporation)	BASF SE
July 13, 2015	Alent plc	Platform Specialty Products Corporation
June 1, 2015	Electronic Chemicals and Photomasks businesses (from OM Group, Inc.)	Platform Specialty Products Corporation
February 23, 2015	Polypore International, Inc.	Asahi Kasei Corporation
July 15, 2014	Rockwood Holdings, Inc.	Albemarle Corporation
February 4, 2014	ATMI, Inc.	Entegris, Inc.
December 5, 2013	AZ Electronic Materials plc	Merck KGaA

Based on its professional judgment and experience, and taking into consideration the observed multiples for the Citi precedent transactions, Citi then applied a selected range of calendar year 2018 EBITDA multiples of 13.0x to 15.3x derived from the median firm value / LTM multiple of the Citi precedent transactions and the firm value / LTM multiple of the BASF SE and Chemetall surface treatment business transaction, respectively, to derive an implied equity value per share of Versum common stock. Financial data of the Citi precedent transactions were based on public filings and other information. Financial data of Versum were based on financial information provided by, and used by Citi at the direction of, the management of Versum.

Citi applied the 13.0x to 15.3x range of firm value / LTM EBITDA multiples to Versum’s calendar year 2018 adjusted EBITDA. The calendar year 2018 adjusted EBITDA of Versum of $453 million, derived from fiscal year 2018 and 2019 adjusted EBITDA of Versum from publicly available information and used by Citi at the direction of, the management of Versum, indicating an implied firm value reference range for Versum of approximately $5.9 billion to $6.9 billion, from which, after taking into account, an assumed net debt position of approximately $579 million and, an assumed non-controlling interest of approximately $36 million, in each case, based on Versum’s December 31, 2018 balance sheet, the following approximate implied equity value per share reference range for Versum was derived, as compared to the merger consideration to be received in the merger:

Equity Value Per Share of Versum Common Stock Reference Range	Per Share of Versum Common Stock Merger Consideration
$47.75—$57.15	$53.00

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis of Versum, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. Citi performed this analysis using a mid-year discounting convention, as described below.

Citi performed a discounted cash flow analysis of Versum in which Citi calculated the estimated present value (as of December 31, 2018) of the standalone unlevered after-tax free cash flows that Versum was forecasted to generate during calendar year 2019 through calendar year 2023, derived from the fiscal year 2019 through fiscal year 2023 projections provided by the management of Versum and as further described in “—Versum Unaudited Financial Projections” beginning on page 61, and used by Citi at the direction of the management of Versum. For purposes of the discounted cash flow analysis, Citi used Versum’s unlevered after-tax free cash flows, which were computed by taking net operating profit after tax, and adding depreciation and amortization and pension expense, adjusting for net working capital, and subtracting capital expenditures and pension contributions. Based on its professional judgment and experience, Citi calculated terminal values for Versum by applying a selected range of perpetuity growth rates of 1.5% to 2.5% to the standalone unlevered after-tax free cash flows of Versum for the calendar year ending December 31, 2023. Citi then discounted to present value (as of December 31, 2018) the unlevered after-tax free cash flows and implied estimated terminal value using discount rates ranging from 8.9% to 10.3%, derived from a calculation of the weighted average cost of capital of Versum, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment. This analysis indicated an implied firm value reference range for Versum of approximately $4.8 billion to $6.4 billion, from which, after taking into account, an assumed net debt position of approximately $579 million and, an assumed non-controlling interest of approximately $36 million, in each case, based on Versum’s December 31, 2018 balance sheet, the following approximate implied equity value per share of Versum common stock reference range for Versum was derived, as compared to the merger consideration to be received in the merger:

Equity Value Per Share of Versum Common Stock Reference Range	Per Share of Versum common stock Cash Consideration
$37.70—$52.75	$53.00

Other Information

Citi observed certain additional factors that were not considered part of Citi’s financial analysis with respect to its opinion but were noted for reference purposes for the Versum board of directors, including the following:

•	historical intraday trading prices of Versum common stock during the 52-week period ended January 25, 2019, which reflected prices of $25.08 to $41.16 per share of Versum common stock;

•

unaffected share price targets (as of January 25, 2019) for Versum common stock in Wall Street research analyst reports prepared by eight equity analysts, which indicated low and high share price targets of $35.00 to $47.00 per share (rounded to the nearest $0.05); and

•

affected share price targets (as of April 10, 2019) for Versum common stock in Wall Street research analyst reports prepared by eight equity analysts, which indicated low and high share price targets of $47.00 to $56.00 per share (rounded to the nearest $0.05).

Miscellaneous

Versum has agreed to pay Citi for its services in connection with the merger an aggregate fee of $10 million, $2 million of which became payable upon delivery of Citi’s opinion, and the remainder of which is payable contingent upon the consummation of the merger. In addition, Versum agreed to reimburse Citi for expenses incurred by Citi in performing its services, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Versum board of directors was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide certain investment banking, commercial banking and other financial services to Versum and its affiliates unrelated to the proposed merger, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, (a) having acted or acting as joint lead arranger, joint bookrunning manager, administrative agent, collateral agent or lender under certain credit facilities of Versum and/or certain of its affiliates, (b) having acted or acting as joint bookrunning manager for certain debt offering of Versum and/or its affiliates (c) having acted or acting as lender to Versum and/or certain of its affiliates and (d) having provided or providing services to

Versum and/or certain of its affiliates, including corporate portfolio management services. For the services described above for Versum, Citi and its affiliates received during the two-year period prior to the date of Citi’s opinion aggregate fees of approximately $0.8 million.

As the Versum board of directors also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide certain investment banking, commercial banking and other financial services to Parent and its affiliates unrelated to the proposed merger, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, (i) having acted or acting as a lender to Parent and/or certain of its affiliates and (ii) having provided or providing services to Parent and/or certain of its affiliates, including global foreign exchange management and global credit market services, cash management and treasury services, corporate portfolio management services and other corporate and institutional client group services. For the services described above for Parent, Citi and its affiliates did not receive any fees during the two-year period prior to the date of Citi’s opinion. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Versum and Parent for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Versum selected Citi as a financial advisor in connection with the merger based on Citi’s reputation, experience and familiarity with Versum and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

Versum Unaudited Financial Projections

Versum has historically prepared and provided public guidance as to its projected financial and operational results for its then-current fiscal year in its press releases announcing its financial results for the then-current quarter or year, as applicable. Other than the financial guidance described above, Versum does not as a matter of course make other public projections as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to Versum due to the unpredictability of the underlying assumptions and estimates. However, in connection with the discussions regarding the proposed merger, Versum management prepared certain unaudited prospective financial information for fiscal years 2019 through 2021 for its board of directors, Lazard and Citi, and Parent, Guggenheim and Goldman Sachs, and Lazard prepared, based on discussions with and under the guidance of Versum management, extrapolations thereto, which were not made available to Parent, Guggenheim and Goldman Sachs (except to the extent publicly disclosed in the joint proxy statement/prospectus on Schedule 14A filed with the SEC by Versum on March 20, 2019), for fiscal years 2022 through 2023, which are referred to collectively as the Versum Projections. The Versum Projections were prepared treating Versum on a stand-alone basis, without giving effect to the Entegris merger or the Parent merger including the impact of negotiating or executing the Entegris merger or the Parent merger, the expenses that may be incurred in connection with consummating the Parent merger, including the Entegris termination fee, the potential synergies that may be achieved as a result of the Entegris merger or the Parent merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement with Entegris or Parent having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement with Entegris or Parent had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Entegris merger or the Parent merger.

The accompanying Versum Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or generally accepted accounting principles, which is referred to as GAAP, but, in the view of Versum’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Versum on a stand-alone basis as described above and subject to the assumptions and limitations described in this section. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Versum Projections. Although Versum’s management believes there is a reasonable basis for the Versum Projections, Versum cautions stockholders that future results could be materially different from the Versum Projections. This summary of the Versum Projections is not being included in this proxy statement to influence your decision whether to vote for the merger agreement proposal, but because these Versum Projections were shared between Versum and Parent and provided to Versum’s and Parent’s respective financial advisors and boards of directors for purposes of considering and evaluating the merger and the merger agreement. Versum’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Versum Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The Versum Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Versum Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Versum’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this proxy statement under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25. See also “Where You Can Find More Information” beginning on page 122. The Versum Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Versum Projections were developed for Versum on a stand-alone basis without giving effect to the Entegris merger or the Parent merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to Versum’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Versum Projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the Versum Projections relate, the less predictable and more unreliable the information becomes.

The Versum Projections contain certain non-GAAP financial measures that Versum believes are helpful in understanding its past financial performance and future results. Versum management regularly uses a variety of financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA (defined as net income excluding certain items which Versum does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, non-service components of net periodic pension cost, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions) for forecasting, budgeting and measuring operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Versum believes that these non-GAAP financial measures provide meaningful information to help investors understand Versum’s operating results and to analyze Versum’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Versum’s competitors and may not be directly comparable to similarly titled measures of Versum’s competitors due to potential differences in the exact method of calculation.

Versum has not provided reconciliations of the non-GAAP financial measures included in these projections to the comparable GAAP measure due to no reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of Versum or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Versum Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Versum Projections to reflect circumstances existing after the date the Versum Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Versum Projections, as applicable, are shown to be in error. Except as required by applicable securities laws, Versum does not intend to make publicly available any update or other revision to the Versum Projections, even in the event that any or all assumptions are shown to be in error. Versum has made publicly available its actual results of operations for the year ended September 30, 2018 on Versum’s Annual Report on Form 10-K filed with the SEC on November 21, 2018 and for the quarterly period ended December 31, 2018 on Versum’s Quarterly Report on Form 10-Q filed with the SEC on February 7, 2019. None of Versum or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Versum stockholder or other person regarding Versum’s ultimate performance compared to the information contained in the Versum Projections or that forecasted results will be achieved. Versum has made no representation to Parent, in the merger agreement or otherwise, concerning the Versum Projections.

Summary of the Versum Projections

The following table presents certain unaudited prospective financial information of Versum prepared by Versum management for fiscal years 2019 through 2021, and extrapolated by Lazard, based on discussions with and guidance from Versum management, for fiscal years 2022 through 2023, and approved for Lazard’s and Citi’s use by Versum management.

	Fiscal Year Ended September 30,
($ in millions)	2019E	2020E	2021E	2022E	2023E
Sales	$1,405	$1,647	$1,812	$1,921	$2,017
Adjusted EBITDA(1)	$475	$554	$630	$668	$701
Adjusted EBIT(2)	$419	$492	$563	$596	$626

(1)

Adjusted EBITDA, a non-GAAP term, is net income excluding certain disclosed items which Versum does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, non-service components of net periodic pension cost, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions.

(2)

Adjusted EBIT, a non-GAAP term, is net income excluding certain disclosed items which Versum does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, non-service components of net periodic pension cost, income tax provision, non-controlling interests, and business separation, restructuring and cost reduction actions.

Closing and Effective Time of the Merger

The closing of the merger will take place on the fourth business day following the day on which the last to be satisfied or (to the extent permissible) waived of the conditions for completion of the merger set forth in the merger agreement (other than those conditions that by their nature must be satisfied or waived at the closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) is satisfied or (to the extent permissible) waived in accordance with the merger agreement or on such other date as Versum and Parent may mutually agree in writing. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 105, including the adoption of the merger agreement by Versum stockholders at the special meeting, it is anticipated that the merger will close in the second half of 2019. However, Versum cannot predict the actual date on which the merger will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside of its and Parent’s control. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

As soon as practicable following, and on the date of, the closing, Parent and Versum will cause a certificate of merger relating to the merger, which is referred to as the certificate of merger, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by Parent and Versum in writing and specified in the certificate of merger.

Interests of Versum’s Directors and Executive Officers in the Merger

In considering the recommendations of the Versum board of directors, Versum stockholders should be aware that Versum’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other Versum stockholders generally. These interests are described in more detail below, and with respect to the named executive officers of Versum, are quantified in the tables below in the section entitled “—Quantification of Payments and Benefits to Versum’s Named Executive Officers” beginning on page 68. The Versum board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt the merger agreement and approve the transactions contemplated thereby and to recommend the adoption of the merger agreement to Versum stockholders. See the sections entitled “—Background of the Merger” and “—Recommendation of the Versum Board of Directors; Versum’s Reasons for the Merger” beginning on pages 34 and 42, respectively.

Executive Officers

For purposes of this proxy statement, Versum’s “named executive officers” are (1) Guillermo Novo, President and Chief Executive Officer, (2) George G. Bitto, Executive Vice President and Chief Financial Officer, (3) Michael W. Valente, Senior Vice President, General Counsel and Secretary, (4) Edward C. Shober, Senior Vice President, Materials, and (5) Patrick F. Loughlin. Mr. Loughlin served as Versum’s Senior Vice President, Operations and Supply Chain, through October 31, 2018. For purposes of this disclosure, Versum’s “executive officers” are its named executive officers, together with (a) Dr. John G. Langan, Senior Vice President and Chief Technology Officer and (b) John J. (“Jeff”) White, Senior Vice President, Delivery Systems and Services.

Stock Options, Time-Based Restricted Stock Units, and Performance-Based Restricted Units; Deferred Stock Units

Pursuant to the merger agreement, at the effective time:

•

Outstanding stock options, including those held by directors and executive officers, will be canceled for the right of the option holder to receive a cash payment equal to the product of (i) the number of shares of Versum common stock subject to such stock option, and (ii) the excess, if any, of the merger consideration, over the exercise price of such stock option (with outstanding stock options whose exercise price is equal to or greater than the merger consideration canceled for no consideration or payment).

•

Outstanding RSU awards, including those held by directors and executive officers, will be canceled and converted into the right of the RSU award holder to receive a deferred cash payment equal to the product of (i) the number of shares of Versum common stock underlying such RSU award and (ii) the merger consideration. Such deferred cash payments will (x) vest and settle on terms (including acceleration events) at least as favorable as were applicable to the corresponding RSU award immediately prior to the effective time and (y) other than RSU awards that were converted from equity-based awards granted by Air Products in connection with the spinoff, accrue interest at a rate equal to LIBOR plus 2.0% per annum, computed in accordance with the terms of the applicable award agreement evidencing such RSU award. Each deferred cash payment will vest in full on the original vesting date or, if an executive officer or director experiences a “covered termination” following the effective time and prior to the original vesting date, on the date of such “covered termination,” with the deferred cash payment settled in cash as soon as practicable, but in no event later than 10 business days, following such “covered termination,” or such later time as required to comply with Section 409A of the Code. For employees of Versum and its subsidiaries, a “covered termination” means a termination by Versum or one of its subsidiaries or their successor in interest without “cause” or, to the extent good reason rights are provided for in the award agreement (or employment or similar agreement) applicable to the corresponding RSU award, a resignation by the employee for “good reason” (as such terms are defined in the applicable Versum agreement), in either case, during the 24-month period following the effective time. For non-employee directors of Versum, a “covered termination” means the termination of their service as a director for any reason at or following the effective time.

•

Outstanding PSU awards, including those held by executive officers, will be canceled and converted into the right of the PSU award holder to receive a deferred cash payment equal to the product of (i) the number of shares of Versum common stock underlying such PSU award, which number of shares shall be measured be determined based on actual performance through a shortened performance period ending immediately prior to the effective time, as determined in the good faith discretion of the compensation committee of the Versum board of directors and (ii) merger consideration. Such deferred cash payments will (x) vest and settle on terms (including acceleration events) at least as favorable as were applicable to the corresponding PSU award immediately prior to the effective time, except that deferred cash payments relating to PSU awards will no longer be subject to performance-based vesting criteria and (y) accrue interest at a rate equal to LIBOR plus 2.0% per annum, computed in accordance with the terms of the applicable award agreement evidencing such PSU award. Each deferred cash payment will vest in full on the original vesting or, if an executive officer or director experiences a “covered termination” following the effective time and prior to the original vesting date, on the date of such “covered termination,” with the deferred cash payment settled in cash as soon as practicable, but in no event later than 10 business days, following such “covered termination,” or such later time as required to comply with Section 409A of the Code.

One member of the Versum board of directors, Ambassador Alejandro D. Wolff, has an account balance under the Director DCP. Each DSU award held in Ambassador Wolff’s Director DCP account shall be fully vested and be canceled and converted into the right to receive a cash amount equal to the product of (i) the number of shares of Versum common stock underlying the DSU award held in Ambassador Wolff’s Director DCP account and (ii) the merger consideration, which cash amount will be paid no later than 30 business days following the effective time.

If the closing of the merger has not taken place by November 15, 2019, Versum may make annual grants of equity awards to its employees and its subsidiaries’ employees in the ordinary course of business consistent with past practice in (i) an aggregate dollar amount that is no more than the aggregate dollar amount granted to its employees and its subsidiaries’ employees in connection with Versum’s fiscal year 2019 ordinary course annual equity grants (excluding any special or one-off equity grants made in Versum’s fiscal year 2019) and (ii) individual dollar amounts that are not materially greater than the individual dollar amounts granted to its employees and its subsidiaries’ employees in connection with Versum’s fiscal year 2019 ordinary course annual equity grants (except that the individual dollar amount of any annual equity grant made to an executive officer shall not exceed the individual dollar amount of the fiscal year 2019 ordinary course annual equity grant, excluding any special or one-off grants, made to such executive officer); provided that no such equity awards granted in fiscal year 2020 will contain “double-trigger” vesting protections relating to the transaction contemplated by the merger agreement. Equity awards granted in fiscal year 2020 may be granted in the form of RSU awards or in the same proportion of RSU awards to PSU awards with respect to fiscal year 2019; provided that, at the effective time, any PSU awards granted in fiscal year 2020 will be converted into a deferred cash payment based on target performance.

For an estimated value of the accelerated deferred cash payments corresponding to RSU awards and PSU awards, as described above, that would be payable to Versum’s named executive officers upon a covered termination, please see the section entitled “—Quantification of Payments and Benefits to Versum’s Named Executive Officers” beginning on page 68 below. As of the date of this proxy statement, no Versum directors hold options, and all options awarded to Versum’s executive officers are fully vested. The estimated value of the accelerated deferred cash payments corresponding to RSU awards and PSU awards, as described above, payable upon a covered termination of Versum’s executive officers who are not named executive officers (including accrued cash dividends and based on the same assumptions used to determine the named executive officers’ acceleration value in the section entitled “—Quantification of Payments and Benefits to Versum’s Named Executive Officers” beginning on page 68) is $6,308,130. The estimated value of the accelerated Versum RSU awards payable to Versum’s non-employee directors upon a covered termination is $825,373. The estimated value of the DSU award (based on an assumed share price of $53.00) is $333,445.

Versum Change in Control Severance

Versum’s executive officers are eligible for enhanced severance benefits under their respective employment agreements if they are terminated following a change in control. Mr. Loughlin served as Versum’s Senior Vice President, Operations and Supply Chain, through October 31, 2018 and is not entitled to enhanced or additional severance benefits under his employment agreement as a result of the merger.

If the employment of Messrs. Novo, Bitto, Valente, Shober, White or Langan is terminated without cause or, in the case of Messrs. Novo, Bitto or Valente, by such executive officer for good reason, following a change in control, each of which is referred to as a qualifying termination, the executive officer will be entitled to, in addition to accrued but unpaid base salary and earned but unpaid prior year annual bonus, the following payments and benefits: (i) a lump sum pro rata portion of any annual bonus based upon actual performance for the fiscal year in which the termination of employment occurs; (ii) a lump sum payment equal to the sum of (x) the executive’s monthly base salary at termination and (y) 1/12th of the executive’s average annual bonus paid with respect to the last three full fiscal years prior to the year of termination, with such sum multiplied by 36 for Mr. Novo, 24 for Messrs. Bitto and Valente and 12 for Messrs. Shober, White and Langan; (iii) healthcare benefits under COBRA for 12 months or, if sooner, until the executive’s COBRA eligibility ceases; (iv) $20,000 for Messrs. Novo, Bitto and Valente and $10,000 for Messrs. Shober, White and Langan, for outplacement services; and (v) an amount equal to the matching and the maximum non-elective contributions to the executive officer’s qualified and non-qualified plans that would have been made based on the executive officer’s most recent deferral elections and base salary, respectively, for the 12 months following such termination.

To receive any of the foregoing cash payments or benefits under the executive officer’s employment agreement, the terminated executive officer must sign (and not revoke) a release of claims and continue to comply with covenants of non-competition, non-solicitation of employees, consultants and independent contractors, non-solicitation and non-interference with business relationships (for a period of three years after the date of termination in the case of Mr. Novo, two years in the case of Messrs. Bitto and Valente and one year in the case of Messrs. Shober, Langan and White), confidentiality and nondisparagement.

Under the employment agreements, if an executive officer’s merger-related payments are subject to Section 4999 of the Code, then the executive officer will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive officer. Versum may, in consultation with Parent, mitigate the impact of the excise tax under Section 4999 of the Code on the executive officers and the lost deduction to Parent under Section 280G of the Code by (i) accelerating payments of earned or reasonably expected to be earned cash incentive compensation that would be payable in 2020 to December 2019, (ii) accelerating the vesting or settlement of Versum equity awards scheduled to vest after December 31, 2019 and prior to the effective time of the merger and (iii) valuing certain non-compete covenants.

For an estimate of the amounts of severance that would be payable to Versum’s named executive officers upon a qualifying termination, please see the section entitled “ —Quantification of Payments and Benefits to

Versum’s Named Executive Officers” beginning on page 68 below. The estimated value of the severance benefits that would be payable to the Versum executive officers who are not named executive officers upon a qualifying termination is $1,634,352 in the aggregate, which is based on the same assumptions used to calculate the estimated payments to Versum’s named executive officers in the section entitled “—Quantification of Payments and Benefits to Versum’s Named Executive Officers” beginning on page 68 below.

Versum Deferred Compensation Plan

Versum’s executive officers have account balances under the DCP. As soon as administratively feasible following the effective time, but in no event longer than 90 days thereafter, Versum will pay each participant a single lump-sum cash payment of such participant’s accrued account balance. The executive officers’ account balances under the DCP are fully vested, and none of the executive officers are eligible to receive any additional vesting or enhancements under the DCP upon the merger or termination of employment following the merger. These accrued account balances, as of May 6, 2019, are as follows:

Name	DCP Account Balance ($)
Guillermo Novo	394,007
George G. Bitto	1,303,160
Michael W. Valente	240,541
Edward C. Shober	263,579
Patrick F. Loughlin	204,274
All Other Executive Officers	160,442

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, certain directors and officers of Versum and its subsidiaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 104.

Other Compensation Matters

In connection with the merger, Versum has established a cash-based retention program for the benefit of Versum’s and its subsidiaries’ employees, including Versum’s executive officers, with the aggregate retention pool not to exceed $18 million, less any amounts granted under the cash-based retention program previously established in connection with the Entegris merger agreement, and subject to certain additional limitations. Such retention bonuses are payable promptly following the six-month anniversary of the effective time, subject to continued employment through such date or, if earlier, promptly following a qualifying termination of employment. In addition, in connection with the merger, Versum amended retention bonuses previously granted to Messrs. Novo and Bitto in connection with the Entegris merger agreement to provide for payment in connection with the merger. The retention bonuses granted to Versum’s executive officers as of the date of the filing of this proxy statement are as follows:

Name	Retention Bonus ($)
Guillermo Novo	3,000,000
George G. Bitto	1,000,000
Michael W. Valente	1,000,000
Edward C. Shober	500,000
Patrick F. Loughlin	—
All Other Executive Officers	1,000,000

Quantification of Payments and Benefits to Versum’s Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Versum’s named executive officers in connection with the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Versum’s named executive officers based on the merger, assuming the following:

•	the relevant price per share is $53.00, without interest, which equals the same per share consideration being offered to all other stockholders of Versum in connection with the merger;

•	the effective time of the merger occurs on May 6, 2019, which is the latest practicable date prior to the date of this filing;

•

each such named executive officer experienced a termination of employment by Versum without “cause” or by the named executive officer for “good reason” (as defined in the relevant agreements), in either case, immediately following the assumed closing date of the merger of May 6, 2019;

•	each such named executive officer’s base salary and annual target bonus remains unchanged from those in place on May 6, 2019; and

•	the deferred cash payments corresponding to RSU awards and PSU awards that are outstanding and unvested on May 6, 2019 will fully vest.

The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the effective time. The actual amounts payable to Versum’s named executive officers, if any, will depend on whether the named executive officer incurs a qualifying termination, the date of termination of the named executive officer’s employment (if applicable), the closing date of the merger, the manner of termination, and the terms of the plans or agreements in effect at such time. More detail on the included payments and benefits are set forth above in this section entitled “—Interests of Versum’s Directors and Executive Officers in the Merger” beginning on page 64.

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Perquisites / Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)(6)	Total ($)
Guillermo Novo	7,278,144	22,965,716	—	52,103	—	3,000,000	33,295,963
George G. Bitto	2,696,004	8,591,718	—	52,103	—	1,000,000	12,339,825
Michael W. Valente	2,002,356	6,213,477	—	52,103	—	1,000,000	9,267,936
Edward C. Shober	1,156,007	3,847,221	—	42,103	—	500,000	5,545,331
Patrick F. Loughlin	—	1,106,783	—	—	—	—	1,106,783

(1)

The amounts in this column represent the cash amounts to which the executive officers would be entitled in severance under their respective employment agreements, assuming a qualifying termination following a change in control, which consist of the following:

Name	Cash Severance Payments ($)	Pro-rated Annual Bonus Payment ($)	Matching and Non-Elective Contributions Payment ($)	Total ($)
Guillermo Novo	6,664,000	486,644	127,500	7,278,144
George G. Bitto	2,371,333	252,671	72,000	2,696,004
Michael W. Valente	1,768,000	178,356	56,000	2,002,356
Edward C. Shober	931,000	169,007	56,000	1,156,007
Patrick F. Loughlin	—	—	—	—

The cash severance payments are “double trigger” benefits contingent upon a qualifying termination of employment at or following the effective time and, in each case, are payable in a lump sum within 60 days following termination, subject to such named executive officer’s execution and non-revocation of a release of claims and continued compliance with covenants of non-competition, non-solicitation of employees, consultants or independent contractors, non-solicitation and non-interference with business relationships, confidentiality and nondisparagement. The severance portion of the cash severance payment is equal to the sum of (x) the executive’s monthly base salary at termination and (y) 1/12th of the executive’s average annual bonus paid with respect to the last three full fiscal years prior to the year of termination, with such sum multiplied by 36 for Mr. Novo, 24 for Messrs. Bitto and Valente and 12 for Mr. Shober. The average annual bonus portion of the cash severance payment is calculated using a named executive officer’s most recent base salary and target annual bonus, to which the performance factor from each of the prior three plan years is applied before determining the average of such amounts. With respect to the pro-rated annual bonus payment, because actual performance under Versum’s annual bonus program cannot be determined as of the date of this disclosure, the amounts set forth above reflect target performance and are pro-rated for the period from October 1, 2018, the beginning of Versum’s fiscal year, to May 6, 2019. The pro-rated annual bonus payment is payable at the time bonuses are paid to actively employed executives. The amount of matching and non-elective contribution payments may include one or more profit-sharing contributions, which will be at least 2%. For purposes hereof, a profit sharing contribution equal to 3%, which is the profit-sharing contribution made by Versum in Versum’s 2018 fiscal year, is assumed. The amount of matching contributions would be paid at the end of the 12-month period following the named executive officer’s termination of employment.

Mr. Loughlin served as Versum’s Senior Vice President, Operations and Supply Chain, through October 31, 2018 and is therefore not entitled to any compensation or benefits based on, or otherwise relating to, the merger.

(2)

As of the effective time, all stock options awarded to named executive officers are fully vested and are not reflected in this table. The amounts in this column represent the value of unvested deferred cash payments corresponding to RSU awards and PSU awards converted to such deferred cash payments in accordance with the merger, which we refer to as unvested Versum awards in the below tables. The merger agreement provides for “double-trigger” vesting of these deferred cash payments, which would accelerate upon a termination of employment of the named executive officer by Versum without “cause” or by the named executive officer for “good reason” (as defined in the relevant agreements) following a change in control.

Name	Total ($)
Guillermo Novo	22,965,716
George G. Bitto	8,587,096
Michael W. Valente	6,209,883
Edward C. Shober	3,845,898
Patrick F. Loughlin	1,104,353

The amounts reflected in the table above with respect to unvested Versum awards held by a named executive officer assume that the number of shares subject to each PSU award, which such number of shares is converted into a deferred cash payment in accordance with the merger agreement based on the $53.00 per share consideration, held by a named executive officer is equal to the PSU award that would have vested based on an estimate of actual performance through May 6, 2019 as follows:

Fiscal Year Award	Type of PSU Award (MSU or PRSU)	Performance Vesting Factor (Multiple of Target)
Fiscal year 2017	Versum MSU	1.50
Fiscal year 2017	Versum PRSU	1.93
Fiscal year 2018	Versum MSU	1.34
Fiscal year 2018	Versum PRSU	1.93
Fiscal year 2019	Versum PRSU	2.00

The amounts reflected in the “Equity” column above include accelerated vesting of accrued cash dividends relating to RSU awards granted in respect of Versum’s 2016 fiscal year and accrued as of May 6, 2019 as follows in the table below.

Name	Accrued Dividends ($)
Guillermo Novo	—
George G. Bitto	4,622
Michael W. Valente	3,594
Edward C. Shober	1,323
Patrick F. Loughlin	2,430

(3)

None of the named executive officers are eligible to receive any non-qualified deferred compensation plan enhancements upon the merger or termination of employment following the merger, except that the deferred account balances under Versum’s non-qualified deferred compensation plans will be paid out within 90 days following the effective time. As of the date of this proxy statement, the named executive officers’ deferred account balances are fully vested. Versum does not maintain any defined benefit pension plans in which its named executive officers participate.

(4)

The amounts in the table include the estimated value of continued health benefits under COBRA for up to 12 months and outplacement benefits, which, in each case, are “double-trigger” benefits payable following a qualifying termination under each named executive officer’s respective employment agreement.

Mr. Loughlin served as Versum’s Senior Vice President, Operations and Supply Chain, through October 31, 2018 and is therefore not entitled to continued health benefits or outplacement benefits in connection with the merger.

Name	Continued Health Benefits ($)	Outplacement Benefits ($)	Total ($)
Guillermo Novo	32,103	20,000	52,103
George G. Bitto	32,103	20,000	52,103
Michael W. Valente	32,103	20,000	52,103
Edward C. Shober	32,103	10,000	42,103
Patrick F. Loughlin	—	—	—

(5)	None of the named executive officers will receive an excise tax gross-up in connection with the merger.

(6)

The amounts in this column reflect payment of the retention bonus granted to each of Messrs. Novo, Bitto, Valente and Shober, which is payable upon the six-month anniversary of the effective date subject to continued employment through such date or, if earlier, upon a qualifying termination of such named executive officer (i.e., “double-trigger” payment).

Financing of the Merger

The consummation of the merger is not subject to any financing conditions. Versum anticipates that the total amount of funds necessary to consummate the merger and the related transactions, not including fees and expenses, will be approximately $6.5 billion, including the estimated funds needed to (i) pay Versum stockholders the merger consideration due to them under the merger agreement; (ii) make payments in respect of outstanding Versum equity awards; and (iii) pay the outstanding net indebtedness of Versum, including amounts payable under the notes issued pursuant to the Versum indenture and under the Versum credit agreement. Versum understands that Parent expects to use cash on hand and/or funds available to it under its facilities agreement.

Facilities Agreement

The facilities agreement provides for the following unsecured term loan facilities in an aggregate principal amount of $6.3 billion:

•

A $4,020,000,000 term facility, which is referred to as Facility A, maturing twelve months after the earlier of (a) December 25, 2019 and (b) the first drawdown under the facilities agreement (subject to adjustment as set forth in the facilities agreement if such scheduled maturity date is not a business day). The maturity of Facility A may be extended twice, each time by 6 months, at Parent’s option.

•

A $2,280,000,000 term facility, which is referred to as Facility B, maturing three years after the earlier of (a) December 25, 2019 and (b) the first drawdown under the facilities agreement (subject to adjustment as set forth in the facilities agreement if such scheduled maturity date is not a business day).

The interest rate on Facility A is equal to LIBOR or EURIBOR plus an applicable margin that varies from 0.15 to 0.95% per annum, depending on the number of months elapsed after the initial drawdown, and subject to increase or decrease by 0.0167% per annum if and at any time there is any change to any solicited long-term credit rating assigned to Parent as compared to that assigned on the date of the facilities agreement. The interest rate on Facility B is equal to LIBOR or EURIBOR plus an applicable margin that varies from 0.40 to 0.70% per annum, depending on the solicited long-term credit rating assigned to Parent.

The facilities agreement contains representations and warranties, undertakings, and events of default customary for credit facilities of this nature. Upon the occurrence of certain events of default, the lenders may cancel their outstanding commitments and declare all or part of the outstanding obligations to be immediately due and payable. The obligation of the lenders to fund loans under the facilities agreement is conditioned upon, among other things, delivery of certain financial statements and customary certificates and legal opinions, the absence of specified defaults, the accuracy in all material respects of specified representations and warranties and there being no change in control of Parent.

Regulatory Approvals

General

Each of Parent and Versum have agreed to cooperate with each other and use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable on its part under the merger agreement and applicable law to cause the conditions to closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the outside date) and to consummate and make effective the transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents necessary or advisable to be obtained from any third party or any governmental entity in order to consummate such transactions.

Requisite Regulatory Approvals

The completion of the merger is subject to the receipt of antitrust clearance in the United States, and in Austria, China, Germany, Ireland, Japan, Serbia, South Korea and Taiwan. With respect to the United States, the applicable waiting period under the HSR Act for U.S. antitrust purposes expired on April 10, 2019.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The merger cannot be completed until Parent and Versum obtain clearance to consummate the merger or applicable waiting periods have expired or been terminated in Austria, China, Germany, Ireland, Japan, Serbia, South Korea and Taiwan. Parent and Versum, in consultation and cooperation with each other, will file notifications, as required with the antitrust authorities in these jurisdictions, as promptly as practicable after the date of the merger agreement. Parent filed a notification with the antitrust authority in Serbia on April 10, 2019. The relevant filings for Germany were submitted on May 6, 2019 and for Ireland and Austria on May 10, 2019. The antitrust authorities in these, and also in other jurisdictions, could take such actions under the applicable antitrust laws as they deem necessary or desirable, including delaying, enjoining or prohibiting the merger or seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. There is no assurance that Parent and Versum will obtain all required antitrust clearances or approvals on a timely basis, if at all.

Each of Parent and Versum is required under the merger agreement to defend through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other proceeding by any person or entity (including any governmental antitrust entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger. In addition, each of Parent and Versum is required under the merger agreement to take, effect or agree to any regulatory remedy if such regulatory remedy is reasonably necessary, proper or advisable to permit the consummation of the merger and other transactions contemplated by the merger agreement, although no such regulatory remedy is required if it is not conditioned upon the closing of the merger or if such regulatory remedy, individually or in the aggregate with any other regulatory remedy, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of (1) Versum and its subsidiaries, taken as whole from and after the effective time, (2) Parent and its subsidiaries (excluding Versum and its subsidiaries), taken as a whole from and after the effective time, but assuming a company the size of, and having the financial and operating metrics of, Versum and its subsidiaries, taken as a whole, or (3) Parent and its subsidiaries (including Versum and its subsidiaries), taken as a whole from and after the effective time, but assuming a company twice the size of, and having the financial and operating metrics twice the size of, Versum and its subsidiaries, taken as a whole, in each case, not taking into account any proceeds received or expected to be received from effecting any such regulatory remedy. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see the section entitled “The Merger Agreement—Cooperation; Efforts to Consummate” beginning on page 97.

CFIUS

Under Section 721 of Title VII of the Defense Production Act of 1950, as amended, which is referred to as Section 721, the President of the United States, acting on his own or through CFIUS, an inter-agency committee chaired by the Secretary of the Treasury and composed of officials from the Departments of Commerce, Defense, Energy, Homeland Security, Justice, State, Treasury and other Executive Branch offices, is authorized to review transactions involving foreign persons that could result in control of a U.S. business engaged in interstate commerce in the United States (or, for certain U.S. businesses, investments by foreign persons that do not result in control of the U.S. business) if the President determines that there is credible evidence that the transaction threatens to impair the national security of the United States, and if other provisions of existing law do not provide adequate and appropriate authority to protect national security. CFIUS may clear a proposed transaction unconditionally or impose mitigation requirements as a condition of such clearance. CFIUS may also recommend that the President issue an executive order prohibiting a transaction or requiring a divestiture.

Pursuant to Section 721, a party or parties to a proposed transaction may voluntarily submit a notification of such transaction to CFIUS. In certain cases, submission of a declaration to CFIUS is mandatory pursuant to the interim rule pertaining to a pilot program to review transactions involving foreign persons and certain U.S. businesses that produce, design, test, manufacture, fabricate, or develop one or more critical technologies made effective on November 10, 2018 by the Treasury Department that implements certain authorities granted by the CFIUS reform legislation enacted in August 2018. The President or CFIUS may also initiate a review of a transaction on their own initiative, without any submission by the parties.

The Parties intend to promptly file with CFIUS a notice of the merger in accordance with Section 721. Once CFIUS has accepted the filing, CFIUS will undertake a 45-day review, commencing from the date that CFIUS first accepts the notice. At the end of the 45-day review period, CFIUS may inform the parties that it has concluded all action under Section 721, at which point the review process is complete. Alternatively, CFIUS may determine to undertake an investigation of the merger. An investigation must be completed within 45 calendar days of its initiation (in extraordinary circumstances, the CFIUS Staff Chairperson may extend the investigation for one 15-day period), and at the end of the investigation, CFIUS will either conclude action under Section 721, or may report the matter for decision to the President. Under Section 721, the President must announce a decision within 15 calendar days of the completion of CFIUS’ investigation. In certain cases, CFIUS may identify a national security concern to the parties during the review or investigation period, and if that concern cannot be resolved by a mitigation agreement or otherwise within the initial review and investigation periods, the parties may request permission to voluntarily withdraw and refile their notification in order to allow more time to address national security concerns, which may include the negotiation of a mitigation agreement or condition with respect to such transaction that will allow CFIUS to conclude action under Section 721. Under Section 721 and related regulations, the President and CFIUS have substantial discretion in conducting national security reviews and investigations.

According to the merger agreement, the merger is conditioned on the receipt of CFIUS clearance, where “CFIUS clearance” means, after submission of a mandatory declaration or written notice by the parties with respect to the merger in accordance with the requirements of Section 721 and its implementing regulations, the CFIUS Staff Chairperson (or other representative of CFIUS) shall have notified the parties (i) of CFIUS’ determination that the merger is not a “covered transaction” within the meaning of Section 721, (ii) that there are no unresolved national security concerns with respect to the merger and CFIUS has concluded all action under Section 721 with respect to the merger, or (iii) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States and the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger shall have expired without any such action being threatened, announced or taken, or the President of the United States shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the merger.

There can be no assurance that CFIUS will conclude that the merger will not impair the national security of the United States. There can be no assurance regarding the ultimate outcome of CFIUS’ review or investigation of the merger.

Material U.S. Federal Income Tax Consequences

The exchange of Versum common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder whose shares of Versum common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 117 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange of Shares

Prior to the effective time, Parent will appoint an exchange agent (with Versum’s prior approval) to handle the exchange of shares of Versum common stock for the merger consideration.

At the effective time, each share of Versum common stock (other than the Versum excluded shares) will be converted into the right to receive the merger consideration, in accordance with the merger agreement.

After the effective time, shares of Versum common stock will be cancelled and will cease to be outstanding or exist. Each certificate that previously represented shares of Versum common stock (other than the Versum excluded shares) and each book-entry account formerly representing any non-certified shares of Versum common stock (other than the Versum excluded shares) will represent only the right to receive the merger consideration, in accordance with the merger agreement.

As soon as reasonably practicable (but in any event within three business days) after the effective time, the exchange agent will mail each holder of record of a certificate that immediately prior to the effective time represented outstanding shares of Versum common stock: (a) a notice advising such holders of the effectiveness of the merger, (b) a letter of transmittal specifying that delivery will be effected, and risk of loss and title to a certificate will pass, only upon the surrender of the certificate to the exchange agent and (c) instructions for surrendering the applicable certificate in exchange for the merger consideration. After the completion of the merger, shares of Versum common stock represented by any such certificate will be exchanged for the merger consideration in accordance with the merger agreement.

Holders of shares of Versum common stock in book-entry form will not be required to take any specific actions to exchange shares of Versum common stock for the merger consideration. After the completion of the merger, shares of Versum common stock held in book-entry form will be automatically exchanged for the merger consideration in accordance with the merger agreement.

More information can be found in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 83.

Delisting and Deregistration of Versum Common Stock

If the merger is completed, Versum common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Versum will no longer be required to file periodic reports with the SEC with respect to Versum common stock.

Versum has agreed to cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the combined company of the shares of Versum common stock from the NYSE and the deregistration of the shares of Versum common stock under the Exchange Act as promptly as practicable after the effective time.

Appraisal Rights

If the merger is completed, Versum stockholders who do not vote for the merger agreement proposal will be entitled to appraisal rights under Section 262 of the DGCL, provided that they strictly comply with the conditions and requirements established therein.

Under Section 262 of the DGCL, Versum stockholders of record who do not wish to accept the $53.00 per share merger consideration provided for in the merger agreement have the right to demand appraisal of their shares of Versum common stock and to receive payment in cash of the fair value of their shares of Versum common stock as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be such fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding), provided that they comply with the conditions and requirements established in Section 262 of the DGCL. The “fair value” per share of your shares of Versum common stock as determined by the Delaware Court of Chancery in an appraisal proceeding may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. Versum stockholders who do not vote in favor of the merger agreement proposal, properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL, do not withdraw such demand or otherwise waive or lose their right to appraisal and comply with the other requirements to exercise appraisal rights under the DGCL will be entitled to appraisal rights under the DGCL. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference, in its entirety. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to the record holder of the shares of Versum common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, Versum must notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes Versum’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex D, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 of the DGCL may result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Versum common stock, Versum believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of Versum common stock, you must satisfy each of the following conditions:

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You must deliver to Versum a written demand for appraisal of your shares of Versum common stock before the vote is taken to approve the merger agreement proposal, which must reasonably inform us of the identity of the holder of record of shares of Versum common stock who intends to demand appraisal of such holder’s shares of Versum common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

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You must not vote or submit a proxy in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

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You must hold your shares on the date of making the demand for appraisal and must continuously hold such shares through the effective time of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

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You (or the surviving corporation) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Versum common stock within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is your obligation to initiate all necessary actions to perfect your appraisal rights in respect of your shares of Versum common stock within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of the requirements under Section 262 of the DGCL to perfect your appraisal rights and the merger is completed, your shares of Versum common stock will be converted into the right to receive payment of merger consideration for your shares of Versum common stock as provided for in the merger agreement and you will lose your appraisal rights with respect to your shares of Versum common stock.

A holder of shares of Versum common stock wishing to exercise appraisal rights must hold of record the shares of Versum common stock on the date the written demand for appraisal is made and must continue to hold the shares of Versum common stock of record through the effective time of the merger. A stockholder will lose his, her or its appraisal rights if the stockholder transfers the shares for which it is demanding appraisal rights before the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger agreement proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger agreement proposal or abstain from voting on the merger agreement proposal. Voting against or failing to vote for the merger agreement proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal.

All demands for appraisal should be addressed to Versum Materials, Inc., Attention: Corporate Secretary, 8555 South River Parkway, Tempe, Arizona 85284, and must be delivered to Versum before the vote is taken to approve the merger agreement proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Versum common stock for which appraisal is demanded. The demand must reasonably inform Versum of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Versum common stock in connection with the merger. A stockholder’s failure to deliver to Versum the written demand for appraisal prior to the taking of the vote on the merger agreement proposal at the special meeting will result in the loss of appraisal rights.

Only a holder of record of shares of Versum common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Versum common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the stockholder intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Versum common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Versum common stock. If you hold your shares of Versum common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of Versum common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Versum common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Versum common stock as a nominee for others, may exercise his, her or its appraisal rights with respect to the shares of Versum common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Versum common stock as to which appraisal is sought. Where no number of shares of Versum common stock is expressly mentioned, the demand will be presumed to cover all shares of Versum common stock held in the name of the record owner. If a stockholder holds shares of Versum common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Versum’s record stockholders who has demanded appraisal in accordance with Section 262 of the DGCL and who did not vote in favor of the merger agreement proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Versum common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the “fair value” of his, her or its shares of Versum common stock determined in any such appraisal proceeding by the Delaware Court of Chancery, plus interest, if any, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Versum common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Versum common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Versum common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal and result in the loss of appraisal rights. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger agreement proposal, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Versum common stock not voted in favor of the merger agreement proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Versum common stock held either in a voting trust or by a nominee on behalf of such person for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Versum common stock and with whom agreements as to the value of their shares of Versum common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have become entitled to the appraisal rights provided by Section 262 of the DGCL. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. The Delaware Court of Chancery may require stockholders who have demanded appraisal of their shares of Versum common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Versum common stock entitled to appraisal exceeds 1% of the outstanding shares of Versum common stock, or (2) the value of the consideration provided in the merger for such total number of shares of Versum common stock exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of Versum common stock, the Delaware Court of Chancery will conduct an appraisal proceeding to determine the “fair value” of the shares of

Versum common stock as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value (with interest, if any) by the surviving corporation to the stockholders entitled thereto, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon surrender by those stockholders of the certificates representing their shares of Versum common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as described herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, none of the surviving corporation, Parent or Merger Sub anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Versum common stock is less than the per share merger consideration.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Versum common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Versum common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Versum common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Versum common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration for his, her or its shares of Versum common stock pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights.

In view of the complexity of Section 262 of the DGCL, Versum stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, which is attached as Annex A and is incorporated by reference into this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in the public filings Versum makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 122.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Versum contained in this proxy statement or in the public reports of Versum filed with the SEC may supplement, update or modify the factual disclosures about Versum contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Parent and Versum were qualified and subject to important limitations agreed to by Parent and Versum in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of Parent or Versum, except as expressly stated in the merger agreement. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that Parent and Versum each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by Versum with the SEC.

Additional information about Parent and Versum may be found elsewhere in this proxy statement and in the public filings Versum makes with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 122.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub with and into Versum. At the effective time as a result of the merger, the separate existence of Merger Sub will cease, and Versum will continue its existence under the laws of the State of Delaware as the surviving corporation and become a wholly-owned subsidiary of Parent.

Completion and Effectiveness of the Merger

The closing of the merger will take place on the fourth business day following the day on which the last to be satisfied or (to the extent permissible) waived of the conditions for completion of the merger set forth in the merger agreement (other than those conditions that by their nature must be satisfied or waived (to the extent permissible) at the closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) is satisfied or waived (to the extent permissible) in accordance with the merger agreement or on such other date as Versum and Parent may mutually agree in writing.

As soon as practicable following, and on the date of, the closing, Parent and Versum will cause a certificate of merger relating to the merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by Parent and Versum in writing and specified in the certificate of merger.

Parent and Versum are working to complete the merger prior to the outside date of April 13, 2020 (subject to extension in certain circumstances to July 13, 2020 pursuant to the terms of the merger agreement). It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

Merger Consideration

At the effective time, by virtue of the merger and without any action on the part of the parties or any holder of any capital stock of Versum, each share of Versum common stock issued and outstanding immediately prior to the effective time (other than Versum excluded shares) will be converted into the right to receive the merger consideration.

At the effective time, all treasury shares and Parent owned shares will be cancelled and will cease to exist, and no payment will be made in respect of such shares.

Treatment of Equity Awards

At the effective time, each stock option that is outstanding immediately prior to the effective time will be canceled for the right of the option holder to receive a cash payment equal to the product of (i) the number of shares of Versum common stock subject to such stock option, and (ii) the excess, if any, of the merger consideration, over the exercise price of such stock option (with outstanding stock options whose exercise price is equal to or greater than the merger consideration canceled for no consideration or payment).

At the effective time, each outstanding RSU award and each outstanding PSU award will be canceled and be converted into the right of the RSU award holder or PSU award holder, as applicable, to receive a deferred cash payment equal to the product of (i) the number of shares of Versum common stock underlying such RSU award or PSU award and (ii) the merger consideration. For PSU awards, the number of shares in the immediately preceding sentence will be determined based on actual performance through a shortened performance period ending immediately prior to the effective time, as determined in the good faith discretion of the compensation committee of the Versum board of directors. The deferred cash payments will (i) vest and settle on terms (including acceleration events) at least as favorable as were applicable to the corresponding RSU award or PSU award, as applicable, immediately prior to the effective time, except that deferred cash payments relating to PSU awards will no longer be subject to performance-based vesting criteria and (ii) other than RSU awards that were converted from equity-based awards granted by Air Products in connection with the spinoff, accrue interest at a rate equal to LIBOR plus 2.0% per annum, computed in accordance with the terms of the applicable award agreement evidencing such RSU award or PSU award, as applicable. Each deferred cash payment will vest in full on the original vesting date or, if the holder experiences a “covered termination” following the effective time and prior to the original vesting date, on the date of such “covered termination,” with the deferred cash payment settled in cash as soon as practicable, but in no event later than 10 business days, following such “covered termination,” or such later time as required to comply with Section 409A of the Code. For employees of Versum and its subsidiaries, a “covered termination” means a termination by Versum or one of its subsidiaries or their successor in interest without “cause” or, to the extent good reason rights are provided for in the award agreement (or employment or similar agreement) applicable to the corresponding RSU award or PSU award, a resignation by the employee for “good reason” (as such terms are defined in the applicable Versum agreement), in either case, during the 24-month period following the effective time. For non-employee directors of Versum, a “covered termination” means the termination of their service as a director for any reason at or following the effective time.

At the effective time, each DSU award under the Director DCP will be fully vested and be converted into the right to receive a cash amount equal to (i) the number of shares of Versum common stock covered by the DSU award and (ii) the merger consideration, with such cash payment made to the holder no later than 30 business days following the effective time.

The merger agreement prescribes certain treatment of Versum’s existing equity awards, a summary of which is described in the section entitled “The Merger—Interests of Versum’s Directors and Executive Officers in the Merger” beginning on page  64.

Exchange of Shares

Exchange Agent

Parent will deposit or cause to be deposited, by wire transfer of immediately available funds, with an exchange agent selected by Parent (with Versum’s prior approval, which approval will not be unreasonably withheld, conditioned or delayed), for the benefit of the holders of Versum common stock, as promptly as reasonably practicable following the effective time, an aggregate amount of cash in U.S. dollars sufficient for the exchange agent to deliver the amounts required to be delivered in respect of shares of Versum common stock eligible to receive the merger consideration pursuant to the terms of the merger agreement. Such cash is referred to as the exchange fund.

Exchange Procedures

With respect to certificates formerly representing shares of Versum common stock, as promptly as reasonably practicable (but in any event within three business days) after the effective time, Parent will cause the exchange agent to mail to each holder of record of each such certificate:

•	a notice advising such holder of the effectiveness of the merger;

•	a letter of transmittal in customary form; and

•	instructions for surrendering such certificate to the exchange agent.

Upon surrender to the exchange agent of such certificate (or affidavit of loss in lieu of such certificate as provided in the merger agreement) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be required pursuant to such instructions, the holder of such certificate will be entitled to receive as promptly as practicable (but in any event within three business days) a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in the merger agreement) that such holder has the right to receive pursuant to the merger agreement. Any certificate so surrendered will be cancelled by the exchange agent.

With respect to shares of Versum common stock held in book-entry form not held through DTC, as promptly as reasonably practicable (but in any event within three business days) after the effective time, Parent will cause the exchange agent to mail to each holder of record of any such share:

•	a notice advising such holder of the effectiveness of the merger;

•	a letter of transmittal in customary form; and

•	instructions for transferring such book-entry shares not held through DTC to the exchange agent.

Upon surrender to the exchange agent of book-entry shares not held through DTC in accordance with the terms of the letter of transmittal and accompanying instructions, Parent or Merger Sub will cause the exchange agent to pay and deliver to each holder of such book-entry shares not held through DTC, as promptly as reasonably practicable (but in any event within three business days) after the effective time a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in the merger agreement) that such holder has the right to receive pursuant to the merger agreement.

With respect to shares of Versum common stock held in book-entry form held through DTC, Parent and Versum will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the effective time, upon surrender of shares of Versum common stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration that such holder has the right to receive pursuant to the merger agreement.

No interest will be paid or accrued on any amount payable for shares of Versum common stock pursuant to the merger agreement.

From and after the effective time, there will be no transfers on the stock transfer books of Versum of the shares of Versum common stock that were outstanding immediately prior to the effective time. From and after the effective time, the holders of certificates formerly representing shares of Versum common stock or shares of Versum common stock held in book-entry form will cease to have any rights with respect to such shares of Versum common stock except as otherwise provided in the merger agreement or by applicable law. If, after the effective time, certificates are presented to the combined company for any reason, they will be cancelled and exchanged as provided in the merger agreement.

Termination of the Exchange Fund

Any portion of the exchange fund that remains unclaimed as of the date that is six months after the closing date will be delivered to Parent. Any holder of shares of Versum common stock who has not by that point complied with the terms of the exchange procedures in the merger agreement may thereafter look only to Parent for delivery of the merger consideration that such holder has the right to receive pursuant to the merger agreement.

None of Parent, Versum, the combined company or the exchange agent will be liable to any person in respect of any portion of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate formerly representing shares of Versum common stock or share of Versum common stock held in book-entry form has not been surrendered prior to seven years after the effective time, or immediately prior to such earlier date on which any cash that a holder of any such shares has the right to receive pursuant to the merger agreement in respect thereof would otherwise escheat to or become property of any governmental entity, any such cash will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

Lost, Stolen or Destroyed Share Certificates

In the event that any certificate formerly representing shares of Versum common stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, the merger consideration payable or issuable pursuant to the merger agreement, as if such lost, stolen or destroyed certificate had been surrendered.

Appraisal Rights

No person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL will be entitled to receive the merger consideration with respect to the dissenting shares owned by such person unless and until such person has effectively withdrawn or lost such person’s right to appraisal under the DGCL, at which time such dissenting shares will be treated as if they had been converted into and become exchangeable for the right to receive the merger consideration, without interest and after giving effect to any required tax withholdings as provided in the merger agreement. Versum is required to give Parent (i) prompt notice of any written demands received by Versum for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by Versum relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. Versum will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Withholding Rights

Each of Parent, Merger Sub, the combined company, the exchange agent and any other withholding agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Versum common stock and Versum equity awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law.

Adjustments to Prevent Dilution

If, from the date of the merger agreement to the effective time, the issued and outstanding shares of Versum common stock or securities convertible or exchangeable into or exercisable for shares of Versum common stock have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period has been declared, then the merger consideration will be equitably adjusted to provide the holders of shares of Versum common stock the same economic effect as contemplated by the merger agreement prior to such event.

Transfers of Ownership

If a transfer of ownership of shares of Versum common stock is not registered in Versum’s stock transfer books or ledger, or if the merger consideration is to be paid to an individual other than that named in the certificates surrendered or transferred, the merger consideration may be paid to a person other than the person in whose name the certificate so surrendered or transferred is registered in the stock transfer books or ledger only if (i) such certificate is properly endorsed and is otherwise in proper form for surrender and transfer and (ii) the person requesting the payment has paid Parent any transfer taxes required by reason of the payment of the merger consideration to a person other than the registered holder of such certificate, or established to the satisfaction of Parent that such transfer taxes have been paid or are otherwise not payable.

Representations and Warranties

The merger agreement contains representations and warranties made by Versum to Parent and by Parent to Versum. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge after reasonable inquiry. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to Parent by Versum, in the case of representations and warranties made by Versum, as well as the reports of Versum filed with or furnished to the SEC during the period from January 1, 2018 through the business day prior to the date of the merger agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature).

In the merger agreement, Versum has made representations and warranties to Parent, regarding:

•	organization, good standing and qualification to do business;

•	subsidiaries;

•	capital structure;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;

•

the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

•

the absence of violations of, or conflicts with, Versum’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•

the proper filing of reports with the SEC since January 1, 2017, the accuracy of the information contained in those reports, compliance with the requirements of certain laws and the design of its internal disclosure controls and procedures;

•	the compliance with GAAP and SEC accounting rules and regulations with respect to financial statements included in or incorporated by reference in its SEC filings;

•	conduct of business in the ordinary course from January 1, 2018 through April 12, 2019 (the date of the merger agreement);

•	the absence of any event that would be reasonably expected to have a material adverse effect on Versum from January 1, 2018;

•	absence of certain litigation and governmental orders;

•	absence of undisclosed liabilities;

•	employee benefits matters, including matters related to employee benefit plans;

•	labor matters;

•	compliance with certain laws and regulations and Versum’s licenses;

•	inapplicability to the merger of state takeover statutes and anti-takeover provisions in Versum’s organizational documents and Versum’s termination of the Versum rights plan;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance;

•	certain material contracts;

•	title to and interests in, and the operating condition of, Versum’s assets;

•	real property;

•	the absence of affiliate transactions;

•	recommendation and fairness opinion;

•	brokers and finders;

•	voting requirements;

•

termination of Entegris merger agreement and, pursuant to the terms of the Entegris merger agreement, payment by Versum to Entegris of the Entegris termination fee of $140 million in connection with the termination of the Entegris merger agreement by Versum in order to enter into the merger agreement with Parent; and

•	the absence of other representations and warranties.

In the merger agreement, Parent and Merger Sub have made representations and warranties to Versum regarding:

•	organization, good standing and qualification to do business;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;

•

the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

•

the absence of violations of, or conflicts with, Parent’s, Merger Sub’s or their respective subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	Parent’s ownership of Merger Sub and a lack of Merger Sub’s prior activities;

•	absence of certain litigation;

•	availability of funds;

•	Parent’s ownership of Versum common stock;

•	brokers and finders; and

•	the absence of other representations and warranties.

For purposes of the merger agreement, a “material adverse effect” means any effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of Versum and its subsidiaries, taken as a whole; except that none of the following, alone or in combination, will be deemed to constitute a material adverse effect, or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

•

effects generally affecting the economy, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes to interest rates and exchange rates, or political, regulatory or business conditions in any jurisdiction in which Versum or any of its subsidiaries has material operations or where any of Versum’s or any of its subsidiaries’ products or services are sold;

•	effects that are the result of factors generally affecting the semiconductor industry or any industry, markets or geographical areas in which Versum and its subsidiaries operate;

•

any loss of, or adverse effect in, the relationship of Versum or any of its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship to the extent caused by the entry into, announcement or consummation of the transactions contemplated by the merger agreement (except that this exception does not apply to the representations and warranties regarding the execution of the merger agreement violating organizational documents, contracts or laws);

•	the performance by Versum of its obligations to the extent expressly required under the merger agreement;

•

any action taken (or not taken) by Versum or any of its subsidiaries (1) that is required to be taken (or not to be taken) by the merger agreement and for which Versum has requested in writing Parent’s consent to permit its non-compliance and Parent has not granted such consent or (2) at the written request of Parent, which action taken (or not taken) is not required under the terms of the merger agreement;

•

changes or modifications, and prospective changes or modifications, in GAAP or in any law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of the merger agreement;

•

any failure, in and of itself, by Versum to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; except that this exception will not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a material adverse effect (if not otherwise falling within any other exception);

•

any effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, geopolitical conditions, military actions or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any person; or

•

a decline in the market price, or change in trading volume, in and of itself, of the shares of Versum common stock on the NYSE, or any ratings downgrade or change in ratings outlook for Versum or any of its subsidiaries; except that this exception will not prevent or otherwise affect a determination that any effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a material adverse effect (if not otherwise falling within any other exceptions).

Notwithstanding the exceptions listed above, with respect to the first, second, sixth and eighth exceptions listed, such effect will be taken into account in determining whether a material adverse effect has occurred if it disproportionately adversely affects Versum and its subsidiaries, taken as a whole, compared to other companies and their respective subsidiaries, taken as a whole, of comparable size, operating in the industries in which Versum and its subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such effect will be taken into account in determining whether a material adverse effect has occurred.

Conduct of Business Prior to the Effective Time

Versum has agreed as to itself and its subsidiaries that, after the date of the merger agreement and prior to the effective time (except as approved in writing by Parent (which approval may not be unreasonably withheld, conditioned or delayed)) except as otherwise expressly contemplated by the merger agreement or as set forth in Versum’s disclosure letter, the business of Versum and its subsidiaries will be conducted in all material respects in the ordinary course and, to the extent consistent therewith, it and its subsidiaries will use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its and its subsidiaries’ present officers, employees and agents.

From the date of the merger agreement until the effective time, subject to certain exceptions and except as expressly contemplated by the merger agreement, required by applicable law, approved in writing by Parent (which approval may not be unreasonably withheld, conditioned or delayed) or set forth in Versum’s disclosure letter, Versum has agreed not to and to cause its subsidiaries not to:

•

make or propose any change to its organizational documents or, except for amendments that would both not materially restrict the operations of its businesses and not reasonably be expected to prevent, materially delay or materially impair the ability of Versum to consummate the transactions contemplated by the merger agreement, the organizational documents of any of its subsidiaries;

•

other than in the ordinary course, except for any such transactions among its direct or indirect wholly-owned subsidiaries, (a) merge or consolidate itself or any of its subsidiaries with any other person, or (b) restructure, reorganize or completely or partially liquidate;

•

acquire assets outside of the ordinary course from any other person (a) with a fair market value or purchase price in excess of $75 million in the aggregate in any transaction or series of related transactions (including incurring any indebtedness related thereto), in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or (b) that would reasonably be expected to prevent, materially delay or materially impair the ability of Versum to consummate the merger or other transactions contemplated by the merger agreement, in each case, other than acquisitions of inventory or other goods in the ordinary course and transactions among Versum and its direct or indirect wholly-owned subsidiaries or among Versum’s direct or indirect wholly-owned subsidiaries;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the same, or otherwise enter into any contract or understanding with respect to the voting of, any shares of its capital stock or of any of its subsidiaries (other than the issuance of shares (a) by its direct or indirect wholly-owned subsidiary to it or another of its direct or indirect wholly-owned subsidiaries, (b) in respect of equity-based awards outstanding as of the date of the merger agreement, or (c) granted in accordance with the terms of the merger agreement with respect to employee compensation and benefits, in the case of (b) and (c), in accordance with their terms and, as applicable, the plan documents as in effect on the date of the merger agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•

create or incur any encumbrance (other than certain permitted encumbrances) over any material portion of Versum’s and its subsidiaries’ consolidated properties and assets that is not incurred in the ordinary course on any of its assets or any of its subsidiaries, except for encumbrances (a) that are required by or automatically effected by contracts in place as of the date of the merger agreement, (b) that do not materially detract from the value of such assets or (c) that do not materially impair the operations of Versum or any of its subsidiaries;

•

make any loans, advances, guarantees or capital contributions to or investments in any person (other than to or from Versum and any of its direct or indirect wholly-owned subsidiaries, as applicable, or in accordance with the merger agreement) in excess of $10 million in the aggregate;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned subsidiary to it or to any other direct or indirect wholly-owned subsidiary) or modify in any material respects its dividend policy, except that, consistent with the provisions of the merger agreement, Versum may make, declare and pay one regular quarterly cash dividend in each fiscal quarter in an amount per share of up to $0.08 per quarter with a record date consistent with the record date for each quarterly period;

•

reclassify, split, combine, subdivide or redeem, purchase (through Versum’s share repurchase program or otherwise) or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to:

•	the capital stock or other equity interests of a direct or indirect wholly-owned subsidiary of Versum; or

•

the acquisition of shares of Versum common stock tendered by employees in connection with a cashless exercise of Versum options outstanding as of the date of the merger agreement or in order to pay taxes in connection with the exercise or vesting of Versum equity awards outstanding as of the date of the merger agreement or granted in accordance with the terms of the merger agreement with respect to employee compensation and benefits, pursuant to the terms of the Versum stock plan and the applicable award agreement, in the ordinary course;

•	make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure:

•	not in excess of $25 million in the aggregate during any consecutive 12-month period (other than capital expenditures within the thresholds set forth in Versum’s disclosure letter);

•

expenditures not in excess of $10 million (net of insurance proceeds) in the aggregate that Versum reasonably determines are necessary to avoid a material business interruption or maintain the safety and integrity of any asset or property; or

•	paid by any direct or indirect wholly-owned subsidiary to Versum or to any other direct or indirect wholly-owned subsidiary of Versum,

in each case in response to any unanticipated and subsequently discovered events, occurrences or developments (except that Versum will use its reasonable best efforts to consult with Parent prior to making or agreeing to any such capital expenditure);

•

other than in the ordinary course, enter into any contract that would have been a material contract had it been entered into prior to the merger agreement, adversely amend, modify, supplement or waive, terminate, assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any material contract other than (a) expirations and renewals of any such contract in the ordinary course in accordance with the terms of such contract, (b) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under intellectual property owned by Versum and its subsidiaries, granted in the ordinary course, or (c) any agreement among Versum and its direct or indirect wholly-owned subsidiaries or among Versum’s direct or indirect wholly-owned subsidiaries;

•

other than in the ordinary course or with respect to amounts that are not material to Versum and its subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by it or any of its subsidiaries or waive any rights held by it or any of its subsidiaries except debts or claims among Versum and its direct or indirect wholly-owned subsidiaries or among Versum’s direct or indirect wholly-owned subsidiaries;

•

settle or compromise, or offer or propose to settle or compromise any material proceeding, including before a governmental entity, except in accordance with the parameters set forth in Versum’s disclosure letter, except that no such settlement or compromise, or offer in respect thereof, may involve any injunctive or other non-monetary relief which, in either case, imposes any material restrictions on the business operations of Versum and its subsidiaries or affiliates, or, after the effective time, the combined company;

•	materially amend any material financial accounting policies or procedures, except as required by changes to GAAP;

•

enter into any material closing agreement with respect to taxes, settle any material tax claim, audit, assessment or dispute materially in excess of the amount reserved therefore, surrender any right to claim a refund of a material amount of taxes, or fail to file when due (taking into account any available extensions) any material tax return;

•

transfer, sell, lease, divest, cancel, abandon, allow to lapse or expire or otherwise dispose of, or permit or suffer to exist the creation of any encumbrance upon, any assets (tangible or intangible), product lines or businesses material to it and its subsidiaries, taken as a whole, including capital stock of any of its subsidiaries, except in connection with (a) sales of or non-exclusive licenses of the foregoing provided in the ordinary course, (b) sales of obsolete assets, (c) sales, leases, licenses or other dispositions of assets (not including services) with a fair market value not in excess of $15 million in the aggregate other than pursuant to material contracts in effect prior to the date of the merger agreement, or entered into after the date of the merger agreement in accordance with the merger agreement and (d) sales among Versum and its direct or indirect wholly-owned subsidiaries or among Versum’s direct or indirect wholly-owned subsidiaries;

•

except as required by the terms of any benefit plan as in effect on the date of the merger agreement, as permitted under the merger agreement or as required by applicable law, increase or change the compensation or benefits payable to any employee other than in the ordinary course, provided that, except as expressly disclosed in Versum’s disclosure letter or required pursuant to a Versum benefit plan, as applicable, in effect as of the date of the merger agreement, Versum may not:

•	grant any new long-term incentive or equity-based awards or amend or modify the terms of any such outstanding awards under any Versum benefit plan, as applicable;

•	grant any retention or transaction bonuses;

•

increase or change the compensation or benefits payable to any executive officer (other than changes in health and welfare benefits that are generally applicable to all salaried employees in the ordinary course or increases in the base salaries and benefits of any executive officer in the ordinary course);

•

terminate, enter into, amend or renew (or communicate any intention to take such action) any material benefit plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, or, other than as permitted by Versum’s disclosure letter, adopt any compensation or benefit arrangement that would be a material benefit plan if it were in existence as of the date of the merger agreement;

•	accelerate the vesting of any compensation for the benefit of any employee;

•	increase or change the severance terms applicable to any employee;

•	take any action to fund or secure the payment of any amounts under any benefit plan;

•

other than as required by GAAP, change any assumptions used to calculate funding or contribution obligations under any benefit plan, or increase or accelerate the funding rate in respect of any benefit plan; or

•

terminate the employment of any executive officer (other than for cause) or hire any new executive officer (other than as a replacement hire receiving substantially similar terms of employment); except that, to the extent that Versum intends to hire an individual to replace any of its named executive officers, Versum will first consult in good faith with Parent prior to, and with respect to, the hiring of such individual;

•

recognize any labor organization as the representative of any of the employees of Versum or its subsidiaries or become a party to, establish, adopt, amend, commence negotiations for or terminate any collective bargaining agreement or other similar written agreement with a labor organization, in each case, other than in the ordinary course or as required by applicable law;

•	incur any indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) or guarantee any such indebtedness, except for:

•	indebtedness for borrowed money incurred in the ordinary course under Versum’s revolving credit facilities and other lines of credit existing as of the date of the merger agreement;

•	guarantees by Versum or any direct or indirect wholly-owned subsidiary of Versum of indebtedness of Versum or any other direct or indirect wholly-owned subsidiary of Versum;

•

indebtedness incurred in connection with a refinancing or replacement of existing indebtedness (but in all cases which refinancing or replacement must not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with the indebtedness being refinanced or replaced);

•	indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course;

•

interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging contracts not entered for speculative purposes and entered into in the ordinary course and in compliance with its risk management and hedging policies or practices in effect on the date of the merger agreement;

•	indebtedness incurred by mutual agreement of the parties in accordance with the merger agreement; or

•	indebtedness incurred among Versum and its direct or indirect wholly-owned subsidiaries or among Versum’s direct or indirect wholly-owned subsidiaries;

•	convene any special meeting (or any adjournment or postponement thereof) of Versum stockholders other than the special meeting as described in this proxy statement; or

•	agree or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals

Versum has agreed that neither Versum nor any its subsidiaries, will, and that it will cause its and its subsidiaries’ directors, officers and employees not to, and not permit its investment bankers, attorneys, accountants and other advisors or representatives to, which directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives are collectively referred to as representatives, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage (including by way of furnishing information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an acquisition proposal;

•

engage in, continue or otherwise participate in any discussions with or negotiations relating to, or otherwise cooperate in any way with, any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions or negotiations);

•

provide any nonpublic information to any person in connection with any acquisition proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal; or

•

otherwise knowingly facilitate any effort or attempt to make an acquisition proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means:

•

any proposal, offer or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Versum or any of its subsidiaries and involving, directly or indirectly, 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of subsidiaries of Versum); or

•

any acquisition by any person or group (as defined under Section 13 of the Exchange Act) resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Versum or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of subsidiaries) of Versum in each case of this bullet and the preceding bullet, other than the merger and the other transactions contemplated by the merger agreement, except that any proposal or offer to the extent related to any purchase of assets required to be divested or held separate (including by trust or otherwise) pursuant to a regulatory remedy (as defined in the section entitled “—Cooperation; Efforts to Consummate” beginning on page 97) in accordance with the merger agreement will not be deemed an acquisition proposal.

Notwithstanding the restrictions described above, prior to the time, but not after, the required Versum vote is obtained, in response to an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not arise from or in connection with a breach of the above obligations, Versum may:

•

provide information in response to a request therefor (including nonpublic information regarding it or any of its subsidiaries) to the person who made such acquisition proposal only if such information has previously been made available to, or is made available to Parent prior to or substantially concurrently with the time such information is made available to such person and, prior to furnishing any such information, Versum receives from the person making such acquisition proposal an executed confidentiality agreement containing terms that are generally not less restrictive to the other party than those contained in the confidentiality agreement executed by Parent and Versum are on Parent (except that such confidentiality agreement need not include any “standstill terms”), and which confidentiality agreement does not prohibit compliance with this bullet point; and

•	participate in any discussions or negotiations with any such person regarding such acquisition proposal,

in each case only if, prior to doing so, the Versum board of directors determines in good faith after consultation with its outside legal counsel that based on the information then available and after consultation with its financial advisor such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

A “superior proposal” means an unsolicited, bona fide written acquisition proposal (except that the references in the definition thereof to “15% or more” will be deemed to be references to “50% or more”) made after the date of the merger agreement that the Versum board of directors has determined in good faith, after consultation with its outside legal counsel and its financial advisor:

•	would result in a transaction more favorable (including, without limitation, from a financial point of view) to Versum stockholders than the transactions contemplated by the merger agreement; and

•	is reasonably likely to be consummated on the terms proposed, in each case of this bullet and the preceding bullet, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of and any prior dealings with the person or persons making the proposal and any other aspects considered relevant by the Versum board of directors, including any revisions to the terms of the merger agreement proposed by Parent pursuant to the terms of the merger agreement.

Notice Regarding Acquisition Proposals

Versum must promptly (and, in any event, within 24 hours) give notice to Parent if (a) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (b) any information is requested in connection with any acquisition proposal from, or (c) any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, it or any of its representatives, setting forth in such notice the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and must then keep Parent informed, on a current basis (and, in any event, within 24 hours), of the status and material terms of any such proposals or offers (including any amendments) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

No Change of Recommendation

Versum has agreed that, except as otherwise set forth in the merger agreement, the Versum board of directors, including any committee thereof will not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the recommendation to the holders of shares of Versum common stock to vote in favor of the adoption of the merger agreement, which is referred to as the Versum recommendation, in a manner adverse to Parent;

•	fail to include the Versum recommendation in this proxy statement;

•

fail to recommend against acceptance of a tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Versum common stock (other than by Parent or an affiliate of Parent), in each case, within ten business days after the commencement of such tender or exchange offer (or, if earlier, prior to the special meeting) (for the avoidance of doubt, the taking of no position or a neutral position by the Versum board of directors in respect of the acceptance of any such tender offer or exchange offer as of the end of such period will constitute a failure to recommend against acceptance of any such offer);

•

approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement permitted as discussed above in the section entitled “—No Solicitation of Acquisition Proposals” beginning on page 92) relating to any acquisition proposal, which agreement is referred to as an alternative acquisition agreement (any action described in this bullet or the preceding three bullets being referred to as a change of recommendation); or

•	cause or permit Versum to enter into an alternative acquisition agreement.

Permitted Change of Recommendation—Superior Proposal

Prior to the time, but not after, the required Versum vote is obtained, the Versum board of directors may effect a change of recommendation or terminate the merger agreement to enter into a definitive written agreement with respect to a superior proposal if an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not arise from or in connection with a breach of the obligations set forth in the merger agreement is received by Versum and is not withdrawn, and the Versum board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor that such acquisition proposal constitutes a superior proposal, and:

•

Versum has given Parent written notice of such action and the basis therefor four business days in advance, which notice sets forth in writing that the Versum board of directors intends to consider whether to take such action and complies in form, substance and delivery with the terms of the merger agreement, which notice is referred to as a board recommendation notice;

•

after giving such board recommendation notice and prior to making a change of recommendation or terminating the merger agreement, Versum negotiates in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of the merger agreement as would cause such acquisition proposal to cease to be a superior proposal; and

•

at the end of the four business day period, prior to and as a condition to making a change of recommendation or terminating the merger agreement, the Versum board of directors takes into account any changes to the terms of the merger agreement proposed in writing by Parent and any other information offered by Parent in response to the board recommendation notice, and has determined in good faith after consultation with its outside legal counsel and its financial advisor that in the case of a superior proposal, such superior proposal would continue to constitute a superior proposal, if such changes offered in writing by Parent were to be given effect.

Any amendment to the financial terms and any other material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for the purposes of the obligations described above except that references to “four business days” will be deemed to be references to “two business days” and such two business day period will expire at 11:59 p.m. on the second business day immediately following the day on which such new board recommendation notice is delivered.

Permitted Change of Recommendation—Intervening Event

Prior to the time, but not after, the required Versum vote is obtained, the Versum board of directors may effect a change of recommendation if an intervening event has occurred, and prior to taking such action, the Versum board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action in response to such intervening event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and:

•	Versum has given Parent a board recommendation notice four business days in advance, which notice includes a reasonably detailed description of such intervening event;

•

after giving such board recommendation notice and prior to effecting a change of recommendation, Versum negotiates in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of the merger agreement; and

•

at the end of the four business day period, prior to and as a condition to effecting a change of recommendation, the Versum board of directors will take into account any changes to the terms of the merger agreement proposed in writing by Parent and any other information offered by Parent in response to the board recommendation notice, and has determined in good faith after consultation with its outside legal counsel and its financial advisor that (1) such intervening event remains in effect and (2) the failure to effect a change of recommendation in response to such intervening event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law if such changes offered in writing by Parent were to be given effect.

An “intervening event” means any material effect that was not known or reasonably foreseeable by the Versum board of directors on the date of the merger agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by such board of directors as of the date of the merger agreement), which effect or consequences, as applicable, become known by such board of directors prior to the time Versum receives the required Versum vote except that:

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in no event will the receipt, existence or terms of an acquisition proposal or a superior proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether an intervening event has occurred;

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in no event will any changes in the market price or trading volume of Versum common stock or the fact that Versum meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period constitute an intervening event, except that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether an intervening event has occurred; and

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in no event will any effect constitute an intervening event solely as a result of the fact that such event has had or would reasonably be expected to have an adverse effect on the business or financial condition of Parent.

Nothing contained in the merger agreement will prevent Versum from complying with its disclosure obligations under applicable United States federal or state law with regard to an acquisition proposal or making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder, except that Versum may not effect a change of recommendation other than in accordance with the procedures described above.

Existing Discussions and Standstill Provisions

Versum must, and must cause its subsidiaries to, use its reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (including Entegris) prior to the date of the merger agreement with respect to any acquisition proposal, or proposal that would reasonably be expected to lead to an acquisition proposal. Versum must promptly deliver a written notice to each such person providing only that Versum is ending all discussions and negotiations with such person with respect to any acquisition proposal, or proposal or transaction that would reasonably be expected to lead to an acquisition proposal, which notice must also request the prompt return or destruction of all confidential information concerning Versum and any of its subsidiaries, as applicable, that has been furnished to such person by or on behalf of Versum or any of its subsidiaries. Versum will promptly terminate all physical and electronic data access previously granted to such persons.

During the period beginning on the date of the merger agreement and continuing until the earlier of the effective time and termination of the merger agreement pursuant to its terms, Versum must not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Versum or any of its respective subsidiaries is a party and must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions of such agreements.

Further Actions

Parent must and must cause its subsidiaries to, as soon as reasonably practicable (and in any event within one business day after the date of the merger agreement), (i) file an amendment to the tender offer statement on Schedule TO filed with the SEC by Parent on March 26, 2019 to irrevocably withdraw and terminate the offer contemplated thereby, and (ii) withdraw the proxy statement on Schedule 14A filed with the SEC by Parent on March 22, 2019.

Versum must and must cause its subsidiaries to, as soon as reasonably practicable (and in any event within one business day after the date of the merger agreement), (i) terminate all solicitation efforts with respect to the joint proxy statement/prospectus on Schedule 14A filed with the SEC by Versum on March 20, 2019 and take all reasonable action to withdraw such joint proxy statement/prospectus, and (ii) cancel the special meeting of Versum stockholders contemplated by the Entegris merger agreement and provide notice of such cancellation to Versum stockholders (as required by law or reasonably requested by Parent).

Special Meeting

Versum must take, in accordance with applicable law and its organizational documents, all action necessary to convene the special meeting as promptly as practicable after the SEC staff advises that it has no further comments on this proxy statement or that Versum may commence mailing of this proxy statement, to consider and vote upon the adoption of the merger agreement, and to cause such vote to be taken, and must not postpone or adjourn such meeting except to the extent required by law, in accordance with the terms of the merger agreement, or, if, as of the time for which the special meeting was originally scheduled, there are insufficient shares of Versum common stock represented (either in person or by proxy) and voting to obtain the required Versum vote or to constitute a quorum necessary to conduct the business of the special meeting. Versum must, subject to the right of the Versum board of directors to effect a change of recommendation in accordance with the terms of the merger agreement, use reasonable best efforts to solicit from its stockholders proxies in favor of the proposal to adopt the merger agreement.

Versum agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation on a timely basis and to give written notice to Parent one day prior to the special meeting indicating whether as of such date sufficient proxies representing the Versum required vote have been obtained. The special meeting may be adjourned, including at Parent’s request, if it is necessary to ensure that any supplement or amendment to this proxy statement is delivered or if Versum has not received sufficient proxies to obtain the required Versum vote as of two business days before the special meeting. Such adjournment must not be more than 10 days in connection with any one postponement or adjournment or to a date that is no later than three business days prior to the outside date.

Subject to Versum’s termination rights described in “—Termination of the Merger Agreement” beginning on page 107, Versum agrees that its obligations to hold the special meeting will not be affected by the making of a change of recommendation by the Versum board of directors nor will those obligations be affected by the commencement of or announcement or disclosure of or communication to Versum of any acquisition proposal (including any superior proposal) or the occurrence or disclosure of an intervening event.

Cooperation; Efforts to Consummate

On the terms and subject to the conditions set forth in the merger agreement, Parent and Versum are required to cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable law to cause the conditions to closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the outside date) and to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable (and in any event no later than the outside date) all consents necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement, executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement.

Versum and Parent will jointly develop and consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made with, or submitted to, any third party or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, provided, however, that to the extent legally permissible and promptly following the date of the merger agreement, Parent will determine whether filings are to be made in individual European countries or with the European Commission, subject to good faith consultation with Versum prior to taking any material substantive positions with respect to a filing under the Council Regulation (EC) No. 139/2004 of the European Union. Neither Versum nor Parent will permit any of its officers or other representatives to participate in any substantive meeting, telephone call or conference with any governmental entity in respect of any filing, investigation or otherwise relating to the merger and the other transactions contemplated by the merger agreement unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate therein.

Each of the parties will use reasonable best efforts to furnish to each other all information required for any filing, other than confidential or proprietary information not directly related to the merger and the other transactions contemplated by the merger agreement, and to give the other party reasonable prior notice of any such filing and, to the extent practicable, keep the other party reasonably informed with respect to the status of each consent sought from a governmental entity in connection with the merger and the other transactions contemplated by the merger agreement and the material communications between such party and such governmental entity, and, to the extent practicable, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with any such filing or communication.

Each of the parties will promptly furnish the other with copies of all correspondence, filings (except for the parties’ initial HSR Act filings) and material communications between them and their affiliates and representatives, on one hand, and any such governmental entity or its respective staff on the other hand, with respect to the merger and the other transactions contemplated by the merger agreement in order for such other party to meaningfully consult and participate in accordance with the merger agreement, except that materials furnished may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Subject to applicable law, each of Versum and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consent in connection with the merger and the other transactions contemplated by the merger agreement, and neither party will directly or indirectly agree to extend any applicable waiting period (including under the HSR Act) or enter into any agreement with a governmental entity related to the merger agreement or the merger or the other transactions contemplated by the merger agreement, in each case, without the prior written consent of the other party. In exercising the foregoing rights, each of Versum and Parent will act reasonably and as promptly as reasonably practicable.

Subject to certain exceptions, neither Parent nor Versum will, and each of them will cause their respective affiliates not to, take any action, including acquiring any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), in each case, that could reasonably be expected to materially impair, adversely affect or materially delay obtaining or making any filing contemplated by the merger agreement or the timely receipt thereof.

On the terms and subject to the conditions set forth in the merger agreement, each of Parent and Versum agrees, subject to applicable law, to:

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promptly provide to each and every federal, state, local or foreign court or governmental entity with jurisdiction over enforcement of any applicable antitrust law or Section 721, which is referred to as a governmental antitrust or security entity, of non-privileged information and documents requested by any governmental antitrust or security entity or that are necessary, proper or advisable to permit consummation of the merger and the other transactions contemplated by the merger agreement; and

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promptly use its reasonable best efforts to take all reasonably necessary, proper or advisable steps to avoid the entry of, and resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the merger or the other transactions contemplated by the merger agreement, including:

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the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other proceeding by any person or entity seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement; and

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(i) proposing, negotiating, committing to and agreeing to sell, lease, license or otherwise dispose of, or hold separate pending such disposition; (ii) agreeing to restrictions or actions that after the effective time would limit Parent’s or its subsidiaries’ (including Versum’s) or affiliates’ freedom of action or operations with respect to, or its ability to retain, one or more of its subsidiaries’ businesses, product lines or assets; or (iii) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of Parent or Versum or either of their respective subsidiaries if such remedy described in this bullet and the two preceding bullets (each such action being referred to as a regulatory remedy) should be reasonably necessary, proper or advisable so as to permit the consummation of the merger and the other transactions contemplated by the merger agreement on a schedule as close as possible to that contemplated in the merger agreement, except that neither Parent nor Versum is required to effectuate or agree to effectuate any such regulatory remedy described in this bullet and the two preceding bullets unless such remedy is conditioned upon the closing and only effective following the closing.

Neither the covenants described in this section nor the “reasonable best efforts” standard in the merger agreement will require, or be construed to require, (i) Parent or Versum or any of their respective subsidiaries or other affiliates to (a) waive any of the conditions to the closing of the merger, or (b) take, effect or agree to any regulatory remedies unless such regulatory remedy is conditioned upon the occurrence of the closing or is effective on or after the closing, or (ii) Parent or any of its subsidiaries or other affiliates to take, effect or agree to any regulatory remedy that individually or in the aggregate with any other regulatory remedy to be taken, effected or agreed to, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of (a) Versum and its subsidiaries, taken as a whole from and after the effective time, (b) Parent and its subsidiaries (excluding Versum and its subsidiaries), taken as a whole from and after the effective time, treating for this purpose the effects of all regulatory remedies as if they affected a company having the size of, and having the financial and operating metrics of, Versum and its subsidiaries, taken as a whole, or (c) Parent and its subsidiaries (including Versum and its subsidiaries), taken as a whole from and after the effective time, treating for this purpose the effects of all regulatory remedies as if they affected a company twice the size of, and having the financial and operating metrics twice the size of, Versum and its subsidiaries, taken as a whole (which clauses (ii)(a), (ii)(b) and (ii)(c) are referred to as a burdensome effect), not taking into account any proceeds received or expected to be received from any such action.

Parent and Versum will use reasonable best efforts to cooperate with each other and work in good faith in formulating any such regulatory remedy described above.

Status and Notifications

Subject to applicable law and except as otherwise required by any governmental entity, Parent and Versum each will keep the other apprised of the status of material matters relating to completion of the merger and the other transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other substantive communications received by Parent or Versum, as applicable, or any of its subsidiaries from any third party and/or any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement.

Financing and Indebtedness

Versum will, and will cause its subsidiaries to, use reasonable best efforts to cause its and their respective representatives to, at Parent’s sole expense, provide all customary cooperation reasonably requested by Parent in connection with arranging, obtaining, syndicating and consummating the financing contemplated by the facilities agreement and any other debt or equity financing of Parent or any of its subsidiaries undertaken for the purpose of financing the merger consideration and any other amounts payable in connection with the transactions contemplated by the merger agreement, which are collectively referred to as the financing, including: (i) furnishing Parent with such financial and other information regarding Versum and its subsidiaries as Parent may reasonably request in connection with any financing; (ii) assisting Parent and the financing entities in the preparation of offering and syndication materials for any financing, including by providing information for due diligence purposes and customary letters authorizing the distribution of information relating to Versum to financing entities; (iii) cooperating with the marketing efforts for any portion of the financing; (iv) cooperating with legal counsel to Parent or any financing entity and using reasonable best efforts to cause Versum’s independent accountants to provide assistance and cooperation to Parent and its subsidiaries in connection with any financing, including, if required, by providing “comfort letters” in connection with any financing; (v) providing information to rating agencies; and (vi) furnishing any documentation and other information regarding Versum and its subsidiaries required under applicable “know your customer” and anti-money laundering and anti-terrorist financing rules and regulations.

At Parent’s sole expense, Versum will cooperate with Parent and provide Parent with all reasonable assistance reasonably requested by Parent in connection with any steps Parent may determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate, in each case, conditioned upon and effective at or after the closing, some or all amounts outstanding under that certain Credit Agreement, dated as of September 30, 2016, among Versum, Citibank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified, which is referred to as the Versum credit agreement, that certain Indenture, dated as of September 30, 2016, by and among Versum, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, as amended, restated, supplemented or otherwise modified, which is referred to as the Versum indenture, or any other indebtedness of Versum or any of its subsidiaries, which cooperation and assistance will include: (i) arranging for, as promptly as practicable after Parent’s written request, (x) the optional redemption, satisfaction and discharge, defeasance, exchange or other repurchase by Parent, any of Parent’s subsidiaries, Versum or any Versum subsidiary of, or a tender offer or exchange offer by Parent, any of Parent’s subsidiaries, Versum or any Versum subsidiary for, some or all of the notes issued pursuant to the Versum indenture and (y) the repayment or prepayment of any amounts outstanding under the Versum credit agreement on or after the closing date, in each case, on such terms and conditions as are specified and reasonably requested by Parent and are in compliance with all applicable terms and conditions of the Versum credit agreement or the Versum indenture, as applicable, including, in each case, by preparing and submitting, prior to the closing date, customary notices in respect of any such redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment or prepayment; provided that the consummation of any such redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment or prepayment will be contingent upon the occurrence of the effective time unless otherwise agreed in writing by Versum, and Parent will be responsible for providing the funding for any such transactions, and (ii) obtaining from the applicable lenders and/or agents customary payoff letters, lien and guarantee releases and/or instruments of termination or discharge in respect of the existing indebtedness of Versum and its subsidiaries, including in respect of indebtedness under the Versum credit agreement and the Versum indenture.

Nothing in the covenants relating to financing and indebtedness in the merger agreement will require cooperation to the extent that it would (i) unreasonably disrupt or interfere with the business or ongoing operations of Versum or its subsidiaries, (ii) require Versum or any of its subsidiaries to violate any applicable law or any contract, in each case, material to the business of Versum and its subsidiaries, taken as a whole, (iii) require Versum or any of its subsidiaries to pay any fees or expenses or incur any monetary liability other than to the extent contingent upon the closing or for which Versum has received reimbursement from Parent, (iv) cause any representation or warranty in the merger agreement to be breached by Versum and its subsidiaries (unless waived by Parent), (v) cause any conditions to obligations of Parent to fail to be satisfied (unless waived by Parent) or otherwise cause any breach of the merger agreement by Versum or its subsidiaries (unless waived by Parent), (vi) be reasonably expected to cause any director, officer or employee of Versum or any of its subsidiaries to incur any personal liability, or (vii) require Versum or any of its subsidiaries to authorize or enter into any document in connection with any financing that would be effective prior to the effective time (other than customary authorization and representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned under the merger agreement).

Parent will indemnify, defend and hold harmless Versum, its subsidiaries and the representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with the covenants of the merger agreement relating to financing and indebtedness, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence, bad faith or willful misconduct of Versum, any of its subsidiaries or any of their respective representatives.

Parent will not agree to or permit any amendment, supplement or other modification or replacement of, or any termination of, or grant any waiver of, any condition, remedy or other provision under, the facilities agreement without the prior written consent of Versum (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination or waiver would or would reasonably be expected to (i) materially delay or prevent the closing, (ii) reduce the aggregate amount of the financing to an amount which is insufficient for Parent, when taken together with other cash on hand and other funding sources, to fund the amounts required to be delivered in respect of Versum common stock upon the terms contemplated by the merger agreement on the closing date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the financing contemplated by the facilities agreement, in each case, in a manner that would adversely impact in any material respect the ability to obtain such financing on or prior to the closing date to the extent such financing is necessary in order to fund the amounts required to be delivered in respect of Versum common stock upon the terms contemplated by the merger agreement or (iv) adversely impact in any material respect the ability of Parent to enforce its rights against the other parties to the facilities agreement. Upon any material amendment, supplement, modification, replacement, termination or waiver of the facilities agreement, Parent will deliver a copy thereof to Versum and (i) references herein to “facilities agreement” will include such documents as amended, supplemented, modified, replaced, terminated or waived and (ii) references to the “financing” will include the financing contemplated by the facilities agreement as amended, supplemented, modified, replaced, terminated or waived.

Parent and Merger Sub each acknowledge and agree that the obtaining of financing by Parent or Merger Sub is not a condition to the closing, and reaffirm their respective obligations to consummate the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement irrespective and independently of the availability of any financing.

Access to Information

Subject to applicable law and certain exceptions and conditions, Parent and Versum each must, upon request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Versum or any of their respective subsidiaries to any third party or any governmental entity in connection with the merger and other transactions contemplated by the merger agreement and Versum must, upon giving of reasonable notice by Parent, use reasonable best efforts to afford Parent’s officers and other authorized representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the effective time, to its officers, employees, agents, contracts, books and records, as well as properties, offices and other facilities, and, during such period, each party must (and must cause its subsidiaries to) use reasonable best efforts to furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested, including in connection with this proxy statement, or any other statement, filing, notice or application made by or on behalf of Parent, Versum or any of their respective subsidiaries to any third party or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

NYSE Delisting

Prior to the closing date, Versum must cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the combined company of the shares of Versum common stock from the NYSE and the deregistration of such shares under the Exchange Act as promptly as practicable after the effective time.

Publicity

Versum and Parent are required to consult with each other before issuing any press release or disclosure relating to any financing transaction or making any public statement with respect to the merger agreement, the merger or the other transactions contemplated by the merger agreement and may not issue any such press release or disclosure relating to financing or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, except that (a) any such press release, disclosure relating to any financing transaction or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party on a timely basis and (b) each party may issue public announcements, including disclosure relating to any financing transaction, or make other public disclosures regarding the merger agreement or the merger or the other transactions contemplated by the merger agreement that consist solely of information previously disclosed in press releases, disclosures relating to any financing transaction or public statements previously approved by either party or made by either party in compliance with this section. The immediately preceding sentence does not apply to any disclosure of information concerning the merger agreement in connection with any dispute between the parties regarding the merger agreement or in respect of internal announcements to employees which are not made public, and, subject to certain exceptions, Versum is not required to consult with or obtain approval from Parent or Merger Sub with respect to a public announcement or press release issued in connection with the receipt and existence of an acquisition proposal and matters relating thereto or a change of recommendation.

Employee Benefits Matters

For one year following the effective time, Parent will provide, or will cause to be provided, to employees of Versum and its subsidiaries who remain employed with Parent or its subsidiaries following the effective time, who are referred to as the continuing employees, (i) base salaries or base wage, annual cash incentive opportunities and long-term cash and equity incentive opportunities that are, in each case, no less favorable than those in effect immediately prior to the effective time, (ii) severance benefits and protections no less favorable than those provided immediately prior to the effective time, and (iii) health, welfare, pension and retirement benefits that are no less favorable, in the aggregate, than those provided immediately prior to the effective time.

With respect to any compensation and benefit plan in which any continuing employees first become eligible to participate on or after the effective time, Parent will (i) cause any preexisting conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the continuing employees and their eligible dependents, (ii) give continuing employees credit for the plan year in which the effective time occurs (or the plan year in which such employee first becomes eligible to participate in the applicable benefit plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the effective time, for which payment has been made and (iii) give continuing employees service credit for such continuing employee’s employment with Versum for purposes of vesting, benefit accrual and eligibility to participate under each applicable compensation and benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable law) or to the extent it would result in the duplication of benefits.

As of the effective time, a “change in control” will occur or will be deemed to occur under Versum’s compensation and benefit plans.

Versum may adopt annual bonus and incentive plans for its fiscal year commencing October 1, 2019 that are substantially equivalent to those in effect for the fiscal year ending September 30, 2019 (with any material changes subject to prior consultation with Parent). Versum may, in its discretion, immediately prior to the effective time, determine to pay continuing employees a pro-rated bonus or incentive for the fiscal year in which closing occurs, based on actual performance of Versum for the portion of the applicable fiscal year completed prior to the closing date. Any such pro-rated bonuses or incentives will be calculated in good faith in the ordinary course and be paid at such time as Versum pays such bonuses in the ordinary course of business consistent with past practice.

Versum may establish a cash-based retention program for the benefit of employees of Versum and its subsidiaries, with the aggregate retention pool not to exceed $18 million; provided that (i) any previous retention awards made in respect of the Entegris merger agreement will count against the $18 million pool, but such awards may be reallocated if forfeited without payment subject to Parent’s consent not to be unreasonably withheld; (ii) no retention awards granted on or after April 12, 2019 will be made to the chief executive officer of Versum or the chief financial officer of Versum; and (iii) any grant made after April 12, 2019 to any one individual will not exceed $1 million. Any retention bonuses granted will be paid promptly following the six-month anniversary of the closing, subject to continued employment through such date (or, if earlier, promptly following a qualifying termination).

If the closing of the merger has not taken place by November 15, 2019, Versum may make annual grants of equity awards to its employees and its subsidiaries’ employees in the ordinary course of business consistent with past practice in (i) an aggregate dollar amount that is no more than the aggregate dollar amount granted to its employees and its subsidiaries’ employees in connection with Versum’s fiscal year 2019 ordinary course annual equity grants (excluding any special or one-off equity grants made in Versum’s fiscal year 2019) and (ii) individual dollar amounts that are not materially greater than the individual dollar amounts granted to its employees and its subsidiaries’ employees in connection with Versum’s fiscal year 2019 ordinary course annual equity grants (except that the individual dollar amount of any annual equity grant made to an executive officer shall not exceed the individual dollar amount of the fiscal year 2019 ordinary course annual equity grant, excluding any special or one-off grants, made to such executive officer); provided that no such equity awards granted in fiscal year 2020 will contain “double-trigger” vesting protections relating to the transaction contemplated by the merger agreement. Equity awards granted in fiscal year 2020 may be granted in the form of

RSU awards or in the same proportion of RSU awards to PSU awards with respect to fiscal year 2019; provided that, at the effective time, any PSU awards granted in fiscal year 2020 will be converted into a deferred cash payment based on target performance.

Expenses

Except as otherwise provided in certain provisions related to the effect of termination of the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the merger agreement and the merger and other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that (a) certain expenses described in Versum’s disclosure letter will be paid by Parent, (b) expenses incurred in connection with any filing fees in connection with the HSR Act, any other antitrust law, this proxy statement and the printing and mailing of this proxy statement will be shared equally by Parent and Versum, (c) expenses in respect of any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the merger and the other transactions contemplated by the merger agreement, regarding Versum’s credit agreements, indentures or other documents governing or relating to indebtedness of Versum will be shared equally by Versum and Parent and (d) the combined company will pay all charges and expenses, including those of the exchange agent, in connection with the share exchange and delivery of the merger consideration.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time, the combined company will indemnify and hold harmless to the fullest extent as such individuals would be indemnified as of the date of the merger agreement under applicable law, Versum’s organizational documents and any indemnification agreements in effect as of the date of the merger agreement, each present and former (determined as of the effective time) director and officer of Versum or any of its subsidiaries or any person who prior to or at the effective time served at the request of Versum or any of its subsidiaries as a director or officer of another person in which Versum or any of its subsidiaries has an equity investment, in each case, when acting in such capacity (which are referred to as the indemnified parties) against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, inquiries, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, including in connection with (i) the merger agreement, the merger or the other transactions contemplated by the merger agreement, and (ii) actions to enforce this provision or any other indemnification or advancement right of any indemnified party, and the combined company will also advance expenses as incurred to the fullest extent that such individual would have been entitled to under applicable law, Versum’s organizational documents and any indemnification agreements in effect as of the date of the merger agreement, except that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

Prior to the effective time, Versum will and, if Versum is unable to, Parent will cause the combined company as of the effective time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (a) the directors’ and officers’ liability coverage of Versum’s existing directors’ and officers’ insurance policies, and (b) Versum’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time, which is referred to as the tail period, from one or more insurance carriers with the same or better credit rating as Versum’s insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Versum’s existing policies with respect to matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the merger and other transactions contemplated by the merger agreement). If Versum and the combined company for any reason fail to obtain such “tail” insurance policies as of the effective time, the combined company will continue to maintain in effect for the tail period such insurance policies in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in Versum’s existing policies as of the date of the merger agreement, or the combined company will purchase comparable insurance policies for the tail period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Versum’s existing policies as of the date of the merger agreement, except that in no event will the aggregate cost of the insurance policy exceed during the tail period 300% of the current aggregate annual premium paid by Versum for such purpose, and if the cost of such insurance coverage exceeds such amount, the combined company will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

During the tail period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of related expenses existing at the time of the merger agreement in favor of any indemnified party as provided in the organizational documents of Versum and its subsidiaries or any indemnification agreement between such person and Versum or any of its subsidiaries, in each case, as in effect on the date of the merger agreement, will survive the merger and other transactions contemplated by the merger agreement unchanged and will not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such person.

The indemnification, exculpation and insurance provisions in the merger agreement are intended to be for the benefit of, and from and after the effective time will be enforceable by, each of the persons eligible for indemnification, exculpation or insurance as described in the merger agreement, who will be third-party beneficiaries of such provisions.

Litigation

Parent and Versum, as applicable, have agreed to promptly advise the other party of any litigation commenced after the date of the merger agreement against Versum, Parent or any of their respective directors (in their capacity as such) relating to the merger agreement or the merger or other transactions contemplated by the merger agreement, and to keep the other party reasonably informed regarding any such litigation. Parent and Versum, as applicable, have agreed to give the other party the opportunity to participate in the defense or settlement of any such litigation, and that no such settlement will be agreed to without the other party’s prior written consent (which consent must not be unreasonably withheld, conditioned or delayed).

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:

•	receipt of the required Versum vote;

•	expiration of waiting periods and the receipt of all requisite regulatory approvals, and the continued full force and effectiveness of the requisite regulatory approvals;

•

no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the closing of the merger and the other transactions contemplated by the merger agreement, which such law or governmental order is referred to as a relevant legal restraint; and

•	receipt of CFIUS clearance.

Parent’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:

•	the accuracy of the representations and warranties of Versum as follows:

•	each of the representations and warranties of Versum regarding organization, good standing and qualification; corporate authority and approval; takeover statutes and the rights agreement; and

Versum’s brokers and finders must have been true and correct in all material respects as of the date of the merger agreement and must be true and correct in all material respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct in all material respects as of such particular date or period of time);

•

the representations and warranties of Versum regarding the absence of certain changes or events must have been true and correct in all respects as of the date of the merger agreement and must be true and correct in all respects as of the closing date;

•

the representation of Versum regarding its capital structure must have been true and correct in all respects as of the date of the merger agreement and must be true and correct in all respects as of the closing date, other than, in each case, de minimis inaccuracies; and

•

each other representation and warranty of Versum set forth in the merger agreement must be true and correct in all respects (without giving effect to any qualification by materiality or material adverse effect contained therein) as of the date of the merger agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct in all respects as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or material adverse effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Versum;

•	Versum’s performance of, in all material respects, its obligations under the merger agreement required to be performed at or prior to the closing date;

•

the receipt by Parent of a certificate of the chief executive officer or chief financial officer of Versum certifying that the conditions in the immediately preceding bullets with respect to representations and warranties and performance of obligations have been satisfied; and

•

no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any governmental order (whether temporary, preliminary or permanent) in connection with a requisite regulatory approval that (a) requires Parent or Versum or any of their subsidiaries to take or commit to take any actions constituting or that would reasonably be expected to have a burdensome effect or (b) would otherwise constitute or reasonably be expected to have a burdensome effect and is in effect.

In addition, the obligations of Versum to effect the merger is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:

•

each of the representations and warranties of Parent and Merger Sub must have been true in all material respects as of the date of the merger agreement and must be true and correct in all material respects as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct in all material respects as of such particular date or period of time);

•	Parent’s performance of, in all material respects, its obligations under the merger agreement required to be performed at or prior to the closing date;

•

the receipt by Versum of a certificate of the chief executive officer or chief financial officer of Parent certifying that the conditions in the immediately preceding bullets with respect to representations and warranties and performance of obligations have been satisfied; and

•	Parent having taken the actions necessary regarding governance of the combined company as provided in the merger agreement effective as of the effective time.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Versum and Parent by action of their respective boards of directors.

Termination by Either Parent or Versum

Either Parent or Versum may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time by action of its respective board of directors if:

•

the merger has not been completed by 5:00 p.m. (New York time) on April 13, 2020, which date may be extended by either party to July 13, 2020 (either date being referred to as the outside date) by delivery of written notice to the other party at or prior to 5:00 p.m. (New York Time) on April 13, 2020, if certain conditions to closing as described in the second, third (solely as it relates to any antitrust laws and CFIUS) and fourth bullet points of each party’s obligation to effect the merger and the last bullet point of Parent’s obligation to effect the merger in the section entitled “—Conditions to the Completion of the Merger” beginning on page 105 have not been satisfied or waived on or prior to April 13, 2020 but all other conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied at the closing (so long as such conditions are reasonably capable of being satisfied at that time)) or waived, although such right to terminate will not be available to any party that has breached in any material respect any of its representations, warranties, covenants or agreements under the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the merger to be satisfied, which event is referred to as an outside date termination event and such termination is referred to as an outside date termination;

•

a relevant legal restraint, as described in the section entitled “—Conditions to the Completion of the Merger” beginning on page 105, permanently restraining, enjoining, making illegal or otherwise prohibiting consummation of the merger or imposing a burdensome effect has become final and non-appealable, and the party seeking to terminate the agreement as described in this bullet point has used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint in accordance with the merger agreement, although such right to terminate will not be available to any party that has breached in any material respect any of its representations, warranties, covenants or agreements under the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of the condition to the consummation of the merger regarding absence of relevant legal restraints to be satisfied, which event is referred to as a regulatory restraint termination event; or

•

the required Versum vote has not been obtained at the special meeting (or, if the special meeting has been adjourned or postponed in accordance with the merger agreement, at the final adjournment or postponement thereof) at which a vote on the adoption of the merger agreement was taken, which event is referred to as a Versum no vote termination event and such termination is referred to as a Versum no vote termination.

Termination by Parent

Parent may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time by action of the Parent board of directors:

•	prior to the time the required Versum vote is obtained, if the Versum board of directors has made a change of recommendation;

•

if at any time prior to the effective time, there has been a breach by Versum of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions relating to accuracy of representations and warranties and performance of covenants would not be satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Parent to Versum or (ii) three business days prior to the outside date); except that this right to terminate the merger agreement is not available if Parent has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the merger to be satisfied; and

•

if at any time prior to the effective time, a governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any governmental order in connection with a requisite regulatory approval that has become final and non-appealable and that (i) requires Parent or any of its subsidiaries (including Versum and its subsidiaries) to take or commit to take any actions constituting or that would reasonably be expected to have a burdensome effect or (ii) would otherwise constitute or reasonably be expected to have a burdensome effect; provided, that Parent has used reasonable best efforts to prevent the entry of and to remove any such governmental order in accordance with the terms of the merger agreement; provided, further, that the right to terminate the merger agreement as described in this bullet point is not available to Parent if it has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of the burdensome effect condition to be satisfied.

Termination by Versum

Versum may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time by action of the Versum board of directors:

•

if at any time prior to the effective time, there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions relating to accuracy of representations and warranties and performance of covenants would not be satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Versum to Parent or (ii) three business days prior to the outside date), except that this right to terminate the merger agreement is not available if Versum has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the merger agreement in any manner that has been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the merger to be satisfied; and

•

in order to enter into a definitive written agreement with respect to a superior proposal, provided that Versum has complied with its obligations described in the sections entitled “—No Solicitation of Acquisition Proposals,” “—Notice Regarding Acquisition Proposals,” “—No Change of Recommendation” and “—Existing Discussions and Standstill Provisions” beginning on pages 92, 94, 94 and 96, respectively, and, in connection with the termination of the merger agreement, Versum pays to Parent in immediately available funds the termination fee described below.

Termination Fee

Versum will be required to pay to Parent a termination fee of $235 million if the merger agreement is terminated:

•

by either Versum or Parent pursuant to an outside date termination (if the sole reason that the merger was not consummated was the failure of Versum to convene and hold the special meeting prior to the outside date) or pursuant to a Versum no vote termination, and, in either case:

•

a bona fide acquisition proposal has been publicly made directly to Versum stockholders or otherwise has become publicly known or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal (and such acquisition proposal or publicly announced intention has not been publicly withdrawn without qualification five business days prior to (i) the date of such termination, with respect to an outside date termination or (ii) the date of the special meeting, with respect to a Versum no vote termination), and

•

within 12 months after such termination, (1) Versum or any of its subsidiaries has entered into an alternative acquisition agreement with respect to any acquisition proposal or (2) there has been consummated any acquisition proposal (in each case of clauses (1) and (2), with 50% being substituted in lieu of 15% in each instance thereof in the definition of “acquisition proposal”),

•	by Parent pursuant to a change of recommendation by Versum,

•

by either Parent or Versum pursuant to a Versum no vote termination (and, at the time of such termination, Parent had the right to terminate the merger agreement as a result of a change of recommendation by Versum), or

•	by Versum to accept a superior proposal.

Expense Reimbursement

In the event that the merger agreement is terminated by either Versum or Parent pursuant to a Versum no vote termination, then promptly, but in no event later than, in the case of such termination by Parent, three business days or, in the case of such termination by Versum, one business day after the date of such termination, Versum shall pay all of the documented out-of-pocket costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the merger agreement and related documentation and stockholders’ meetings and consents of Parent up to a maximum amount equal to $35 million, to Parent or its designee by wire transfer of immediately available cash funds; provided that any such amounts paid will be credited (without interest) against any termination fee paid by Versum to Parent (or its designee) pursuant to the terms of the merger agreement.

Amendment

Subject to applicable law and the provisions of the merger agreement restricting modification of the parties’ obligations regarding indemnification and directors’ and officers’ insurance and relating to financing parties, at any time prior to the effective time, the parties to the merger agreement may amend or modify the merger agreement if, and only if, such amendment or modification is in writing and signed by Parent and Versum.

Waiver

The conditions to each of the parties’ obligations to consummate the merger and the other transactions contemplated by the merger agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law, except that any such waiver will only be effective if made in writing and executed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the merger agreement are cumulative and not exclusive of any rights or remedies provided by law.

Specific Performance

Each of the parties to the merger agreement acknowledges and agrees that the rights of each party to consummate the merger and other transactions contemplated by the merger agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of the merger are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of the merger agreement, no party thereto will allege, and each party thereby waives the defense, that there is an adequate remedy at law.

Third-Party Beneficiaries

Parent, Merger Sub and Versum have agreed that their respective representations, warranties and covenants set forth in the merger agreement are solely for the benefit of the other parties to the merger agreement, in accordance with and subject to the terms of the merger agreement, and the merger agreement is not intended to, and does not, confer upon any person other than Parent, Merger Sub, Versum and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, thereunder, including the right to rely upon the representations and warranties set forth in the merger agreement, except with respect to the sections regarding indemnification and directors’ and officers’ insurance and financing parties, and after the effective time, the provisions of the merger agreement relating to payment of the merger consideration, which inure to the benefit of, and are enforceable by, holders of Versum common stock and Versum equity awards as of immediately prior to the effective time to the extent necessary to receive the consideration and amount due to such persons thereunder. The representations and warranties in the merger agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of the merger agreement without notice or liability to any other person. In some instances, the representations and warranties in the merger agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in the merger agreement as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This proxy statement is being furnished to you as a stockholder of Versum as part of the solicitation of proxies by the Versum board of directors for use at the special meeting to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, which is attached as Annex A to this proxy statement.

The Versum board of directors, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Versum and its stockholders.

The Versum board of directors accordingly unanimously recommends that Versum stockholders adopt the merger agreement, as disclosed in this proxy statement and particularly the related narrative disclosures in the sections of this proxy statement entitled “The Merger” beginning on page 34 and “The Merger Agreement” beginning on page 81 and as attached as Annex A to this proxy statement.

The merger between Versum and Parent cannot be completed without the affirmative vote of a majority of the outstanding shares of Versum common stock entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

IF YOU ARE A VERSUM STOCKHOLDER, THE VERSUM BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL

(PROPOSAL 1)

PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED

COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Versum is seeking a non-binding, advisory stockholder approval of the compensation of Versum’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Versum’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Versum’s Named Executive Officers—Golden Parachute Compensation” beginning on page 68. The compensation proposal gives Versum stockholders the opportunity to express their views on the merger-related compensation of Versum’s named executive officers.

Accordingly, Versum is asking Versum stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to Versum’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Versum’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Versum’s Named Executive Officers—Golden Parachute Compensation” are hereby APPROVED.”

The vote on the advisory compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Versum stockholder, you may vote to approve the merger agreement proposal, and vote not to approve the compensation proposal, and vice versa. If the merger is completed, the merger-related compensation may be paid to Versum’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Versum stockholders fail to approve the advisory vote regarding merger-related compensation.

The affirmative vote of a majority of the votes cast at the special meeting on the compensation proposal is required to approve the compensation proposal (meaning the number of votes cast at the special meeting “FOR” the compensation proposal must exceed votes cast “AGAINST” in order for the compensation proposal to be approved). A failure to vote, a broker non-vote or an abstention will have NO EFFECT on the outcome of the compensation proposal.

The Versum board of directors unanimously recommends a vote “FOR” the advisory compensation proposal.

IF YOU ARE A VERSUM STOCKHOLDER, THE VERSUM BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL

(PROPOSAL 2)

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to Versum stockholders.

Versum is asking its stockholders to authorize the holder of any proxy solicited by the Versum board of directors to vote in favor of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to Versum stockholders.

The Versum board of directors unanimously recommends that Versum stockholders approve the proposal to adjourn the special meeting, if necessary.

Whether or not a quorum is present, the affirmative vote of a majority of the votes entitled to be cast who are present in person or represented by proxy at the special meeting on the adjournment proposal is required to approve the adjournment proposal. An abstention will have the same effect as a vote “AGAINST” the adjournment proposal, while a broker non-vote or other failure to vote will have NO EFFECT on the outcome of the adjournment proposal.

Under the Versum bylaws, the chairman of the special meeting may adjourn the special meeting regardless of the outcome of the adjournment proposal.

IF YOU ARE A VERSUM STOCKHOLDER, THE VERSUM BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL

(PROPOSAL 3)

MARKET PRICE OF VERSUM COMMON STOCK

Versum common stock trades on the NYSE under the symbol “VSM.” The following table shows the intraday high and low sales price of Versum common stock for our third quarter of fiscal 2019 (through May 9, 2019) and each of our preceding fiscal quarters in 2019, 2018 and 2017.

Fiscal Year	High	Low
2017
First Quarter	$29.14	$21.86
Second Quarter	$31.31	$26.72
Third Quarter	$34.01	$28.70
Fourth Quarter	$39.19	$31.35

2018
First Quarter	$42.74	$35.48
Second Quarter	$40.25	$33.06
Third Quarter	$41.35	$34.40
Fourth Quarter	$40.21	$35.25

2019
First Quarter	$36.35	$25.02
Second Quarter	$50.47	$25.94
Third Quarter (through May 9, 2019)	$52.58	$50.21

The closing sales price of Versum common stock on the NYSE on May 9, 2019, the latest practicable date prior to the date this proxy statement, was $52.08 per share. On April 11, 2019, the last trading day prior to the public announcement of the proposed merger, the intraday high and low sale prices for Versum common stock as reported on the NYSE were $51.94 and $51.85 per share, respectively. The closing sales price of Versum common stock on the NYSE on April 11, 2019 was $51.91 per share. As of the close of business on May 9, 2019, the latest practicable date prior to the date of this proxy statement, Versum had 109,240,997 shares of Versum common stock issued and outstanding and approximately 4,836 holders of record. You are encouraged to obtain current market quotations for Versum common stock when considering whether to approve the merger agreement proposal.

Versum has declared or paid dividends on its Versum common stock. Under the merger agreement, described in “The Merger Agreement—Conduct of Business Prior to the Effective Time” beginning on page 88, Versum is generally prohibited from declaring, setting aside, making or paying any dividend or other distribution of Versum common stock prior to the consummation of the merger, except one regular quarterly cash dividend in each fiscal quarter in an amount per share of up to $0.08 per quarter with a record date consistent with the historical record date for each quarterly period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

To Versum’s knowledge, the following table and accompanying footnotes show information as of May 9, 2019 (except as noted in the footnotes below) regarding the beneficial ownership of Versum common stock by:

•	each person known by Versum to beneficially own more than 5% of the outstanding shares of Versum common stock;

•	each person who has been a member of the Versum board of directors at any time since the beginning of October 1, 2017;

•	each person who has been a named executive officer of Versum at any time since the beginning of October 1, 2017; and

•	the members of the Versum board of directors and Versum’s executive officers as a group.

Versum has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Versum believes, based on the information furnished to Versum, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Versum common stock that he, she or it beneficially owns.

For persons included in the tables below, also shown are shares over which the person could have acquired voting power or investment power within 60 days after May 9, 2019. Voting power includes the power to direct the voting of shares held, and investment power includes the power to direct the disposition of shares held.

Security Ownership of Versum Directors and Executive Officers

Each of Versum’s executive officers and directors listed below has sole voting and investment power over the shares of Versum common stock reflected in the table and their address is c/o Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly	Shares of Common Stock Acquirable Within 60 Days(1)	Total Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Outstanding
Directors and Named Executive Officers:
George G. Bitto	52,586	45,343	97,929	*
Jacques Croisetière	16,605	—	16,605	*
Seifi Ghasemi	204,287	—	204,287	*
Patrick F. Loughlin	12,361	92,919	105,280	*
Guillermo Novo	74,836	147,272	222,108	*
Yi Hyon Paik	6,855	—	6,855	*
Thomas J. Riordan	20,330	—	20,330	*
Susan C. Schnabel	33,876	—	33,876	*
Edward C. Shober	8,516	8,887	17,403	*
Michael W. Valente	16,417	3,225	19,642	*
Alejandro D. Wolff	6,870	—	6,870	*
Directors and Executive Officers as a Group (12 persons)	455,689	224,006	679,695	*

*	Represents less than 1%
(1)	Represents shares of Versum common stock issuable upon exercise of options that are currently exercisable as of May 9, 2019 and that will become exercisable within 60 days thereafter.
(2)	Represents the total number of shares listed under the “Shares of Common Stock Beneficially Owned” and “Shares of Common Stock Acquirable Within 60 Days” columns.

Security Ownership of Other Beneficial Owners

Based on information available to Versum as of May 9, 2019, Versum knew of no person who beneficially owned more than 5% of Versum common stock, except as set forth below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1) 100 Vanguard Boulevard, Malvern, PA 19355	10,687,257	9.8%
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	9,719,505	8.9%
State Farm Mutual Automobile Insurance Company(3) One State Farm Plaza, Bloomington, IL 61710	7,696,550	7.1%
Iridian Asset Management LLC(4) 276 Post Road West, Westport, CT 06880	7,138,272	6.5%
Boston Partners(5) One Beacon Street, 30th floor, Boston, MA 02108	5,837,916	5.4%

(1)

Based on information set forth in the Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2019 relating to Versum common stock as of December 31, 2018, and reporting sole voting power over 59,157 shares, shared voting power over 22,200 shares, sole dispositive power over 10,615,906 shares and shared dispositive power over 71,351 shares.

(2)

Based on information set forth in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 6, 2019 relating to Versum common stock as of December 31, 2018, and reporting sole voting power over 9,275,784 shares and sole dispositive power over 9,719,505 shares.

(3)

Based on information set forth in the Schedule 13G filed with the SEC jointly by State Farm Mutual Automobile Insurance Company and certain related entities on February 5, 2019 relating to Versum common stock as of December 31, 2018, and reporting sole voting and dispositive power over 7,696,550 shares.

(4)

Based on information set forth in the Schedule 13G/A filed with the SEC by Iridian Asset Management LLC on February 6, 2019 relating to Versum common stock as of December 31, 2018, and reporting shared voting power over 7,138,272 shares and shared dispositive power over 7,138,272 shares.

(5)

Based on information set forth in the Schedule 13G filed with the SEC by Boston Partners on February 14, 2019 relating to Versum common stock as of December 31, 2018, and reporting sole voting power over 4,613,325 shares, shared voting power over 5,406 shares and sole dispositive power over 5,837,916 shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Versum common stock whose shares of Versum common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service, which is referred to as the IRS, has been or will be sought with respect to any aspect of the merger. This summary is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options issued by Versum which are cancelled or converted, as the case may be, in connection with the merger. Furthermore, this summary applies only to holders that hold their Versum common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Versum common stock;

•	persons holding Versum common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired Versum common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions and broker-dealers;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the United States;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons required to accelerate the recognition of any item of gross income with respect to the merger as a result of such income being recognized on an applicable financial statement; or

•	persons liable for the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Versum common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Versum common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Versum common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of Versum common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Versum common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Versum common stock (i.e., shares of Versum common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Versum common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Versum common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of Versum common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Versum common stock for cash pursuant to the merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Versum common stock at any time during the five-year period preceding the merger, and Versum is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Versum common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Versum believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Versum common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

THIS DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

STOCKHOLDER PROPOSALS

Versum currently does not expect to hold its 2020 annual meeting of stockholders except to the extent required by applicable law and the rules of the NYSE.

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in the proxy statement for Versum’s 2020 annual meeting of stockholders must submit such proposal to Versum’s principal executive offices located at 8555 South River Parkway, Tempe, Arizona 85284, to the attention of Versum’s corporate secretary on or before August 22, 2019. In addition, all stockholder proposals requested to be included in the proxy statement for Versum’s 2020 annual meeting of stockholders must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8 under the Exchange Act, in order to be included in the proxy statement and proxy card for Versum’s 2020 annual meeting of stockholders.

The Versum bylaws establish advance notice procedures with regard to certain matters to be brought before an annual meeting of stockholders, including nominations of persons for election as directors and other stockholder proposals submitted outside the processes of Rule 14a-8 under the Exchange Act. In general, to be timely, notice of such proposals must be received by Versum’s corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such annual meeting and the stockholder proposing such matters. Therefore, to be presented at Versum’s 2020 annual meeting of stockholders, such a notice must be received by Versum on or after October 1, 2019, but no later than October 31, 2019. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior year’s annual meeting, notice must be received no earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made.

All notices of proposals by Versum stockholders, whether or not to be included in Versum’s proxy materials, should be mailed to Versum’s principal executive offices located at 8555 South River Parkway, Tempe, Arizona 85284, to the attention of Versum’s corporate secretary.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this proxy statement should be directed to Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284, Telephone (602) 282-1000.

WHERE YOU CAN FIND MORE INFORMATION

Versum files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Versum, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Versum files with the SEC by going to Versum’s Internet website at www.versummaterials.com. The Internet website address of Versum is provided as an inactive textual reference only. The information provided on the Internet website of Versum, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Versum to “incorporate by reference” into this proxy statement documents Versum files with the SEC including certain information required to be included in this proxy statement. This means that Versum can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement is considered to be a part of this proxy statement, and later information that Versum files with the SEC will update and supersede that information. Versum incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.

Versum (SEC File No. 001-37644):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on November 21, 2018;

•	Definitive Proxy Statement on Schedule 14A for Versum’s 2019 annual meeting filed with the SEC on December 20, 2018;

•

Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2018, filed with the SEC on February 7, 2019, and for the quarterly period ended March 31, 2019, filed with the SEC on May 7, 2019; and

•

Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January 28, 2019, January 29, 2019, February 13, 2019, February 28, 2019, March 14, 2019, March 19, 2019, March 21, 2019, March 26, 2019, March 29, 2019, April 1, 2019, April 2, 2019, April 8, 2019, April 12, 2019, May 1, 2019 and May 8, 2019.

These documents contain important information about Versum’s business and Versum’s financial performance. You may request a copy of this proxy statement or any of the documents incorporated by reference into this proxy statement or other information concerning Versum, without charge, by written or telephonic request to:

Versum Materials, Inc.

8555 South River Parkway

Tempe, Arizona 85284

Attention: Corporate Secretary

Telephone: (602) 282-1000

or from the SEC through the SEC website at the address provided above.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

VERSUM MATERIALS, INC.,

MERCK KGAA

and

EMD PERFORMANCE MATERIALS HOLDING, INC.

Dated as of April 12, 2019

Page

Article I.

The Merger

1.1	The Merger	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2

Article II.

Merger Consideration; Effect of the Merger on Capital Stock

2.1	Merger Consideration; Conversion of Shares of Versum Common Stock	A-2
2.2	Conversion of Shares of Versum Common Stock	A-2
2.3	Merger Sub	A-2
2.4	Treatment of Equity Awards	A-2

Article III.

Delivery of Merger Consideration; Procedures for Surrender

3.1	Exchange Agent	A-4
3.2	Procedures for Surrender	A-5
3.3	No Transfers	A-5
3.4	Termination of Exchange Fund	A-5
3.5	Lost, Stolen or Destroyed Certificates	A-6
3.6	Appraisal Rights	A-6
3.7	Withholding Rights	A-6
3.8	Adjustments to Prevent Dilution	A-6
3.9	Transfers of Ownership	A-7
3.10	No Liability	A-7

Article IV.

Governance and Additional Matters

4.1	Combined Company Governance and Additional Matters	A-7

Article V.

Representations and Warranties of Versum

5.1	Organization, Good Standing and Qualification	A-8
5.2	Subsidiaries	A-8
5.3	Versum Capital Structure	A-8
5.4	Corporate Authority; Approval	A-9
5.5	Governmental Filings; No Violations; Certain Contracts	A-9
5.6	Reports; Internal Controls	A-10
5.7	Financial Statements	A-11

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 12, 2019, is entered into by and among Versum Materials, Inc., a Delaware corporation (“Versum”), Merck KGaA, a German corporation with general partners (“Parent”), and EMD Performance Materials Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and together with Parent and Versum, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into Versum (the “Merger”), with Versum surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of Versum (the “Versum Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Transactions”), are fair to, and in the best interests of, Versum and the holders of shares of Versum’s common stock, par value $1.00 per share (the “Versum Common Stock”), (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to the holders of shares of Versum Common Stock for their adoption and (d) resolved to recommend that the holders of shares of Versum Common Stock vote in favor of the adoption of this Agreement;

WHEREAS, the executive board (Geschäftsleitung) of Parent (the “Parent Board”) has unanimously approved this Agreement, and the board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, that certain Agreement and Plan of Merger, dated as of January 27, 2019 (the “Entegris Agreement”), by and between Versum and Entegris, Inc., a Delaware corporation (“Entegris”), has been validly terminated in accordance with its terms prior to the execution and delivery of this Agreement by Versum;

WHEREAS, concurrently with and as a condition to the effectiveness of such termination, Versum has paid Entegris $140 million by wire transfer of immediately available funds (the “Entegris Termination Fee”), in full satisfaction of all of Versum’s remaining obligations under the Entegris Agreement; and

WHEREAS, Versum, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I.

THE MERGER

1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined below), Merger Sub shall be merged with and into Versum in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, (b) Versum shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Combined Company”) and (c) the Merger shall have such other effects as provided in the DGCL.

1.2    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY, at 9:00 a.m. (New York Time) on the fourth (4th) Business Day following the day on which the last to be satisfied or (to the extent permissible) waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or (to the extent permissible) waiver of those conditions) shall be satisfied or (to the extent permissible) waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as Versum and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3    Effective Time. As soon as practicable following, and on the date of, the Closing, Versum and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

ARTICLE II.

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

2.1    Merger Consideration; Conversion of Shares of Versum Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of Versum, each share of Versum Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such shares of Versum Common Stock, the “Eligible Shares”) shall automatically be converted into the right to receive $53.00 per share in cash, without interest (the “Merger Consideration”). At the Effective Time, all Treasury Shares and Parent Owned Shares shall, as a result of the Merger and without any action on the part of the Parties or any holder of such Treasury Shares and Parent Owned Shares, be cancelled and shall cease to exist, and no payment shall be made in respect of such shares.

2.2    Conversion of Shares of Versum Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any capital stock of Versum, all of the Eligible Shares shall represent the right to receive the Merger Consideration pursuant to this Article II, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration; provided, that nothing in this Agreement (including this Article II and Article III) shall affect the right of the holders of shares of Versum Common Stock to receive any dividend or other distribution which was declared on Versum Common Stock, and the record date of which occurred, prior to the Effective Time in accordance with the provisions of this Agreement.

2.3    Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Combined Company.

2.4    Treatment of Equity Awards. This Section 2.4 shall govern the treatment of Versum’s equity awards in connection with the Transactions.

(a)    Versum Options. At the Effective Time, each outstanding option to purchase shares of Versum Common Stock granted under the Versum Prior Stock Plan (each, a “Versum Option”) shall be deemed fully vested and exercisable, and each Versum Option shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Versum Option to receive (without interest), as soon as reasonably practicable after the Effective Time through the payroll system of the Combined Company, an amount in cash equal to the product obtained by multiplying (i) the number of shares of Versum Common Stock subject to such Versum Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Versum Common Stock of such Versum Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Versum Option which has an exercise price per share of Versum Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b)    RSUs. At the Effective Time, each outstanding time vesting restricted stock unit granted under the Versum Stock Plan (each, a “Versum RSU”) and under the Versum Prior Stock Plan (each, a “Prior Plan Versum RSU”) corresponding to shares of Versum Common Stock shall, in each case, be canceled and converted into a right to receive a deferred cash payment (each, a “Converted RSU Cash Award”) equal to the product of (i) the number of shares of Versum Common Stock subject to such Versum RSU or Prior Plan Versum RSU immediately prior to the Effective Time and (ii) the Merger Consideration. Commencing on the Effective Time and through the date immediately preceding the date such Converted RSU Cash Award vests, each Converted RSU Cash Award corresponding to a Versum RSU shall accrue interest at a rate equal to LIBOR plus 2.0% per annum, computed in accordance with the terms of the applicable award agreement evidencing such Versum RSU. Each Converted RSU Cash Award covered by this Section 2.4(b) shall (A) vest and settle on terms (including acceleration events) at least as favorable as were applicable to the corresponding Versum RSU or Prior Plan Versum RSU immediately prior to the Effective Time; and (B) vest in full to the extent the holder of a Converted RSU Cash Award is subject to a Covered Termination, with such Converted RSU Cash Award settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Covered Termination, or such later time as required to comply with Section 409A of the Code.

(c)    Versum PSUs. At the Effective Time, each outstanding restricted stock unit corresponding to shares of Versum Common Stock and subject to performance-based vesting criteria, including market-based restricted stock units and performance-based restricted stock units (each, a “Versum PSU”), shall be converted into a right to receive a deferred cash payment (each, a “Converted PSU Cash Award”) equal to the product obtained by multiplying (i) the number of shares of Versum Common Stock subject to such Versum PSU and (ii) the Merger Consideration. For purposes of clause (i) of the immediately preceding sentence, the number of shares of Versum Common Stock subject to a Versum PSU immediately prior to the Effective Time shall equal the number of Versum PSUs that would have vested pursuant to the terms of the applicable award agreement if the applicable performance period ended immediately prior to the Effective Time, based on actual performance through such truncated period, as determined in the good faith discretion of the compensation committee of the Versum Board (the “Versum Compensation Committee”) (which determination shall be effective as of the Effective Time). Commencing on the Effective Time and through the date immediately preceding the date such Converted PSU Cash Award vests in accordance with its terms, each Converted PSU Cash Award covered by this Section 2.4(c) shall accrue interest at a rate equal to LIBOR plus 2.0% per annum, computed in accordance with the terms of the applicable award agreement evidencing such corresponding Versum PSU. Each Converted PSU Cash Award covered by this Section 2.4(c) shall (A) vest and settle on terms (including acceleration events) at least as favorable as were applicable to the corresponding Versum PSU immediately prior to the Effective Time and (B) vest in full to the extent the holder of a Converted PSU Cash Award is subject to a Covered Termination, with such Converted PSU Cash Award settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Covered Termination, or such later time as required to comply with Section 409A of the Code.

(d)    Versum Deferred Director Awards. At the Effective Time, each deferred stock unit (each, a “Versum DSU”) held in a participant’s stock account under the Versum Deferred Compensation Plan for Directors (the “Director Deferral Plan”) shall be fully vested and shall be converted into the right to receive (without interest) cash equal to the product obtained by multiplying (i) the number of shares of Versum Common Stock covered by the Versum DSUs held in such participant’s Director Deferral Plan stock account and (ii) the

Merger Consideration, with such cash paid to such participant no later than thirty (30) Business Days following the Closing Date.

(e)    Versum Dividend Equivalent Rights. Any Versum dividend equivalent rights associated with any Versum RSU, Prior Plan Versum RSU, Versum PSU or Versum DSU (collectively, the “Versum Dividend Equivalents”) (i) credited in the form of additional Versum RSUs, Prior Plan Versum RSUs, Versum PSUs or Versum DSUs shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 2.4 and (ii) credited in the form of cash shall be paid at the same time or times the award to which such dividend equivalent rights relate is paid or settled in accordance with this Section 2.4, in each case, consistent with the terms of the Versum Stock Plan, Versum Prior Stock Plan or other Versum Benefit Plan immediately prior to the Effective Time.

(f)    Versum Actions. At or prior to the Effective Time, Versum and the Versum Board (and the Versum Compensation Committee), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Versum Options, Versum RSUs, Prior Plan Versum RSUs, Versum PSUs, Versum DSUs and Versum Dividend Equivalents (collectively, the “Versum Equity Awards”) pursuant to Section 2.4(a) through Section 2.4(e).

(g)    Future Grants of Equity Awards. Notwithstanding anything in Section 2.4(a) through Section 2.4(e) to the contrary, but subject to Section 7.1(a), to the extent the terms of any Versum Equity Award (i) granted on or after the date of this Agreement and not in violation of this Agreement or (ii) mutually agreed by the Parties and a holder of any Versum Equity Award expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 2.4, then in each case of clause (i) and (ii), the terms of such Versum Equity Award, as applicable or so agreed by the Parties and such holder, shall control (and the applicable provisions of this Section 2.4 shall not apply); provided, however, that in any event such awards will only entitle a holder to a fixed cash payment after the Effective Time and will not entitle a holder to equity in Parent.

ARTICLE III.

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

3.1    Exchange Agent. Parent shall deposit or cause to be deposited, by wire transfer of immediately available funds, with an exchange agent selected by Parent with Versum’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, as promptly as reasonably practicable following the Effective Time, an aggregate amount of cash in U.S. Dollars sufficient to deliver the amounts required to be delivered in respect of Eligible Shares pursuant to Section 2.1(being the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The Exchange Fund may be deposited or invested by the Exchange Agent as reasonably directed by Parent in obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days, or in funds or investment vehicles containing only such obligations and cash; provided, that no such deposit or investment (or any loss resulting therefrom) shall affect the amount of cash payable to former holders of Versum Common Stock pursuant to the provisions of this Article III. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Agreement; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by this Agreement for any reason, Parent shall, or shall cause the Combined Company to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by this Agreement. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent.

3.2    Procedures for Surrender.

(a)    With respect to Certificates, as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.5) to the Exchange Agent or transfer of Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”) to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Non-DTC Book-Entry Shares) (the “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.5) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.5) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive as promptly as practicable (but in any event within three (3) Business Days) in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.7) that such holder has the right to receive pursuant to Section 2.1. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b)    With respect to Non-DTC Book-Entry Shares, as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holder of the effectiveness of the Merger, (ii) a Letter of Transmittal and (iii) instructions for transferring the Non-DTC Book-Entry Shares to the Exchange Agent. Upon surrender to the Exchange Agent of Non-DTC Book-Entry Shares by book-receipt of an “agent’s message” by the Exchange Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, Parent or Merger Sub shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.7) that such holder has the right to receive pursuant to Section 2.1.

(c)    With respect to Book-Entry Shares held through DTC, Versum and Parent shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration that such holder has the right to receive pursuant to Section 2.1.

(d)    No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

3.3    No Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Versum of the shares of Versum Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares of Versum Common Stock except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Combined Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

3.4    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund) that remains unclaimed as of the date that is six (6) months after the Closing

Date shall be delivered to Parent. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of the Merger Consideration that such holder has the right to receive pursuant to this Article III.

3.5    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable or issuable pursuant to this Article III, as if such lost, stolen or destroyed Certificate had been surrendered.

3.6    Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Merger Consideration with respect to the Dissenting Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, at which time such Dissenting Shares shall be treated as if they had been converted into and become exchangeable for the right to receive the Merger Consideration, without interest and after giving effect to any required Tax withholdings pursuant to Section 3.7. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Dissenting Shares owned by such Dissenting Stockholder. Versum shall give Parent (i) prompt notice of any written demands received by Versum for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Versum relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. Versum shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

3.7    Withholding Rights. Each of Parent, Merger Sub, the Combined Company, the Exchange Agent and any other withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Versum Common Stock and Versum Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Combined Company, the Exchange Agent or such other withholding agent, as applicable, such withheld amounts (a) shall be timely remitted by Parent, Merger Sub, the Combined Company, the Exchange Agent or such other withholding agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Versum Common Stock and Versum Equity Awards in respect of which such deduction and withholding was made by Parent, Merger Sub, the Combined Company, the Exchange Agent or such other withholding agent, as applicable.

3.8    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding shares of Versum Common Stock or securities convertible or exchangeable into or exercisable for shares of Versum Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of shares of Versum Common Stock the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 3.8 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.9    Transfers of Ownership. If a transfer of ownership of shares of Versum Common Stock is not registered in the stock transfer books or ledger of Versum, or if the Merger Consideration is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange thereof are registered in the stock transfer books or ledger of Versum, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of Versum only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Merger Consideration with respect to Non-DTC Book-Entry Shares will only be made to the Person in whose name such Non-DTC Book-Entry Shares are registered.

3.10    No Liability. None of Versum, Parent, the Combined Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to seven (7) years after the Effective Time, or immediately prior to such earlier date on which any cash that a holder of any Eligible Shares has the right to receive pursuant to this Article III in respect of such Certificate or Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

ARTICLE IV.

GOVERNANCE AND ADDITIONAL MATTERS

4.1    Combined Company Governance and Additional Matters.

(a)    The Certificate of Incorporation of the Combined Company. At the Effective Time, the certificate of incorporation of Versum, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Combined Company (the “Charter”), until thereafter amended as provided therein or by applicable Law.

(b)    The Bylaws of the Combined Company. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Combined Company (the “Bylaws”) until thereafter amended as provided therein, the Charter or by applicable Law.

(c)    Board of Directors and Officers of the Combined Company. The Parties shall take all actions necessary so that the directors of Merger Sub and the officers of Versum at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Combined Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws, until thereafter amended as provided therein or by applicable Law.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF VERSUM

Except as set forth in the Reports of Versum filed with or furnished to the SEC during the period from January 1, 2018 through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by Versum (the “Versum Disclosure Letter”) concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Versum Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Versum Disclosure Letter to which the relevance of such item is reasonably apparent), Versum hereby represents and warrants to Parent that:

5.1    Organization, Good Standing and Qualification. Versum and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum. Versum has made available to Parent complete and correct copies of Versum’s Organizational Documents, each as amended prior to the execution of this Agreement.

5.2    Subsidiaries. Section 5.2 of the Versum Disclosure Letter sets forth Versum’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (a) securities in a publicly traded company held for investment by Versum or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company and (b) capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of Versum. Versum does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Versum under the HSR Act.

5.3    Versum Capital Structure. The authorized share capital of Versum consists of 250,000,000 shares of Versum Common Stock, of which 109,238,997 shares were issued and outstanding as of the close of business on April 5, 2019, and 25,000,000 shares of preferred stock, par value $1.00 per share, of Versum (“Versum Preferred Stock”), of which no shares were issued and outstanding as of the date of this Agreement. Versum holds no shares of its capital stock in treasury as of the close of business on April 5, 2019. All of the outstanding shares of Versum Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. Versum has no shares of Versum Common Stock or Versum Preferred Stock reserved for issuance, except that, as of April 5, 2019, there were 5,936,384 shares of Versum Common Stock reserved for issuance under the Versum Stock Plan, of which (a) 343,703 shares of Versum Common Stock were reserved for issuance upon the exercise of outstanding Versum Options, and such Versum Options have a weighted average exercise price of $19.74 per share, (b) 486,808 shares of Versum Common Stock were reserved for issuance upon the settlement or vesting of outstanding Versum RSUs and Prior Plan Versum RSUs, (c) 1,123,150 shares of Versum Common Stock were reserved for issuance upon the settlement or vesting of outstanding Versum PSUs (assuming achievement of applicable performance goals at maximum value), and (d) 6,291 shares of Versum Common Stock were reserved for issuance upon the settlement or vesting of outstanding Versum DSUs. Each of the outstanding shares of capital stock or other securities of each of Versum’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of Versum’s Significant Subsidiaries is owned beneficially and of record by Versum or by a direct or indirect wholly owned Subsidiary of Versum, free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, restriction, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions, an “Encumbrance”, and any action of correlative meaning, to “Encumber”). As of the date of this Agreement, except as set forth in this Section 5.3, there are no outstanding subscriptions, options, warrants, puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Versum of any equity securities of Versum, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Versum and neither Versum nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of Versum. The shares of Versum Common Stock are registered under the Exchange Act. Since April 5, 2019 and through the date of this Agreement, Versum has not (A) issued any shares of Versum Common Stock (other than upon the exercise or settlement of Versum Equity Awards outstanding as of April 5, 2019) or (B) granted any Versum Equity Awards or similar awards. Versum does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Versum on any matter. Section 5.3 of the Versum Disclosure Letter sets forth, as of the date of this Agreement, the amount of cash dividends accrued with respect to Prior Plan Versum RSUs.

5.4    Corporate Authority; Approval. Versum has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by Versum have been duly authorized by all necessary corporate action on the part of Versum, subject only to adoption of this Agreement by the holders of a majority of the outstanding shares of Versum Common Stock entitled to vote on such matter at a meeting of Versum stockholders duly called and held for such purpose (the “Requisite Versum Vote”). This Agreement has been duly executed and delivered by Versum and constitutes a valid and binding agreement of Versum enforceable against Versum in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

5.5    Governmental Filings; No Violations; Certain Contracts.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (“Filings”) (i) pursuant to the DGCL, HSR Act, the Exchange Act and the Securities Act, (ii) required to be made with the NYSE, (iii) pursuant to federal and state securities, takeover and “blue sky” Laws, (iv) with the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721, and (v) included in Section 5.5(a) of the Versum Disclosure Letter as Requisite Regulatory Approvals (collectively, the “Approvals”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by Versum with, nor are any required to be obtained by Versum with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Versum and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

(b)    Subject to obtaining the Requisite Versum Vote, the execution, delivery and performance of this Agreement by Versum do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Versum or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Versum or any of its Subsidiaries pursuant to, any Contract binding upon Versum or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.5(a), under any Law to which Versum or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Versum or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

5.6    Reports; Internal Controls.

(a)    Versum has filed or furnished, as applicable, on a timely basis, all forms, schedules, prospectuses, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2017 (the “Applicable Date”) (the forms, schedules, prospectuses, statements, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, Versum’s “Reports”). Each of Versum’s Reports, at the time of its filing or being furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the rules and regulations thereunder. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), Versum’s Reports did not, and any of Versum’s Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of Versum is subject to periodic reporting requirements of the Exchange Act other than as part of Versum’s consolidated group or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).

(b)    Versum is, and has been at all times since the Applicable Date, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither Versum nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Versum.

(c)    Since the Applicable Date, Versum has maintained disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Versum under the Exchange Act is recorded and reported within the time periods specified in the Exchange Act and all such information required to be disclosed under the Exchange Act is accumulated and communicated to the management of Versum, as appropriate, to allow timely decisions regarding required disclosure.

(d)    Versum is not a party to, and does not have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Versum, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Versum in Versum’s consolidated financial statements.

(e)    Versum maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Versum are being made only in accordance with authorizations of management and directors of Versum, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Versum’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of Versum and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Versum or a wholly owned Subsidiary of Versum or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, Versum’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(f)    Since the Applicable Date, none of Versum’s auditors, Versum’s board of directors and the audit committee of the board of directors of Versum has received any oral or written notification of (i) any “significant deficiency” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Versum’s ability to record, process, summarize and report financial information and has identified for Versum’s auditors, Versum’s board of directors and the audit committee of the board of directors of Versum any “material weakness” in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Versum’s internal controls over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Versum’s employees regarding questionable accounting or auditing matters, have been received by Versum. Since the Applicable Date, no attorney representing Versum or any of its Subsidiaries, whether or not employed by Versum or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or breach of fiduciary duty or similar violation by Versum or any of its officers, directors, employees or agents to Versum’s chief legal officer, audit committee (or other committee designated for the purpose) pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or Versum’s policy contemplating such reporting, including in instances not required by those rules.

5.7    Financial Statements. The financial statements of Versum included in the Reports of Versum at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments which are not material, and to any other adjustments described therein, including the notes thereto and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of Versum and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

5.8    Absence of Certain Changes or Events.

(a) Since January 1, 2018 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement, Versum and its Subsidiaries have conducted their businesses in all material respects in the Ordinary Course.

(b)    Since January 1, 2018, there has not been any Effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

5.9    Litigation and Liabilities.

(a)    There are no Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) before any Governmental Entity pending against or, to the Knowledge of Versum, threatened in writing against Versum or any of its Subsidiaries, or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on Versum or (ii) prevent or materially delay the consummation of the Transactions.

(b)    Except for obligations and liabilities (i) reflected or reserved against in Versum’s most recent consolidated balance sheets (or the notes thereto) included in Versum’s Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course since the date of Versum’s most recent consolidated balance sheets included in Versum’s Reports filed prior to the date of this Agreement, or (iii) incurred in connection with or contemplated by this Agreement, there are no obligations or liabilities of Versum or any of its Subsidiaries that would be required by GAAP to be set forth on a consolidated balance sheet of Versum, whether or not accrued, contingent or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

(c)    Neither Versum nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum. There has not been since the Applicable Date nor are there currently any internal investigations or inquiries being conducted by Versum, Versum’s board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

5.10    Employee Benefits.

(a)    Section 5.10(a) of the Versum Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan of Versum (except for Benefit Plans that are filed publicly with the SEC).

(b)    With respect to each material Benefit Plan of Versum (except, with respect to clauses (i) and (ii), for Benefit Plans that are filed publicly with the SEC), Versum has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles or (ii) a written description of such Benefit Plan if such plan is not set forth in a written document or such written document is not available prior to the date of this Agreement. With respect to each material Benefit Plan of Versum, Versum has made available to Parent, accurate and complete copies of (A) to the extent a written description was provided prior to the date hereof because the Benefit Plan document was unavailable, the Benefit Plan document, including any amendments thereto, (B) all related trust documents, insurance contracts or funding vehicles, (C) the most recently prepared actuarial report and (D) all material correspondence to or from any Governmental Entity received since the Applicable Date with respect to any Benefit Plan of Versum.

(c)    (i) Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA and Non-U.S. Benefit Plans, has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Versum or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects and (iii) there are no pending or, to the Knowledge of Versum, threatened (in writing) claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that would reasonably be expected to result in any material liability to Versum or any of its Subsidiaries.

(d)    With respect to each material ERISA Plan, Versum has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with all summaries of material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (iii) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)    Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified and the plan’s related trust to be exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and to the Knowledge of Versum, nothing has occurred that would adversely affect the qualification or Tax exemption of any such ERISA Plan. With respect to any ERISA Plan, neither Versum nor any of its Subsidiaries has engaged in a transaction in connection with which Versum or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)    Neither Versum nor its ERISA Affiliates (i) maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, or has any material liability with respect to, any “defined benefit plan,” whether or not subject to Title IV of ERISA, excluding any “multiemployer plan”; or (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan”.

(g)    No Controlled Group Liability has been incurred by Versum or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Versum or its ERISA Affiliates of incurring any such material liability.

(h)    Except as required by applicable Law or pursuant to a collective bargaining agreement, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Versum or any of its Subsidiaries has any obligation to provide such benefits (excluding such Benefit Plan that provides for employer payment or subsidy of COBRA premiums).

(i)    Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Employee to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee, (iii) directly or indirectly cause Versum to transfer or set aside any assets to fund any benefits under any Benefit Plan, (iv) otherwise give rise to any liability under any Benefit Plan, (v) limit or restrict the right to merge, terminate or amend any Benefit Plan on or following the Effective Time or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j)    Neither Versum nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement of Versum of any of its Subsidiaries provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)    All Benefit Plans that are maintained primarily for the benefit of Employees outside of the United States (“Non-U.S. Benefit Plans”) comply in all material respects with their terms, the terms of any collective bargaining, collective labor or works council agreements, and applicable local Law, and to the Knowledge of Versum, all such plans that are intended or required to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law. Each Non-U.S. Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved and each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment. As of the date of this Agreement, there is no material litigation pending or, to the Knowledge of Versum, threatened relating to any Non-U.S. Benefit Plan.

5.11    Labor Matters.

(a)    Section 5.11 of the Versum Disclosure Letter sets forth, as of the date of this Agreement, an accurate and complete list of any collective bargaining agreement or other similar material written agreement with a labor union, works council, or similar employee representative group or organization (“Labor Organization”) that Versum or its Subsidiaries is party to, otherwise bound by, or negotiating, as applicable, and copies of such agreements have been made available to the other Party prior to the date of this agreement. To the Knowledge of Versum, as of the date of this Agreement, there are no activities or Proceedings by any individual, group of individuals, including representatives of any Labor Organizations, seeking to authorize representation of Versum’s employees by a Labor Organization or to compel Versum to negotiate on a collective basis with respect to terms and conditions of employment.

(b)    As of the date of this Agreement, (i) there is no, and has not been since the Applicable Date, any, strike, lockout, slowdown, work stoppage, unfair labor practice charge or complaint or other labor dispute, or arbitration or grievance pending or, to the Knowledge of Versum, threatened in writing that may interfere with the respective business activities of Versum and its Subsidiaries, (ii) Versum and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment standards, workers’ compensation, terms and conditions of employment, employment and employment practices, the termination of employment, wages and hours, classification of employees as exempt or non-exempt, immigration, equal employment opportunities (including the prevention of sexual harassment), the provision of meal and rest breaks, pay for all working time, classification of independent contractors, immigration law requirements, and occupational safety and health, and (iii) none of Versum or any of its Subsidiaries has any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign “mass layoff” or “plant closing” Law that remains unsatisfied, except, in each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

(c)    Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Versum, there have been no written claims or investigations of harassment, discrimination, retaliation or similar actions against any senior manager, officer or director of Versum at any time since the Applicable Date.

5.12    Compliance with Laws; Licenses.

(a)    The businesses of Versum and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

(b)    Except with respect to regulatory matters covered by Section 7.5, no investigation or review by any Governmental Entity with respect to Versum or any of its Subsidiaries is pending or, to the Knowledge of Versum, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, nor has Versum received any notice or communication of material noncompliance with any such Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, (i) Versum and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such Licenses are in full force and effect in all material respects, and (iii) to Versum’s Knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material License.

(d)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Versum, since the Applicable Date, Versum and each of its Subsidiaries has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export

Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Versum or any of its Subsidiaries is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Versum, neither Versum nor any of its Subsidiaries has been since the Applicable Date or currently is the subject of a charging letter or penalty notice issued, or to the Knowledge of Versum, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Versum pertaining to such matters. Neither Versum nor any of its Subsidiaries is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Versum nor any of its Subsidiaries, or, to Versum’s Knowledge, any directors, officers, Employees, independent contractors, consultants, agents and other representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Versum, Versum, its Subsidiaries and their respective Representatives are, and since the Applicable Date have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to Versum, its Subsidiaries and such Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Versum and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Versum. No Proceeding by or before any Governmental Entity involving Versum, any of its Subsidiaries or any of their Representatives involving FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the Knowledge of Versum, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Versum.

5.13    Takeover Statutes; Rights Agreement. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in Versum’s Organizational Documents is applicable to Versum, the shares of Versum Common Stock, or the Transactions. The Rights Agreement has been validly and irrevocably terminated and will not apply to the execution, delivery and performance of this Agreement or the consummation of the Transactions.

5.14    Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Versum: (a) Versum and each of its Subsidiaries is, and to the Knowledge of Versum, has been at all prior times, in compliance with all applicable Environmental Laws, which compliance includes the possession of and compliance with Licenses required pursuant to any Environmental Law for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted and all such Licenses are in full force and effect; (b) to the Knowledge of Versum, there is no presence, and there have been no Releases or threatened Releases, of Hazardous Materials on, under, from or affecting any properties or facilities currently or formerly, owned, leased or operated by Versum or any of its Subsidiaries or any predecessor of any of them, under circumstances that would reasonably be expected to result in any claims or liabilities relating to applicable Environmental Laws against Versum or any of its Subsidiaries or otherwise adversely impact Versum or any of its Subsidiaries; (c) to the Knowledge of Versum, neither Versum nor any of its Subsidiaries nor any other Person whose conduct would result in liability to Versum or any of its Subsidiaries, has Released, placed or disposed of any Hazardous Materials at any other location under circumstances that would reasonably be expected to result in any claims or liabilities relating to applicable Environmental Laws against Versum or any of its Subsidiaries; (d) neither Versum nor any of its Subsidiaries nor, to the Knowledge of Versum any predecessor of any of them, is subject to any order of or with any Governmental Entity, or any indemnity or other Contract obligation with any other Person, relating to obligations or liabilities under Environmental Laws or regarding Releases of or exposure to any Hazardous Materials; (e) neither Versum nor any of its Subsidiaries has since the Applicable Date received any written claim, notice or complaint from, or is subject to any Proceeding before, any Governmental Entity relating to or alleging noncompliance with or liability under Environmental Laws or regarding Releases of or exposure to any Hazardous Materials, and no such matter is threatened to the Knowledge of Versum; and (f) to the Knowledge of Versum, there are no other circumstances or conditions involving Versum or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, or cost pursuant to any Environmental Law with respect to Versum or any of its Subsidiaries.

5.15    Tax Matters.

(a)    Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Versum:

(i)    Versum and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Tax authority and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes that are shown as due on such filed Tax Returns except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (C) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes); (D) have complied in all respects with all information reporting (and related withholding) and record retention requirements; and (E) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii)    No deficiency with respect to an amount of Taxes that have not been accrued on Versum’s financial statements has been proposed, asserted or assessed against Versum or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other Proceedings before any Governmental Entity regarding any Taxes of Versum and its Subsidiaries or the assets of Versum and its Subsidiaries.

(iii)    Since the Applicable Date, neither Versum nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Versum or any of its Subsidiaries was required to file any Tax Return that was not filed.

(iv)    Neither Versum nor any of its Subsidiaries has any liability for Taxes of any Person (other than Versum or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(v)    There are no Encumbrances for Taxes (except Taxes not yet due and payable) on any of the assets of Versum or any of its Subsidiaries.

(vi)    Neither Versum nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among Versum and its Subsidiaries or (B) a commercial agreement or arrangement entered into the primary purpose of which is not Tax sharing, allocation or indemnification).

(vii)    Within the past two (2) years, neither Versum nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(viii)    Neither Versum nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.

(ix)    Neither Versum nor any of its Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a prepaid amount received, or paid, prior to the Closing Date, (C) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, or (D) an election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law).

(x)    Neither Versum nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

5.16    Intellectual Property.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, (i) Versum and its Subsidiaries, each as applicable, exclusively own all right, title and interest to its Company Intellectual Property free and clear of all Encumbrances (except Permitted Encumbrances), and (ii) Versum’s Registered Intellectual Property is subsisting and, to the Knowledge of Versum, is not invalid or unenforceable. Since the Applicable Date, Versum has not received any written claim or notice from any Person alleging that the Registered Intellectual Property of Versum is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Versum.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, (i) the operation of the respective businesses of Versum or any of its Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided by Versum or its Subsidiaries does not infringe, misappropriate or violate and has not since the Applicable Date infringed, misappropriated, or otherwise violated any Intellectual Property of any other Person, and neither Versum nor any of its Subsidiaries has received any written allegation of same, and (ii) to Versum’s Knowledge, no Person is infringing, misappropriating or otherwise violating, or has since the Applicable Date infringed, misappropriated or otherwise violated, Versum’s Company Intellectual Property, and neither Versum nor any of its Subsidiaries has alleged same in writing.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, Versum and each of its Subsidiaries has taken commercially reasonable efforts to protect and maintain its Company Intellectual Property, including using commercially reasonable efforts and taking commercially necessary steps to maintain their material trade secrets in confidence.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, Versum does not distribute or make available any material proprietary software to third parties pursuant to any license that requires the Party to also license or make available to third parties any material source code owned by Versum.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, the IT Assets used by Versum or any of its Subsidiaries in the conduct of the business (i) have not malfunctioned or failed since the Applicable Date and (ii) are sufficient for the current needs of the businesses of Versum and its Subsidiaries.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, Versum and each of its Subsidiaries has taken commercially reasonable efforts to

(i) protect and maintain the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, no Person has gained unauthorized access to any IT Assets owned, used, or held for use by Versum or any of its Subsidiaries or the information stored or contained therein or transmitted thereby.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, (i) Versum and each of its Subsidiaries is in compliance, and has since the Applicable Date complied, with all applicable Laws and its posted policies relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by or on behalf of Versum or its Subsidiaries; and (ii) Versum and each of its Subsidiaries has, since the Applicable Date, taken commercially reasonable steps to ensure that all Personal Data is protected against loss and unauthorized access, use, modification or disclosure, and there has been no incident of same.

5.17    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors’, officers’ and fiduciaries’ policies and other liability insurance policies (“Insurance Policies”) maintained by Versum or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of Versum and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither Versum nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

5.18    Material Contracts.

(a)    Except for this Agreement, as of the date hereof, none of Versum or its Subsidiaries is a party to or bound by any Contract (other than any purchase orders and other than, except in the case of Section 5.18(a)(i), any lease, sublease, rental or occupancy agreement, license or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Real Property, any Benefit Plan or Contract relating to Insurance Policies):

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    that materially limits, curtails or restricts or purports to materially limit, curtail or restrict, or, in the case of the Combined Company, would or would purport to materially limit, curtail, or restrict, either (A) the type of business in which Versum or the Combined Company or any of their respective Subsidiaries or Affiliates may engage or the locations in which any of them may so engage in any business or (B) the ability of Versum or any of its Subsidiaries or Affiliates to hire or solicit for hire for employment any individual or group as would be material to Versum and its Subsidiaries or Affiliates, taken as a whole, except for non-disclosure or confidentiality agreements entered into in connection with potential acquisitions or dispositions;

(iii)    for any joint venture, partnership or similar arrangement, in each case that is material to Versum and its Subsidiaries, taken as a whole;

(iv)    that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $50 million or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Transactions, other than Contracts between or among or for the benefit of Versum and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries and Contracts involving credit facilities of less than $50 million for international operations;

(v)    that is with any manufacturer, vendor or other supplier with respect to which manufacturer, vendor or other supplier the aggregate annual spend for the year ended December 31, 2018 exceeded $10 million for Versum and its Subsidiaries, taken as a whole;

(vi)    is an acquisition agreement, asset purchase agreement, sale agreement, purchase agreement, stock purchase agreement, put agreement, call agreement or other similar agreement pursuant to which (A) Versum or any of its Subsidiaries would reasonably be expected to be obligated to pay total consideration including assumption of debt after the date of this Agreement in excess of $25 million, (B) any third party has the right to acquire any assets of Versum or any of its Subsidiaries with a fair market value or purchase price of more than $25 million, or (C) any third party has the right to acquire any interests in Versum or any of its Subsidiaries, other than, in the case of clauses (A) and (B), sales of goods or services in the Ordinary Course;

(vii)    between Versum and its Subsidiaries, on the one hand, and Versum’s Affiliates (other than Subsidiaries of Versum) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC;

(viii)    that is related to material Intellectual Property or material IT Assets, excluding non-exclusive licenses (A) entered into in the Ordinary Course or (B) to commercially available software with aggregate payments of less than $5 million. Each such Contract described in this Section 5.18(a), together with all Contracts filed as exhibits to Versum’s Reports, is referred to herein as a “Material Contract”.

(b)    A copy of each Material Contract, and any amendments thereto, of Versum or its Subsidiaries entered into prior to the date of this Agreement has been made available to Parent. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Versum, (i) each of the Material Contracts is binding on Versum or its Subsidiaries, as the case may be, and to the Knowledge of Versum, each other party thereto, in accordance with its terms and subject to the Bankruptcy and Equity Exception, and is in full force and effect, and (ii) each of Versum and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to Versum’s Knowledge, each other party thereto has performed all obligations required to be performed by it under each Material Contract. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Versum, (A) each of Versum and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default thereunder and, to the Knowledge of Versum, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder, and (B) neither Versum nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Material Contract.

5.19    Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, (i) Versum has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) Versum or one of its Subsidiaries owns or leases all tangible personal property used in or necessary to conduct its business as currently conducted by Versum and (iii) each such item of tangible personal property is in all respects in good operating condition and repair, ordinary wear and tear excepted.

5.20    Real Property.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum, with respect to the Owned Real Property of Versum, (i) Versum or one of its Subsidiaries, as applicable, has good and marketable title to such Owned Real Property, free and clear of any Encumbrance except for Permitted Encumbrances, and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein.

(b)    With respect to the Leased Real Property of Versum, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of Versum or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by any of Versum or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Versum.

5.21    Affiliate Transactions. To the Knowledge of Versum, there are not, as of the date hereof, any related party transactions, agreements, arrangements or understandings between Versum or its Subsidiaries, on the one hand, and Versum’s Affiliates (other than wholly owned Subsidiaries of Versum) or other Persons, on the other hand, in each case, that would be required to be disclosed by Versum under Item 404 of Regulation S-K under the Securities Act.

5.22    Versum Recommendation and Fairness. The Versum Board has, at a meeting duly called and held at which all directors of Versum were present, duly and unanimously adopted resolutions (a) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Versum and the holders of shares of Versum Common Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement (c) directing that this Agreement be submitted to the holders of shares of Versum Common Stock for their adoption, and (d) resolving to recommend that the holders of shares of Versum Common Stock vote in favor of the adoption of this Agreement (the “Versum Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2(e)(ii) or Section 7.2(e)(iii). The Versum Board has received (i) the opinion of its financial advisor, Lazard Frères & Co. LLC, to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of Versum Common Stock (other than Excluded Shares) and (ii) the opinion of its financial advisor, Citigroup Global Markets Inc., to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of Versum Common Stock (other than Treasury Shares and Parent Owned Shares).

5.23    Versum Brokers and Finders. Neither Versum nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that Versum has engaged Lazard Frères & Co. LLC and Citigroup Global Markets Inc. as its financial advisors, the fees and expenses of which will be paid by Versum.

5.24    Versum Voting Requirements. The Requisite Versum Vote is the only vote of holders of any securities of Versum and its Subsidiaries necessary to approve the Transactions.

5.25    Termination of Entegris Agreement. Versum has (a) validly terminated the Entegris Agreement in accordance with its terms and has no further liabilities thereunder, (b) concurrently with and as a condition to the effectiveness of such termination, paid Entegris the Entegris Termination Fee in full satisfaction of all of

Versum’s remaining obligations under the Entegris Agreement and (c) instructed Entegris to return to Versum or destroy any non-public information previously furnished to Entegris or to Entegris’ Representatives by or on behalf of Versum or any of its Subsidiaries.

5.26    No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by Versum in this Article V and in any certificate delivered by Versum pursuant to Article VIII, neither Versum nor any other Person makes any express or implied representation or warranty with respect to Versum or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Versum expressly disclaims any such other representations or warranties. Versum expressly disclaims reliance upon any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article VI and in any certificate delivered by Parent pursuant to Article VIII. In particular, without limiting the foregoing, neither Parent or Merger Sub nor any other Person makes or has made, and Versum acknowledges that neither Parent or Merger Sub nor any other Person has made, any representation or warranty to Versum or any of Versum’s Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Affiliates or any of their respective businesses that may have been made available to Versum or any of its Representatives (including in certain “data rooms,” “virtual rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) or (b) except for the representations and warranties made by Parent or Merger Sub in Article VI and in any certificate delivered by Parent pursuant to Article VIII, any oral or written information made available to Versum or any of Versum’s Affiliates or Representatives in the course of their evaluation of Parent or Merger Sub, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit Versum’s remedies in the event of common law fraud arising from the express representations and warranties made by Parent or Merger Sub in Article VI.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Versum that:

6.1    Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

6.2    Corporate Authority; Approval. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent (or a direct or indirect wholly-owned Subsidiary of Parent) as the sole stockholder of Merger Sub, and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Immediately following the execution and delivery of this Agreement, Parent shall, or shall cause one of its Subsidiaries to, adopt this Agreement and the transactions contemplated hereby, including the Merger in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, in all such cases in such entity’s capacity as the sole stockholder of Merger Sub, and promptly deliver a copy of such sole stockholder consent to

Versum. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Transactions or to consummate the Transactions.

6.3    Governmental Filings; No Violations.

(a)    Other than the Filings (i) pursuant to the DGCL, HSR Act, the Exchange Act and the Securities Act, (ii) required to be made with the NYSE, (iii) pursuant to federal and state securities, takeover and “blue sky” Laws, (iv) with CFIUS pursuant to Section 721, and (v) included in Section 5.5(a) of the Versum Disclosure Letter as Approvals, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of their respective Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 6.3(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

6.4    Litigation. There are no Proceedings (other than arising from or relating to the Transactions) before any Governmental Entity pending against or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

6.5    Available Funds. As of the Effective Time, Parent and Merger Sub will have available to them all funds necessary for the payment to the Exchange Agent of the aggregate Merger Consideration.

6.6    Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, shares of Versum Common Stock contributed to it or pursuant to this Agreement and the Transactions.

6.7    Ownership of Shares; Interested Stockholder. Except for a number of shares of Versum Common Stock equal to less than 0.1% of the number of outstanding shares of Versum Common Stock, none of Parent, Merger Sub or any of their respective Subsidiaries (i) beneficially owns, directly or indirectly, any shares of Versum Common Stock, any rights or options to acquire any shares of Versum Common Stock or any securities or instruments convertible into, exchangeable into or exercisable for shares of Versum Common Stock or (ii) is, or has been at any time during the period commencing three (3) years prior to the date of this Agreement, an “interested stockholder” of Versum, as such term is defined in Section 203 of the DGCL.

6.8    Brokers and Finders. Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which Versum could be responsible in connection with the Transactions.

6.9    No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by Parent and Merger Sub in this Article VI and in any certificate delivered by Parent or Merger Sub pursuant to Article VIII, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Parent and Merger Sub expressly disclaim any such other representations or warranties. Parent and Merger Sub expressly disclaim reliance upon any representations, warranties or statements relating to Versum or any of its Subsidiaries whatsoever, express or implied, beyond those expressly given by Versum in Article V and in any certificate delivered by Parent or Merger Sub pursuant to Article VIII. In particular, without limiting the foregoing, neither Versum nor any other Person makes or has made, and Parent and Merger Sub each acknowledge that neither Versum nor any other Person has made, any representation or warranty to Parent, Merger Sub or any of Parent’s Affiliates or each of their Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Versum, any of its Affiliates or any of their respective businesses that may have been made available to Parent, Merger Sub or any of their Representatives (including in certain “data rooms,” “virtual rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) or (b) except for the representations and warranties made by Versum in Article V and in any certificate delivered by Versum pursuant to Article VIII, any oral or written information made available to Parent or Merger Sub or any of Parent’s Affiliates or each of their Representatives in the course of their evaluation of Versum, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 6.9 shall limit Parent’s or Merger Sub’s remedies in the event of common law fraud arising from the express representations and warranties made by Versum in Article V.

ARTICLE VII.

COVENANTS

7.1    Interim Operations.

(a)    Versum covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement or as set forth in Section 7.1(a) of the Versum Disclosure Letter, (i) the business of it and its Subsidiaries shall be conducted in all material respects in the Ordinary Course and (ii) to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, Employees and business associates and keep available the services of its and its Subsidiaries’ present officers, Employees and agents, except as otherwise expressly contemplated by this Agreement.

(b)    Without limiting the generality of and in furtherance of Section 7.1(a), from the date of this Agreement until the Effective Time, except as otherwise (w) expressly contemplated by this Agreement, (x) required by applicable Law, (y) as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) or (z) set forth in Section 7.1(b) of the Versum Disclosure Letter, Versum, on its own account, shall not and shall cause its Subsidiaries not to:

(i)    make or propose any change to Versum’s Organizational Documents or, except for amendments that would both not materially restrict the operations of Versum’s businesses and not reasonably be expected to prevent, materially delay or materially impair the ability of Versum to consummate the Transactions, the Organizational Documents of any of its Subsidiaries;

(ii)    other than in the Ordinary Course, except for any such transactions among its direct or indirect wholly owned Subsidiaries, (A) merge or consolidate itself or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate;

(iii)    acquire assets outside of the Ordinary Course from any other Person (A) with a fair market value or purchase price in excess of $75 million in the aggregate in any transaction or series of related transactions (including incurring any Indebtedness related thereto), in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of Versum to consummate the Transactions, in each case, other than acquisitions of inventory or other goods in the Ordinary Course and transactions among Versum and its direct or indirect wholly owned Subsidiaries or among Versum’s direct or indirect wholly-owned Subsidiaries;

(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares (A) by its direct or indirect wholly owned Subsidiary to it or another of its direct or indirect wholly owned Subsidiaries, (B) in respect of equity-based awards outstanding as of the date of this Agreement, or (C) granted in accordance with Section 7.1(b)(xvi), in each of clauses (B) and (C), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)    create or incur any Encumbrance (other than any Permitted Encumbrances) over any material portion of Versum’s and its Subsidiaries’ consolidated properties and assets that is not incurred in the Ordinary Course on any of its assets or any of its Subsidiaries, except for Encumbrances (A) that are required by or automatically effected by Contracts in place as of the day hereof, (B) that do not materially detract from the value of such assets or (C) that do not materially impair the operations of Versum or any of its Subsidiaries;

(vi)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from Versum and any of its direct or indirect wholly owned Subsidiaries or in accordance with Section 7.1(b)(xvi)) in excess of $10 million in the aggregate;

(vii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary) or modify in any material respect its dividend policy; provided, that Versum may make, declare and pay one regular quarterly cash dividend in each fiscal quarter in an amount per share of up to $0.08 per quarter and with a record date consistent with the record date for each quarterly period;

(viii)    reclassify, split, combine, subdivide or redeem, purchase (through Versum’s share repurchase program or otherwise) or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to (A) the capital stock or other equity interests of a direct or indirect wholly owned Subsidiary of Versum or (B) the acquisition of shares of Versum Common Stock tendered by Employees in connection with a cashless exercise of Versum Options outstanding as of the date hereof or in order to pay Taxes in connection with the exercise or vesting of Versum equity awards outstanding as of the date hereof or granted in accordance with Section 7.1(b)(xvi), pursuant to the terms of the Versum Stock Plan and the applicable award agreement, in the Ordinary Course;

(ix)    except to the extent expressly provided by, and consistent with, Section 7.1(b)(ix) of the Versum Disclosure Letter, make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (A) not in excess of $25 million in the aggregate during any consecutive twelve (12) month period (other than capital expenditures within the thresholds set forth in Section 7.1(b)(ix) of the Versum Disclosure Letter), (B) expenditures not in excess of $10 million (net of insurance proceeds) in the aggregate that Versum reasonably determines are necessary to avoid a material business interruption or maintain the safety and integrity of any asset or property or (C) paid by any direct or indirect wholly owned Subsidiary to Versum or to any other direct or indirect wholly owned Subsidiary of Versum, in each case in response to any unanticipated and subsequently discovered events, occurrences or developments (provided that Versum will use its reasonable best efforts to consult with Parent prior to making or agreeing to any such capital expenditure);

(x)    other than in the Ordinary Course, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, adversely amend, modify, supplement or waive, terminate, assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Material Contract other than (A) expirations and renewals of any such Contract in the Ordinary Course in accordance with the terms of such Contract, (B) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under Intellectual Property owned by Versum and its Subsidiaries granted in the Ordinary Course, or (C) any agreement among Versum and its direct or indirect wholly owned Subsidiaries or among Versum’s direct or indirect wholly owned Subsidiaries;

(xi)    other than in the Ordinary Course or with respect to amounts that are not material to Versum and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by it or any of its Subsidiaries or waive any rights held by it or any of its Subsidiaries except debts or claims among Versum and its direct or indirect wholly owned Subsidiaries or among Versum’s direct or indirect wholly owned Subsidiaries;

(xii)    settle or compromise, or offer or propose to settle or compromise any material Proceeding, including before a Governmental Entity, except in accordance with the parameters set forth in Section 7.1(b)(xii) of the Versum Disclosure Letter; provided that no such settlement or compromise, or offer in respect thereof, may involve any injunctive or other non-monetary relief which, in either case, imposes any material restrictions on the business operations of Versum and its Subsidiaries or Affiliates, or, after the Effective Time, the Combined Company;

(xiii)    materially amend any material financial accounting policies or procedures, except as required by changes to GAAP;

(xiv)    enter into any material closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute materially in excess of the amount reserved therefore, surrender any right to claim a refund of a material amount of Taxes, or fail to file when due (taking into account any available extensions) any material Tax Return;

(xv)    transfer, sell, lease, divest, cancel, abandon, allow to lapse or expire or otherwise dispose of, or permit or suffer to exist the creation of any Encumbrance upon, any assets (tangible or intangible), product lines or businesses material to it and its Subsidiaries, taken as a whole, including capital stock of any of its Subsidiaries, except in connection with (A) sales of or non-exclusive licenses of the foregoing provided in the Ordinary Course, (B) sales of obsolete assets, (C) sales, leases, licenses or other dispositions of assets (not including services) with a fair market value not in excess of $15 million in the aggregate other than pursuant to Material Contracts in effect prior to the date of this Agreement, or entered into after the date of this Agreement in accordance with this Agreement and (D) sales among Versum and its direct or indirect wholly owned Subsidiaries or among Versum’s direct or indirect wholly owned Subsidiaries;

(xvi)    except as required by the terms of any Benefit Plan as in effect on the date hereof, as permitted under this Agreement or as required by applicable Law, increase or change the compensation or benefits payable to any Employee other than in the Ordinary Course; provided that, notwithstanding the foregoing, except as expressly disclosed in Section 7.1(b)(xvi) of the Versum Disclosure Letter or required pursuant to a Versum Benefit Plan in effect as of the date of this Agreement, Versum shall not: (A) grant any new long-term incentive or equity-based awards or amend or modify the terms of any such outstanding awards under any Versum Benefit Plan, (B) grant any retention or transaction bonuses, (C) increase or change the compensation or benefits payable to any executive officer (other than (x) changes in health and welfare benefits that are generally applicable to all salaried Employees in the Ordinary Course or (y) increases in the base salaries and benefits of any executive officer in the Ordinary Course), (D) terminate, enter into, amend or renew (or communicate any intention to take such action) any material Benefit Plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, or, other than as permitted by Section 7.1(b)(xvi) of the Versum Disclosure Letter, adopt any compensation or benefit arrangement that would be a material Benefit Plan if it were in existence as of the date of this Agreement, (E) accelerate the vesting of any compensation for the benefit of any Employee, (F) increase or change the severance terms applicable to any Employee, (G) take any action to fund or secure the payment of any amounts under any Benefit Plan, (H) other than as required by GAAP, change any assumptions used to calculate funding or contribution obligations under any Benefit Plan, or increase or accelerate the funding rate in respect of any Benefit Plan, or (I) terminate the employment of any executive officer (other than for cause) or hire any new executive officer (other than as a replacement hire receiving substantially similar terms of employment); provided, that, to the extent that Versum intends to hire an individual to replace a named executive officer of Versum, Versum shall first consult in good faith with Parent prior to, and with respect to, the hiring of such individual;

(xvii)    recognize any Labor Organization as the representative of any of the employees of Versum or its Subsidiaries, or become a party to, establish, adopt, amend, commence negotiations for or terminate any collective bargaining agreement or other similar written agreement with a Labor Organization, in each case, other than in the Ordinary Course or as required by applicable Law;

(xviii)    incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) or guarantee any such Indebtedness, except for (A) Indebtedness for borrowed money incurred in the Ordinary Course under Versum’s revolving credit facilities and other lines of credit existing as of the date of this Agreement, (B) guarantees by Versum or any direct or indirect wholly owned Subsidiary of Versum of Indebtedness of Versum or any other direct or indirect wholly owned Subsidiary of Versum, (C) Indebtedness incurred in connection with a refinancing or replacement of existing Indebtedness (but in all cases which refinancing or replacement shall not increase the aggregate amount of Indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with the Indebtedness being refinanced or replaced), (D) Indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the Ordinary Course, (E) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (1) not entered for speculative purposes and (2) entered into in the Ordinary Course and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement, (F) Indebtedness incurred by mutual agreement of the Parties in accordance with Section 7.7 or (G) Indebtedness incurred among Versum and its direct or indirect wholly owned Subsidiaries or among Versum’s direct or indirect wholly owned Subsidiaries;

(xix)    convene any special meeting (or any adjournment or postponement thereof) of Versum’s stockholders other than the Versum Stockholders Meeting; or

(xx)    agree or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct Versum’s operations prior to the Effective Time. Prior to the Effective Time, Versum will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything in this Agreement to the contrary, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 7.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of outside antitrust legal counsel, violate applicable Antitrust Law. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require compliance by any Party if such compliance would result in the violation of any rule, regulation or policy of any applicable Law.

7.2    Acquisition Proposals; Change of Recommendation.

(a)    No Solicitation. Except as expressly permitted by this Section 7.2, Versum shall not, and none of its Subsidiaries shall, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and not permit its investment bankers, attorneys, accountants and other advisors or representatives to (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”), directly or indirectly:

(i)    initiate, solicit, propose, knowingly encourage (including by way of furnishing information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions with or negotiations relating to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations);

(iii)    provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal; or

(iv)    otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

(b)    Exceptions. Notwithstanding anything in Section 7.2(a) to the contrary, prior to the time, but not after, the Requisite Versum Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement (that did not arise from or in connection with a breach of the obligations set forth in this Section 7.2), Versum may:

(i)    provide information in response to a request therefor (including nonpublic information regarding it or any of its Subsidiaries) to the Person who made such Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, Versum receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms that are generally not less restrictive to the other party than the terms in the Confidentiality Agreement are on Parent (provided that such confidentiality agreement need not include any “standstill” terms), and which confidentiality agreement does not prohibit compliance with this Section 7.2(b)(i); and

(ii)    participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Versum Board determines in good faith after consultation with its outside legal counsel that, based on the information then available and after consultation with its financial advisor, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(c)    Representatives. Any violation of the restrictions contained in this Section 7.2 by any of Versum’s Representatives shall be deemed to be a breach of this Section 7.2 by Versum. Versum shall use reasonable best efforts to ensure that its Representatives are aware of the provisions of this Section 7.2.

(d)    Notice of Acquisition Proposals. Versum shall promptly (and, in any event, within twenty-four (24) hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(e)    No Change of Recommendation.

(i)    Except as permitted by Section 7.2(e)(ii), Section 7.2(e)(iii) or Section 7.2(f), the Versum Board, including any committee thereof, agrees it shall not:

(A)    withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Versum Recommendation in a manner adverse to Parent;

(B)    fail to include the Versum Recommendation in the Proxy Statement;

(C)    fail to recommend against acceptance of a tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Versum Common Stock (other than by Parent or an Affiliate of Parent), in each case, within ten (10) Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the Versum Stockholders Meeting) (for the avoidance of doubt, the taking of no position or a neutral position by the Versum Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer);

(D)    approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(b) entered into in compliance with Section 7.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “Change of Recommendation”); or

(E)    cause or permit Versum to enter into an Alternative Acquisition Agreement.

(ii)    Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Versum Vote is obtained, if an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement that did not arise from or in connection with a breach of the obligations set forth in Section 7.2(a) is received by Versum and is not withdrawn, and the Versum Board determines in good faith, after consultation with its outside legal counsel and its financial advisor that such Acquisition Proposal constitutes a Superior Proposal, the Versum Board may (x) effect a Change of Recommendation or (y) terminate this Agreement pursuant to Section 9.4(b), in order to enter into a definitive written agreement with respect to such Superior Proposal; provided, however, that, prior to taking such action described in clauses (x) or (y) above, Versum has given Parent written notice of such action and the basis therefor four (4) Business Days in advance, which notice shall set forth in writing that the Versum Board intends to consider whether to take such action (such notice, the “Board Recommendation Notice”) and comply in form, substance and delivery with the provisions of Section 7.2(d). After giving such Board Recommendation Notice and prior to taking any action described in clauses (x) or (y) above, Versum shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal. At the end of the four (4) Business Day period, prior to and as a condition to taking any action described in clauses (x) or (y) above, the Versum Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent and any other information offered by Parent in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that in the case of a Superior Proposal, such Superior Proposal would continue to constitute a Superior Proposal, if such changes offered in writing by Parent were to be given effect. Any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 7.2(d) and this Section 7.2(e)(ii) and require a new Board Recommendation Notice, except that references in this Section 7.2(e)(ii) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days” and such two (2) Business Day period shall expire at 11:59 p.m. on the second (2nd) Business Day immediately following the day on which such new Board Recommendation Notice is delivered (it being understood and agreed that in no event shall any such additional two (2) Business Day period be deemed to shorten the initial four (4) Business Day period).

(iii)    Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Versum Vote is obtained, the Versum Board may effect a Change of Recommendation (A) if an Intervening Event has occurred, and (B) prior to taking such action, the Versum Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Change of Recommendation, Versum has given Parent a Board Recommendation Notice four (4) Business Days in advance, which notice shall comply in form, substance and delivery with the provisions of Section 7.2(d) and include a reasonably detailed description of such Intervening Event. After giving such Board Recommendation Notice and prior to effecting a Change of Recommendation, Versum shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement. At the end of the four (4) Business Day period, prior to and as a condition to effecting a Change of Recommendation, the Versum Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent and any other information offered by Parent in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law if such changes offered in writing by Parent were to be given effect.

(f)    Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall prohibit Versum from (i) complying with its disclosure obligations under applicable United States federal or state Law with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that, the foregoing notwithstanding, Versum may not effect a Change of Recommendation except in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii).

(g)    Existing Discussions. Versum shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (including Entegris) conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. Versum shall promptly deliver a written notice to each such Person providing only that Versum is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning Versum and any of its Subsidiaries heretofore furnished to such Person by or on behalf of Versum or any of its Subsidiaries. Versum will promptly terminate all physical and electronic data access previously granted to such Persons.

(h)    Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Versum shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Versum or any of their respective Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

(i)    Further Actions.

(i)    Parent shall and shall cause its Subsidiaries to, as applicable, as soon as reasonably practicable (and in any event within one Business Day after the date of this Agreement), (A) file an amendment to the Tender Offer Statement on Schedule TO filed with the SEC by Parent on March 26, 2019 to irrevocably withdraw and terminate the offer contemplated thereby, and (B) withdraw the proxy statement on Schedule 14A filed with the SEC by Parent on March 22, 2019.

(ii)    Versum shall and shall cause its Subsidiaries to, as applicable, as soon as reasonably practicable (and in any event within one Business Day after the date of this Agreement), (A) terminate all solicitation efforts with respect to the joint proxy statement/prospectus on Schedule 14A filed with the SEC by Versum on March 20, 2019 and take all reasonable action to withdraw such joint proxy statement/prospectus, and (B) cancel the special meeting of Versum’s stockholders contemplated by the Entegris Agreement and provide notice of such cancellation to Versum stockholders as required by Law or reasonably requested by Parent.

7.3    Proxy Statement Filing; Information Supplied.

(a)    As promptly as practicable after the date of this Agreement, Versum shall prepare and cause to be filed with the SEC the proxy statement relating to the Versum Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”). Versum shall use its reasonable best efforts to respond promptly to comments from the SEC and, after the SEC staff advises that it has no further comments thereon or that Versum may commence mailing the Proxy Statement, to promptly thereafter mail the Proxy Statement to the stockholders of Versum. Versum shall promptly notify Parent of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and shall promptly provide to Parent copies of all correspondence between it or any of its Representatives and the SEC with respect to the Proxy Statement. Each of Parent and Merger Sub will furnish to Versum the information relating to it as required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and provide such other assistance as may be reasonably required by Versum.

(b)    Each of Versum and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of Versum and at the time of the Versum Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Versum will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, either Party obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Proxy Statement that would require any amendment or supplement to the Proxy Statement so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Party shall promptly advise the other Party and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Versum stockholders.

(c)    Versum will provide legal counsel to Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement, responses to any comments from the SEC with respect thereto, and other documents related to the Versum Stockholders Meeting, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of Versum. Versum will include in the Proxy Statement and such other documents related to the Versum Stockholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and each Party agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 7.3(c) shall (i) not apply with respect to information relating to a Change of Recommendation and (ii) in respect of documents filed by Versum that are incorporated by reference in the Proxy Statement, apply only with respect to the information relating to Parent or Merger Sub or the business of Parent or Merger Sub.

7.4    Stockholders Meeting.

(a)    Versum will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Versum Stockholders Meeting as promptly as practicable after the SEC staff advises that it has no further comments on the Proxy Statement or that Versum may commence mailing the Proxy Statement, to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 7.4(b), or if, as of the time for which the Versum Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Versum Common Stock represented (either in person or by proxy) and voting to adopt this Agreement or to constitute a quorum necessary to conduct the business of the Versum Stockholders Meeting. Versum shall, subject to the right of the Versum Board to effect a Change of Recommendation in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii), use reasonable best efforts to solicit from the stockholders of Versum proxies in favor of the proposal to adopt this Agreement and to secure the Requisite Versum Vote (it being understood that the foregoing shall not require the Versum Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii)).

(b)    Versum agrees (i) to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (ii) to give written notice to Parent one (1) day prior to the Versum Stockholders Meeting and on the day of, but prior to the Versum Stockholders Meeting, indicating whether as of such date sufficient proxies representing the Requisite Versum Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the Versum Stockholders Meeting is scheduled, (A) Versum has not received proxies representing the Requisite Versum Vote, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered, Versum may, or if Parent so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Versum Stockholders Meeting, as long as the date of the Versum Stockholders Meeting is not postponed or adjourned more than ten (10) days in connection with any one postponement or adjournment or to a date that is no later than three (3) Business Days prior to the Outside Date.

(c)    Without limiting the generality of the foregoing, but subject to Versum’s right to terminate this Agreement pursuant to Section 9.4(b), Versum agrees that its obligations to hold the Versum Stockholders Meeting pursuant to this Section 7.4 shall not be affected by the making of a Change of Recommendation by the Versum Board, and its obligations pursuant to this Section 7.4 shall not be affected by the commencement of or announcement or disclosure of or communication to Versum, of any Acquisition Proposal (including any Superior Proposal) or the occurrence or disclosure of an Intervening Event.

(d)    The only matters to be voted upon at the Versum Stockholders Meeting shall be the Requisite Versum Vote and routine proposals required in connection with such vote.

7.5    Cooperation; Efforts to Consummate.

(a)    On the terms and subject to the conditions set forth in this Agreement (including Section 7.2), Versum and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the Outside Date) and consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other Filings, obtaining as promptly as reasonably practicable (and in any event no later than the Outside Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations (“Consents”) necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, executing and delivering any additional instruments necessary to consummate the Transactions and refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Transactions.

(b)    Versum and Parent shall jointly develop and consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made with, or submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy Statement); provided, however, that to the extent legally permissible and promptly following the date of this Agreement, Parent shall determine whether filings are to be made in individual European countries or with the European Commission, subject to good faith consultation with Versum prior to taking any material substantive positions with respect to a filing under the Council Regulation (EC) No. 139/2004 of the European Union. Neither Versum nor Parent shall permit any of its officers or other Representatives to participate in any substantive meeting, telephone call or conference with any Governmental Entity in respect of any Filing, investigation or otherwise relating to the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate therein. Each of the Parties shall use reasonable best efforts to furnish to each other all information required for any Filing, other than confidential or proprietary information not directly related to the Transactions, and to give the other Party reasonable prior notice of any such Filing and, to the extent practicable, keep the other Party reasonably informed with respect to the status of each Consent sought from a Governmental Entity in connection with the Transactions and the material communications between such Party and such Governmental Entity, and, to the extent practicable, permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with any such Filing or communication. Each of the Parties shall promptly furnish the other with copies of all correspondence, Filings (except for the Parties’ initial HSR Act filings) and material communications between them and their Affiliates and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to the Transactions in order for such other Party to meaningfully consult and participate in accordance with this Section 7.5, provided that materials furnished pursuant to this Section 7.5 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, Versum and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any Consent in connection with the Transactions, and neither party shall directly or indirectly agree to extend any applicable waiting period (including under the HSR Act) or enter into any agreement with a Governmental Entity related to this Agreement or the Transactions, in each case, without the prior written consent of the other Party. In exercising the foregoing rights, each of Versum and Parent shall act reasonably and as promptly as reasonably practicable.

(c)    Subject to Section 7.1(b) of the Versum Disclosure Letter, neither Parent nor Versum shall, and each of them shall cause their respective Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), in each case, that could reasonably be expected to materially impair, adversely affect or materially delay obtaining or making any Filing contemplated by this Section 7.5 or the timely receipt thereof.

(d)    Without limiting the generality of the undertakings pursuant to this Section 7.5, but on the terms and subject to the conditions set forth in this Agreement, including Section 7.5(e), each of Versum and Parent agree to take or cause to be taken the following actions:

(i)    subject to applicable Law, the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law or Section 721 (each, a “Governmental Antitrust or Security Entity”) of non-privileged information and documents requested by any Governmental Antitrust or Security Entity or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii)    the prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (A) avoid the entry of, and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Transactions, including (I) the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other Proceeding by any person or entity (including any Governmental Antitrust or Security Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and (II) (x) proposing, negotiating, committing to and agreeing to sell, lease, license, divest or otherwise dispose of, or hold separate pending such disposition, (y) agreeing to restrictions or actions that after the Effective Time would limit Parent’s or its Subsidiaries’ (including Versum’s) or Affiliates’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets or (z) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of Versum or Parent or either of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust or Security Entity giving effect thereto or to such restrictions or actions) (such sale, lease, license, defense through litigation, divestiture, disposal and holding separate or other action described in clauses (I) or (II), a “Regulatory Remedy”) if such Regulatory Remedy should be reasonably necessary, proper or advisable so as to permit the consummation of the Transactions on a schedule as close as possible to that contemplated herein. Nothing in this Section 7.5(d) shall require either Parent or Versum to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing.

(e)    Notwithstanding anything in this Section 7.5 to the contrary, neither this Section 7.5 nor the “reasonable best efforts” standard herein shall require, or be construed to require, (x) Versum or Parent or any of their respective Subsidiaries or other Affiliates to (i) waive any of the conditions set forth in Article VIII as they apply to such Party or (ii) take, effect or agree to any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the occurrence of the Closing or is effective on or after the Closing, or (y) Parent or any of its Subsidiaries or other Affiliates to take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy to be taken, effected or agreed to, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of (A) Versum and its Subsidiaries, taken as a whole from and after the Effective Time, (B) Parent and its Subsidiaries (excluding Versum and its Subsidiaries), taken as a whole from and after the Effective Time, treating for this purpose the effects of all Regulatory Remedies as if they affected a company the size of, and having the financial and operating metrics of, Versum and its Subsidiaries, taken as a whole, or (C) Parent and its Subsidiaries (including Versum and its Subsidiaries), taken as a whole from and after the Effective Time, treating for this purpose the effects of all Regulatory Remedies as if they affected a company twice the size of, and having financial and operating metrics twice the size of, Versum and its Subsidiaries, taken as a whole (any such effect described in clause (A), (B) or (C), a “Burdensome Effect”), it being understood that for purposes of clause (iii) any proceeds received, or expected to be received, from effecting a Regulatory Remedy shall not be taken into consideration in making such determination.

(f)    For the avoidance of doubt, Versum and Parent shall use reasonable best efforts to cooperate with each other and work in good faith in formulating any Regulatory Remedy.

7.6    Status; Notifications. Subject to applicable Law and except as otherwise required by any Governmental Entity, Versum and Parent each shall keep the other apprised of the status of material matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other substantive communications received by Versum or Parent, as applicable, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions.

7.7    Financing and Indebtedness.

(a)    Versum shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, provide all customary cooperation reasonably requested by Parent in connection with arranging, obtaining, syndicating and consummating the financing contemplated by the Facilities Agreement and any other debt or equity financing of Parent or any of its Subsidiaries undertaken for the purpose of financing the Merger Consideration and any other amounts payable in connection with the Transactions (collectively, the “Financing”), including: (i) furnishing Parent with such financial and other information regarding Versum and its Subsidiaries as Parent may reasonably request in connection with any Financing; (ii) assisting Parent and the Financing Entities in the preparation of offering and syndication materials for any Financing, including by providing information for due diligence purposes and customary letters authorizing the distribution of information relating to Versum to Financing Entities; (iii) cooperating with the marketing efforts for any portion of the Financing; (iv) cooperating with legal counsel to Parent or any Financing Entity and using reasonable best efforts to cause Versum’s independent accountants to provide assistance and cooperation to Parent and its Subsidiaries in connection with any Financing, including, if required, by providing “comfort letters” in connection with any Financing; (v) providing information to rating agencies; and (vi) furnishing any documentation and other information regarding Versum and its Subsidiaries required under applicable “know your customer” and anti-money laundering and anti-terrorist financing rules and regulations.

(b)    At Parent’s sole expense, Versum shall cooperate with Parent and provide Parent with all reasonable assistance reasonably requested by Parent in connection with any steps Parent may determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate, in each case, conditioned upon and effective at or after the Closing, some or all amounts outstanding under the Versum Credit Agreement, the Versum Indenture or any other Indebtedness of Versum or any of its Subsidiaries, which cooperation and assistance shall include (A) arranging for, as promptly as practicable after Parent’s written request, (x) the optional redemption, satisfaction and discharge, defeasance, exchange or other repurchase by Parent, any of Parent’s Subsidiaries, Versum or any Versum Subsidiary of, or a tender offer or exchange offer by Parent, any of Parent’s Subsidiaries, Versum or any Versum Subsidiary for, some or all of the notes issued pursuant to the Versum Indenture and (y) the repayment or prepayment of any amounts outstanding under the Versum Credit Agreement on or after the Closing Date, in each case, on such terms and conditions as are specified and reasonably requested by Parent and are in compliance with all applicable terms and conditions of the Versum Credit Agreement or the Versum Indenture, as applicable, including, in each case, by preparing and submitting, prior to the Closing Date, customary notices in respect of any such redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment or prepayment; provided that the consummation of any such redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment or prepayment shall be contingent upon the occurrence of the Effective Time unless otherwise agreed in writing by Versum, and Parent shall be responsible for providing the funding for any such transactions, and (B) obtaining from the applicable lenders and/or agents customary payoff letters, lien and guarantee releases and/or instruments of termination or discharge in respect of the existing Indebtedness of Versum and its Subsidiaries, including in respect of indebtedness under the Versum Credit Agreement and the Versum Indenture.

(c)    Nothing in this Section 7.7 shall require cooperation to the extent that it would (i) unreasonably disrupt or interfere with the business or ongoing operations of Versum or its Subsidiaries, (ii) require Versum or any of its Subsidiaries to violate any applicable Law or any contract, in each case, material to the business of Versum and its Subsidiaries, taken as a whole, (iii) require Versum or any of its Subsidiaries to pay any fees or expenses or incur any monetary liability other than to the extent contingent upon the Closing or for which Versum shall have received reimbursement from Parent, (iv) cause any representation or warranty in this Agreement to be breached by Versum and its Subsidiaries (unless waived by Parent), (v) cause any condition to Closing in Section 8.2 to fail to be satisfied (unless waived by Parent) or otherwise cause any breach of this Agreement by Versum or its Subsidiaries (unless waived by Parent), (vi) be reasonably expected to cause any director, officer or employee of Versum or any of its Subsidiaries to incur any personal liability, or (vii) require Versum or any of its Subsidiaries to authorize or enter into any document in connection with any Financing that would be effective prior to the Effective Time (other than customary authorization and representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder).

(d)    Parent shall promptly, upon request by Versum, reimburse Versum and its Subsidiaries for all out-of-pocket costs and expenses incurred by Versum, its Subsidiaries or Representatives in connection with the cooperation and assistance contemplated by this Section 7.7 (including professional fees and expenses of accountants, legal counsel and other advisors and fees and expenses of the trustee under the Versum Indenture).

(e)    Parent shall indemnify, defend and hold harmless Versum, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 7.7 except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence, bad faith or willful misconduct of Versum, any of its Subsidiaries or any of their respective Representatives.

(f)    Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination of, or grant any waiver of, any condition, remedy or other provision under, the Facilities Agreement without the prior written consent of Versum (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination or waiver would or would reasonably be expected to (i) materially delay or prevent the Closing, (ii) reduce the aggregate amount of the Financing to an amount which is insufficient for Parent, when taken together with other cash on hand and other funding sources, to fund the amounts required to be delivered in respect of Eligible Shares pursuant to Section 2.1 upon the terms contemplated by this Agreement on the Closing Date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing contemplated by the Facilities Agreement, in each case, in a manner that would adversely impact in any material respect the ability to obtain such Financing on or prior to the Closing Date to the extent such Financing is necessary in order to fund the amounts required to be delivered in respect of Eligible Shares pursuant to Section 2.1 or (iv) adversely impact in any material respect the ability of Parent to enforce its rights against the other parties to the Facilities Agreement. Upon any material amendment, supplement, modification, replacement, termination or waiver of the Facilities Agreement, Parent shall deliver a copy thereof to Versum and (i) references herein to “Facilities Agreement” shall include such documents as amended, supplemented, modified, replaced, terminated or waived in compliance with this Section 7.7 and (ii) references to the “Financing” shall include the financing contemplated by the Facilities Agreement as amended, supplemented, modified, replaced, terminated or waived in compliance with this Section 7.7.

(g)    Notwithstanding any provision of this Section 7.7, Parent and Merger Sub each acknowledge and agree that the obtaining of financing by Parent or Merger Sub is not a condition to the Closing, and reaffirm their respective obligations to consummate the Transactions in accordance with the terms of this Agreement irrespective and independently of the availability of any financing, subject to the satisfaction or waiver of the conditions set forth herein.

7.8    Information; Access and Reports.

(a)    Subject to applicable Law and the other provisions of this Section 7.8, Versum and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Versum or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Versum shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Parent, use reasonable best efforts to afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, Employees, agents, Contracts, books and records (including the work papers of Versum’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters), as well as properties, offices and other facilities, and, during such period, each Party shall (and shall cause its Subsidiaries to) use reasonable best efforts to furnish promptly to the other Party all information concerning its business, properties and personnel as may reasonably be requested, including in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Versum or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions.

(b)    The foregoing provisions of this Section 7.8 shall not require and shall not be construed to require either Versum or Parent to permit any access to any of its officers, Employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of Versum or Parent, as applicable, would (i) unreasonably interfere with such Party’s or its Subsidiaries’ business operations, (ii) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of Versum, Parent or any of their respective Subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iii) result in a violation of applicable Law, including any fiduciary duty, (iv) waive the protection of any attorney-client privilege or (v) result in the disclosure of any personal information that would expose the Party to the risk of liability. In the event that Versum or Parent, as applicable, objects to any request submitted pursuant to and in accordance with this Section 7.8 and withholds information on the basis of the foregoing clauses (ii) through (v), Versum or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. Each of Versum and Parent, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 7.8 shall be directed to the Person designated by Versum or Parent, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)    To the extent that any of the information or material furnished pursuant to this Section 7.8 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)    No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Versum set forth in this Agreement, and no exchange of information or investigation by Versum or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

7.9    Stock Exchange Listing and Delisting. Prior to the Closing Date, Versum shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Combined Company of the shares of Versum Common Stock from the NYSE and the deregistration of the shares of Versum Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

7.10    Publicity. Versum and Parent shall consult with each other before issuing any press release or Financing Disclosure or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or Financing Disclosure or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed; provided, that (a) any such press release, Financing Disclosure or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and (b) each Party may issue public announcements, include in Financing Disclosure or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases, Financing Disclosures or public statements previously approved by either Party or made by either Party in compliance with this Section 7.10; provided, further, that the first sentence of this Section 7.10 shall not apply to (x) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (y) internal announcements to employees which are not made public. Notwithstanding anything in this Section 7.10 to the contrary, Versum shall not be (x) required by any provision of this Agreement to consult with or obtain any approval from Parent or Merger Sub with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation other than as set forth in Section 7.2. As used above, (“Financing Disclosure”) means any reference to, or information in connection with, the Transactions that is included in any documents to be filed with any Person (including the SEC, the Frankfurt Stock Exchange and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin)), issued, published and/or distributed by Versum or Parent in connection with any financing transaction to be entered into by any of those Parties.

7.11    Employee Benefits.

(a)    Parent shall provide, or shall cause to be provided, the Employees of Versum and its Subsidiaries at the Effective Time who continue to remain employed with Parent or its Subsidiaries (the “Versum Continuing Employees”) during the period commencing at the Effective Time and ending on the one (1)-year anniversary of the Closing Date with: (a) base salary or base wage, annual cash incentive opportunities and long-

term cash and equity incentive opportunities, that, in each case, is no less favorable to such Versum Continuing Employee than those provided to such Versum Continuing Employee immediately prior to the Effective Time; (b) severance benefits and protections that are no less favorable to such Versum Continuing Employees than those provided to such Versum Continuing Employees immediately prior to the Effective Time; and (c) health and welfare benefits, pension benefits, and retirement benefits that are no less favorable, in the aggregate, to such Versum Continuing Employees than those provided to such Versum Continuing Employees immediately prior to the Effective Time.

(b)    With respect to any Benefit Plan in which any Versum Continuing Employee first becomes eligible to participate on or after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the Versum Continuing Employees and their eligible dependents, (ii) give the Versum Continuing Employees credit for the plan year in which the Effective Time occurs (or the plan year in which the Versum Continuing Employee first becomes eligible to participate in the applicable Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the Effective Time (or eligibility date, as applicable), for which payment has been made and (iii) give the Versum Continuing Employees service credit for such Versum Continuing Employee’s employment with Versum for purposes of vesting, benefit accrual and eligibility to participate under each applicable Benefit Plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law) or to the extent it would result in a duplication of benefits.

(c)    The Parties each hereby acknowledge and agree that a “change in control” (or similar phrase) will occur or will be deemed to occur at the Effective Time under the Versum Benefit Plans. From and after the Effective Time, Parent shall cause the Combined Company and its Subsidiaries to honor, in accordance with their terms, all Versum Benefit Plans.

(d)    Versum may adopt annual bonus or incentive plans for Versum’s fiscal year commencing October 1, 2019 that are substantially equivalent to Versum’s annual bonus or incentive plans for the fiscal year ended September 30, 2019 (with any material changes subject to prior consultation with Parent). Versum shall have the right, immediately prior to the Effective Time, to determine with respect to each participant in any annual bonus or incentive program for Versum’s fiscal year in which the Closing occurs, a pro-rated bonus or incentive based on actual performance of Versum for the portion of Versum’s fiscal year completed prior to the Closing Date, with such bonus or incentive calculated in good faith in the Ordinary Course and paid to each participant at such time as Versum normally pays such bonuses in the Ordinary Course.

(e)    Prior to making any material written communications intended for broad-based and general distribution to any Employee pertaining to compensation or benefit matters that are affected by the Transactions contemplated by this Agreement, Versum shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Versum shall consider any such comments in good faith.

(f)    Subject to Section 7.1, nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Versum Benefit Plan, (ii) prevent Versum, Parent, the Combined Company or any of their Affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, or (iii) prevent Versum, Parent, the Combined Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Versum Continuing Employee. Nothing contained in this Agreement is intended to create any third-party beneficiary rights in any Employee of Versum or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof (including any Labor Organization), with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Versum Continuing Employee by Versum, Parent, the Combined Company or any of their Affiliates or under any Benefit Plan which Versum, Parent, the Combined Company or any of their Affiliates may maintain.

7.12    Expenses. Except as otherwise provided in Section 9.5(b) or Section 9.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that (i) expenses described on Section 7.12 of the Versum Disclosure Letter shall be paid by Parent and (ii) expenses incurred (A) in connection with any filing fees in connection with the HSR Act, any other Antitrust Law, the Proxy Statement and the printing and mailing of the Proxy Statement and (B) in respect of any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Transactions contemplated by this Agreement, regarding Versum’s credit agreements, indentures or other documents governing or relating to Indebtedness of Versum shall be shared equally by Versum and Parent and (iii) the Combined Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article III.

7.13    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Combined Company shall indemnify and hold harmless to the fullest extent as such individuals would be indemnified as of the date of this Agreement under applicable Law, Versum’s Organizational Documents and any indemnification agreements in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Versum or any of its Subsidiaries or any Person who prior to or at the Effective Time served at the request of Versum or any of its Subsidiaries as a director or officer of another Person in which Versum or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, inquiries, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) this Agreement or the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and the Combined Company shall also advance expenses as incurred to the fullest extent that such individual would have been entitled to under applicable Law, Versum’s Organizational Documents and any indemnification agreements in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)    Prior to the Effective Time, Versum shall and, if Versum is unable to, Parent shall cause the Combined Company as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Versum’s existing directors’ and officers’ insurance policies, and (ii) Versum’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as Versum’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Versum’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If Versum and the Combined Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Combined Company shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in Versum’s existing policies as of the date of this Agreement, or the Combined Company shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Versum’s existing policies as of the date of this Agreement; provided, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by Versum for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Combined Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    Any Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such Proceeding, shall promptly notify the Combined Company thereof in writing, but the failure to so notify shall not relieve the Combined Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) the Combined Company shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, the Combined Company will not be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if the Combined Company elects not to assume such defense or legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between the Combined Company and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and the Combined Company shall pay all reasonable and documented fees, costs and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Combined Company shall be obligated pursuant to this Section 7.13(c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if the Combined Company elects to assume such defense, and the Combined Company shall cooperate in the defense of any such matter if the Combined Company elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent if the Combined Company elects to assume such defense and the Combined Company shall not be liable for any settlement effected without their prior written consent the Combined Company elects not to assume such defense; (iv) the Combined Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d)    During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of Versum and its Subsidiaries or any indemnification agreement between such Indemnified Party and Versum or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e)    If the Combined Company or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Combined Company shall assume all of the obligations set forth in this Section 7.13.

(f)    The rights of the Indemnified Parties under this Section 7.13 shall survive consummation of the Merger and are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Versum or any of its Subsidiaries, or under any indemnification agreements or other applicable Contracts of Versum or Laws.

(g)    This Section 7.13 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.13.

7.14    Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Versum and the Versum Board, respectively, shall grant such approvals and take such actions as are necessary and legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.15    Section 16 Matters. Versum and the Versum Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as are reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of Versum (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.

7.16    Stockholder Litigation. Versum and Parent, as applicable, shall promptly advise the other Party of any litigation commenced after the date hereof against Versum or Parent or any of their respective directors (in their capacity as such) relating to this Agreement or the Transactions, and shall keep the other Party reasonably informed regarding any such litigation. Versum and Parent, as applicable, shall give the other Party the opportunity to participate in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VIII.

CONDITIONS

8.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), at or prior to the Closing of each of the following conditions:

(a)    Versum Stockholder Approval. The Requisite Versum Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of Versum.

(b)    Government Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, (ii) all other authorizations, consents, orders, approvals, filings and declarations, and all expirations of waiting periods, required under the applicable Antitrust Laws of the jurisdictions listed on Section 5.5(a) of the Versum Disclosure Letter shall have been obtained (all authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, of such jurisdictions being the “Requisite Regulatory Approvals”), and (iii) all such Requisite Regulatory Approvals shall be in full force and effect.

(c)    Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions (it being understood and agreed by the Parties that, with respect to any such Law or Governmental Order that is, or is under, an Antitrust Law, only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Section 5.5(a) of the Versum Disclosure Letter shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 8.1(c)) (such Law or Governmental Order, a “Relevant Legal Restraint”).

(d)    CFIUS. CFIUS Clearance shall have been received.

8.2    Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), by Parent at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Versum set forth in Section 5.1 [Organization, Good Standing and Qualification], Section 5.4 [Corporate Authority; Approval], Section 5.13 [Takeover Statutes; Rights Agreement] and Section 5.23 [Versum Brokers and Finders] shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of Versum set forth in Section 5.8(b) [Absence of Certain Changes or Events] shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (iii) the representations and warranties of Versum set forth in Section 5.3 [Versum Capital Structure] shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date, other than, in each case, de minimis inaccuracies; and (iv) each other representation and warranty of Versum set forth in Article V shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Versum.

(b)    Performance of Obligations of Versum. Versum shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)    Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Versum, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)    No Burdensome Effect. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order (whether temporary, preliminary or permanent) in connection with a Requisite Regulatory Approval that (A) requires Parent or Versum or any of their Subsidiaries to take or commit to take any actions constituting or that would reasonably be expected to have a Burdensome Effect or (B) would otherwise constitute or reasonably be expected to have a Burdensome Effect and is in effect.

8.3    Conditions to Obligation of Versum. The obligation of Versum to effect the Merger is also subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), by Versum at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Article VI shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time).

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have each performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)    Certificate. Versum shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)    Combined Company Governance Matters. Parent shall have taken the actions necessary to cause the matters set forth in Section 4.1 to be completed and effective as of the Effective Time.

ARTICLE IX.

TERMINATION

9.1    Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Versum and Parent by action of the Parent Board and the Versum Board.

9.2    Termination by Either Versum or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Parent Board or the Versum Board, if:

(a)    the Merger shall not have been consummated by 5:00 p.m. (New York Time) on April 13, 2020 (the “Outside Date”); provided, however, that if any of the conditions to the Closing set forth in Section 8.1(b), Section 8.1(c) (solely as it relates to any Antitrust Laws), Section 8.1(d) or Section 8.2(d) has not been satisfied or waived on or prior to April 13, 2020 but all other conditions to Closing set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Outside Date)) or waived, the Outside Date may be extended by either Party (by delivery written notice to the other Party at or prior to 5:00 p.m. (New York Time) on April 13, 2020), without further action of the other Party to (and including) 5:00 p.m. (New York Time) on July 13, 2020, and, if so extended, such date shall be the “Outside Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the Merger to be satisfied;

(b)    a Relevant Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.2(b) shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 7.5; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of the condition set forth in Section 8.1(c) [Laws or Governmental Orders] to the consummation of the Merger to be satisfied; or

(c)    if the Requisite Versum Vote shall not have been obtained at the Versum Stockholders Meeting (or, if the Versum Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the adoption of this Agreement was taken.

9.3    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board:

(a)    prior to the time the Requisite Versum Vote is obtained, if the Versum Board shall have made a Change of Recommendation;

(b)    if at any time prior to the Effective Time, there has been a breach by Versum of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to Versum or (ii) three (3) Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 9.3(b) shall not be available if Parent has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the Merger not to be satisfied;

(c)    if at any time prior to the Effective Time, a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order in connection with a Requisite Regulatory Approval that has become final and non-appealable and that (A) requires Parent or any of its Subsidiaries (including Versum and its Subsidiaries) to take or commit to take any actions constituting or that would reasonably be expected to have a Burdensome Effect or (B) would otherwise constitute or reasonably be expected to have a Burdensome Effect; provided, that Parent shall have used reasonable best efforts to prevent the entry of and to remove any such Governmental Order in accordance with Section 7.5; provided, further, that the right to terminate this Agreement pursuant to this Section 9.3(c) shall not be available to Parent if it has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of the condition set forth in Section 8.2(d) [No Burdensome Effect] to the consummation of the Merger to be satisfied.

9.4    Termination by Versum. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Versum Board:

(a)    if at any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Versum to Parent or (ii) three (3) Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available if Versum has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the Merger not to be satisfied;

(b)    in order to enter into a definitive written agreement with respect to a Superior Proposal, provided that Versum has complied with its obligations under Section 7.2 and, in connection with the termination of this Agreement, Versum pays to Parent in immediately available funds the Versum Termination Fee required to be paid pursuant to Section 9.5(b).

9.5    Effect of Termination and Abandonment.

(a)    Except to the extent provided in Section 9.5(b) and Section 9.5(c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its

Representatives or Affiliates); provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement and (ii) the provisions set forth in Article X [Miscellaneous and General], Section 7.7(e) [Financing and Indebtedness], Section 7.12 [Expenses], this Section 9.5 [Effect of Termination and Abandonment] and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)    In the event that this Agreement is terminated:

(i)    by either Versum or Parent pursuant to Section 9.2(a) [Outside Date] (if the sole reason the Merger was not consummated was the failure of Versum to convene and hold the Versum Stockholders Meeting prior to the Outside Date) or Section 9.2(c) [Requisite Versum Vote Not Obtained] and, in either case,

(A)    a bona fide Acquisition Proposal shall have been publicly made directly to the stockholders of Versum or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification five (5) Business Days prior to (i) the date of such termination, with respect to any termination pursuant to Section 9.2(a) [Outside Date] or (ii) the date of the Versum Stockholders Meeting, with respect to termination pursuant to Section 9.2(c) [Requisite Versum Vote Not Obtained]), and

(B)    within twelve (12) months after such termination, (1) Versum or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or (2) there shall have been consummated any Acquisition Proposal (in each case of clauses (1) and (2), with fifty percent (50%) being substituted in lieu of fifteen percent (15%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2),

(ii)    by Parent pursuant to Section 9.3(a) [Versum Change of Recommendation], then promptly, but in no event later than two (2) Business Days after the date of such termination,

(iii)    by either Parent or Versum pursuant to Section 9.2(c) [Requisite Versum Vote Not Obtained] (and, at the time of such termination pursuant to Section 9.2(c) [Requisite Versum Vote Not Obtained], Parent had the right to terminate this Agreement pursuant to Section 9.3(a) [Versum Change of Recommendation]), then promptly, but in no event later than, in the case of such termination by Parent, two (2) Business Days or, in the case of such termination by Versum, one (1) Business Day after the date of such termination, or

(iv)    by Versum pursuant to Section 9.4(b) [Versum Termination to Accept Superior Proposal], then concurrently and as a condition to the effectiveness of such termination,

Versum shall, in the case of Section 9.5(b)(i), Section 9.5(b)(ii), Section 9.5(b)(iii) or Section 9.5(b)(iv), pay the Versum Termination Fee to Parent or its designee by wire transfer of immediately available cash funds. In no event shall Versum be required to pay the Versum Termination Fee on more than one occasion.

(c)    In the event that this Agreement is terminated by either Versum or Parent pursuant to Section 9.2(c) [Requisite Versum Vote Not Obtained], then promptly, but in no event later than, in the case of such termination by Parent, three (3) Business Days or, in the case of such termination by Versum, one (1) Business Day after the date of such termination, Versum shall pay all of the documented out-of-pocket costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders’ meetings and consents of Parent up to a maximum amount equal to $35 million, to Parent or its designee by wire transfer of immediately available cash funds; provided that any amounts paid under this Section 9.5(c) shall be credited (without interest) against any Versum Termination Fee if paid to Parent (or its designee) pursuant to the terms of this Agreement.

(d)    The Parties hereby acknowledge and agree that the agreements contained in this Section 9.5 are an integral part of the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if Versum fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, Parent commences a suit that results in a judgment against Versum for the fees set forth in this Section 9.5 or any portion of such fees, Versum shall pay Parent its costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that in the event that any termination fee becomes payable by, and is paid by, Versum, such fee shall be Parent’s sole and exclusive remedy for damages against Versum and its former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated; provided, however, that no such payment shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement.

ARTICLE X.

MISCELLANEOUS AND GENERAL

10.1    Survival. This Article X and the agreements of Versum and Parent contained in Article II [Merger Consideration; Effect of the Merger on Capital Stock], Article III [Delivery of Merger Consideration; Procedures for Surrender], Section 7.11 [Employee Benefits], Section 7.12 [Expenses], and Section 7.13 [Indemnification; Directors’ and Officers’ Insurance] shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the consummation of the Merger.

10.2    Amendment; Waiver. Subject to the provisions of applicable Laws and the provisions of Section 7.13 [Indemnification; Directors’ and Officers’ Insurance] and Section 10.15 [Financing Parties], at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by Versum and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective parties’ obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.3    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4    Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)    Each of the Parties agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement or the Transactions exclusively in the Court of Chancery for the State of Delaware in and for New Castle County, Delaware (or, in the event that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware) (the “Chosen Court”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5    Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Court of Chancery of the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law.

10.6    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties shall be in writing and shall be deemed to have been duly given when (a) served by personal delivery or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, provided that the transmission of the email is promptly confirmed by telephone or response email:

If to Parent or Merger Sub:

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt, Germany

Attention: General Counsel

Telephone: +49 6151 72 3360

E-mail: friederike.rotsch@merckgroup.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Matthew G. Hurd

                 Eric M. Krautheimer

Telephone: (212) 558-4000

E-mail: hurdm@sullcrom.com

             krautheimere@sullcrom.com

If to Versum:

Versum Materials, Inc.

8555 South River Parkway

Tempe, AZ 85284

Attention: Michael W. Valente

Telephone: (480) 482-4302

E-mail: michael.valente@VersumMaterials.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Mario A. Ponce

                 Jakob Rendtorff Telephone: (212) 455-2000

E-mail: mponce@stblaw.com

             jrendtorff@stblaw.com

or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

10.7    Definitions.

(a)    For purposes of this Agreement, the following terms (including, with correlative meaning, their singular and plural variations) shall have the following meanings:

“Acquisition Proposal” means (a) any proposal, offer or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Versum or any of its Subsidiaries and involving, directly or indirectly, fifteen percent (15%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries of Versum), or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act) resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, fifteen percent (15%) or more of the total voting power or of any class of equity securities of Versum, or fifteen percent (15%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of Versum, in each case of clauses (a) and (b), other than the Transactions; provided that any proposal or offer to the extent related to any purchase of assets required to be divested or held separate (including by trust or otherwise) pursuant to a Regulatory Remedy in accordance with Section 7.5(d) shall not be deemed an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other United States or non-United States, including state, national, or supranational, antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Versum or any of its Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of ERISA, employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, health, welfare, fringe or other benefits or remuneration of any kind.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks in any of the City of New York, Frankfurt am Main, Germany, London, England or Luxembourg City, Luxembourg are required or authorized by Law to be closed.

“CFIUS Clearance” means, after submission of a mandatory declaration or written notice by the Parties with respect to the Merger in accordance with the requirements of the CFIUS Regulations, the CFIUS Staff Chairperson (or other representative of CFIUS) shall have notified the Parties (i) of CFIUS’ determination that the Merger is not a “covered transaction” within the meaning of Section 721, (ii) that there are no unresolved national security concerns with respect to the Merger and CFIUS has concluded all action under Section 721 with respect to the Merger, or (iii) CFIUS shall have sent a report to the President of the United States requesting the decision of the President of the United States and the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Merger shall have expired without any such action being threatened, announced or taken, or the President of the United States shall have announced a decision not to, or otherwise declined to, take any action to suspend or prohibit the Merger.

“CFIUS Regulations” means the regulations implementing Section 721, codified at 31 C.F.R. Part 800 and 31 C.F.R. Part 801.

“Code” means the Internal Revenue Code of 1986.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Versum and its Subsidiaries.

“Contract” means any oral or written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation (other than a Benefit Plan).

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Covered Termination” means (a) in the case of an employee of Versum and its Subsidiaries, the termination of employment of a holder of a Versum RSU or Versum PSU, as applicable, (i) by Versum or one of its Subsidiaries other than for Cause or (ii) by the employee for Good Reason (as such terms are defined in the applicable Versum RSU award agreement or Versum PSU award agreement, as applicable), in each case, during the twenty four (24)-month period following the Closing Date and (b) in the case of a member of the Versum Board, the termination of service on the board of directors of Versum thereof for any reason on or following the Closing Date. For the avoidance of doubt, if an employee of Versum and its Subsidiaries does not have Good Reason termination rights provided in their applicable equity award agreement (or employment or similar agreement), a Covered Termination shall not include a termination by the employee for Good Reason.

“Dissenting Shares” means the shares of Versum Common Stock that are owned by stockholders who have not voted in favor of the Merger and have demanded, perfected and not withdrawn or lost the right to demand, appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”).

“DTC” means The Depositary Trust Company.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Employee” means any current or former employee, officer, director or independent contractor (who is a natural person) of Versum or any of its Subsidiaries.

“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment or natural resources, (b) the handling, use, disposal, Release or threatened Release of, or exposure to any harmful or deleterious substances or (c) indoor air quality, wetlands, pollution, contamination or any injury or threat of injury to persons or property arising from any harmful or deleterious substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Versum or any of its Subsidiaries, as applicable, as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” means each Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, excluding “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means (i) the Treasury Shares and Parent Owned Shares, and (ii) the Dissenting Shares.

“Facilities Agreement” means the Syndicated Dual-Currency Term Loan Facilities Agreement, dated March 25, 2019, among Parent, Merck Financial Services GmbH, Bank of America, N.A., London Branch, BNP Paribas Fortis NV/SA and Deutsche Bank AG Filiale Luxemburg, as Underwriters, Bank of America Merrill Lynch International Designated Activity Company, BNP Paribas Fortis NV/SA and Deutsche Bank AG, as Mandated Lead Arrangers, Deutsche Bank Luxembourg S.A., as Facility Agent, and the Lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified.

“Financing Entities” means (a) the Lenders (as defined in the Facilities Agreement) (including any of their respective successors under the Facilities Agreement), and (b) any Person that shall have committed to provide or arrange any financing, or any amendment or other modification of any financing, in each case, pursuant to or in connection with the Financing Documents, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any such financing or amendment, and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, mold, and radioactive substances and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited or regulated by or pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Versum and its wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing, financial position or financial covenants of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Intellectual Property” means all intellectual and industrial property rights anywhere in the world (whether foreign, state or domestic, registered or unregistered), including rights arising under or with respect to: (a) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, trade dress, logos, Internet domain names, uniform resource locators, social and mobile media identifiers and other similar identifiers of origin, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, mask works, rights under copyrights and corresponding rights in, industrial designs, and works of authorship (including computer software), applications, source code and object code, and databases, other compilations of information), whether registered or unregistered, and any registrations, renewals and applications for registration thereof, (d) trade secrets and other rights in know-how and confidential or proprietary information, including in any technical data, specifications, designs, techniques, processes, methods, inventions, discoveries, software, algorithms and databases and the information contained therein, in each case, to the extent that it qualifies as a trade secret under applicable Law and (e) all other intellectual and industrial property rights recognized by applicable Law.

“Intervening Event” means any material Effect that was not known or reasonably foreseeable by the Versum Board on the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by such board of directors as of the date of this Agreement), which Effect or consequences, as applicable, become known by such board of directors prior to the time Versum receives the Requisite Versum Vote; provided, that (a) in no event shall the receipt, existence or terms of an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether an Intervening Event has occurred, (b) in no event shall any changes in the market price or trading volume of Versum Common Stock, or the fact that Versum meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period constitute an Intervening Event, except that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether an Intervening Event has occurred and (c) in no event shall any Effect constitute an Intervening Event solely as a result of the fact that such event has had or would reasonably be expected to have an adverse effect on the business or financial condition of Parent.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation.

“Knowledge” (a) with respect to Versum or any of its Subsidiaries means the actual knowledge of any Person listed on Section 10.7(a)(i) of the Versum Disclosure Letter and (b) with respect to Parent or any of its Subsidiaries means the actual knowledge of any member of the executive board (Geschäftsleitung) of Parent or Parent’s chief executive officer, chief financial officer or general counsel.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by Versum and any of its Subsidiaries.

“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Material Adverse Effect” means any Effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of Versum and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)    Effects generally affecting (1) the economy, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes to interest rates and exchange rates, or (2) political, regulatory or business conditions in any jurisdiction in which Versum or any of its Subsidiaries has material operations or where any of Versum’s or any of its Subsidiaries’ products or services are sold;

(B)    Effects that are the result of factors generally affecting the semiconductor industry or any industry, markets or geographical areas in which Versum and its Subsidiaries operate;

(C)    any loss of, or adverse Effect in, the relationship of Versum or any of its Subsidiaries, contractual or otherwise, with customers, Employees, unions, suppliers, distributors, financing sources, partners or similar relationship to the extent caused by the entry into, announcement or consummation of the Transactions (provided that the exception in this clause (C) shall not apply to the representations and warranties contained in Section 5.5(b));

(D)    the performance by Versum of its obligations to the extent expressly required under this Agreement;

(E)    any action taken (or not taken) by Versum or any of its Subsidiaries (1) that is required to be taken (or not to be taken) by this Agreement and for which Versum shall have requested in writing Parent’s consent to permit its non-compliance and Parent shall not have granted such consent or (2) at the written request of Parent, which action taken (or not taken) is not required under the terms of this Agreement;

(F)    changes or modifications, and prospective changes or modifications, in GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(G)    any failure, in and of itself, by Versum to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (F) or (H) and (I));

(H)    any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, geopolitical conditions, military actions or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person; or

(I)    (1) a decline in the market price, or change in trading volume, in and of itself, of the shares of Versum Common Stock on the NYSE, or (2) any ratings downgrade or change in ratings outlook for Versum or any of its Subsidiaries; provided, that the exceptions in this clause (I) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (H));

provided, further, that, with respect to clauses (A), (B), (F) and (H), such Effect will be taken into account in determining whether a Material Adverse Effect has occurred if it disproportionately adversely affects Versum and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, of comparable size, operating in the industries in which Versum and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Material Adverse Effect has occurred.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is in the ordinary course of business and consistent with the past practices of such Person.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Versum and any of its Subsidiaries.

“Permitted Encumbrances” means (a) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Encumbrances, if any, arising or incurred in the Ordinary Course that (i) relate to obligations as to which there is no default on the part of Versum or any of its Subsidiaries and that do not materially detract from the value of or materially interfere with the use of any of the assets of Versum and its Subsidiaries as currently conducted or (ii) are being contested in good faith through appropriate Proceedings; (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course; (c) Rights-of-Way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects of record or Encumbrances (other than those constituting Encumbrances for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of Versum and its Subsidiaries, taken as a whole; (d) Encumbrances for Taxes or other governmental charges that are not yet due or payable or that are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (e) Encumbrances supporting surety bonds, performance bonds and similar obligations issued in the Ordinary Course in connection with the businesses of Versum and its Subsidiaries; (f) Encumbrances not created by Versum or its Subsidiaries that affect the underlying fee interest of a Versum Leased Real Property; (g) Encumbrances that are disclosed on the most recent consolidated balance sheet of the Party included in the Reports or notes thereto or securing liabilities reflected on such balance sheet; (h) Encumbrances arising under or pursuant to the Organizational Documents of Versum or any of its Subsidiaries; (i) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Versum or any of its Subsidiaries otherwise has access, between the parties thereto; (j) Encumbrances resulting from any facts or circumstances relating to Parent or any of its Affiliates; (k) Encumbrances that do not and would not reasonably be expected to materially impair the continued use of a Versum Owned Real Property or a Versum Leased Real Property as presently operated; (l) non-exclusive licenses to Intellectual Property; (m) restrictions or exclusions that would be shown by a current title report or other similar report; and (n) specified Encumbrances described in Section 10.7(a)(ii) of the Versum Disclosure Letter.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that, alone or together with other information held by Versum and its Subsidiaries, allows the identification of a natural person.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all Intellectual Property owned by Versum and its Subsidiaries that is registered, recorded or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar in any jurisdiction, including pending applications for any of the foregoing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, or arranging for disposal, into the indoor or outdoor environment.

“Rights Agreement” means the Rights Agreement, dated as of February 28, 2019, by and between Versum and Broadridge Corporate Issuer Solutions, Inc., as rights agent, as amended to the date hereof.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

“SEC” the Securities and Exchange Commission.

“Section 721” means Section 721 of the Defense Production Act of 1950, as effected by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, and as amended by the Foreign Investment and National Security Act of 2007, Pub.L. 110-49, 121 Stat. 246 (2007), and The Foreign Investment Risk Review Modernization Act of 2018, Subtitle A of Title XVII of Pub. L. 115–232 (Aug. 13, 2018), codified at 50 U.S.C. § 4565.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Subsidiary” means, with respect to any Person, any other Person of which (a) at least a majority of the securities or ownership interests of such other Person is directly or indirectly owned or controlled by such Person, or (b) the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that the references in the definition thereof to “fifteen percent (15%) or more” shall be deemed to be references to “50% or more”) made after the date of this Agreement that the Versum Board has determined in good faith, after consultation with its outside legal counsel and its financial advisor (a) would result in a transaction more favorable (including, without limitation, from a financial point of view) to Versum’s stockholders than the Transactions and (b) is reasonably likely to be consummated on the terms proposed, in each case of clauses (a) and (b), taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of and any prior dealings with the Person or Persons making the proposal and any other aspects considered relevant by the Versum Board, including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.2(e)(ii).

“Tax” means all federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied to or required to be supplied to a Tax authority relating to Taxes.

“Treasury Regulation” means Part 1 of Title 26, Chapter I, Subchapter A of the Code of Federal Regulations.

“Treasury Shares and Parent Owned Shares” means the shares of Versum Common Stock owned by Versum, Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case excluding any such shares of Versum Common Stock owned by a Versum Benefit Plan or held on behalf of third parties.

“Versum Benefit Plan” means any Benefit Plan that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Versum or any of its Subsidiaries.

“Versum Credit Agreement” means that certain Credit Agreement, dated as of September 30, 2016, among Versum, Citibank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified.

“Versum Indenture” means that certain Indenture, dated as of September 30, 2016, by and among Versum, the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, as amended, restated, supplemented or otherwise modified.

“Versum Prior Stock Plan” means the Air Products and Chemicals, Inc. Long-Term Incentive Plan, amended and restated as of October 1, 2014.

“Versum Stock Plan” means the Versum Materials, Inc. Amended and Restated Long-Term Incentive Plan.

“Versum Stockholders Meeting” means the meeting of stockholders of Versum to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“Versum Termination Fee” means an amount in cash equal to $235 million.

“Willful Breach” means a breach of this Agreement that is the result of a willful or intentional act or failure to act where the breaching party knows, or would reasonably be expected to have known, that such act or failure to act might result in, or would reasonably be expected to result in, a breach.

(b)    The following terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Alternative Acquisition Agreement	7.2(e)(i)(D)
Applicable Date	5.6(a)
Approvals	5.5(a)
Bankruptcy and Equity Exception	5.4
Board Recommendation Notice	7.2(e)(ii)
Book-Entry Share	2.2
Burdensome Effect	7.5(e)
Bylaws	4.1(b)
Certificate	2.2
Certificate of Merger	1.3
CFIUS	5.5(a)
Change of Recommendation	7.2(e)(i)(D)
Charter	4.1(a)
Chosen Court	10.4(b)
Closing	1.2
Closing Date	1.2
Combined Company	1.1
Confidentiality Agreement	10.8
Consents	7.5(a)
Converted PSU Cash Award	2.4(c)
Converted RSU Cash Award	2.4(b)
D&O Insurance	7.13(b)
DGCL	Recitals
Director Deferral Plan	2.4(d)
Dissenting Stockholders	10.7(a)
Effective Time	1.3
Eligible Shares	2.1
Encumber	5.3
Encumbrance	5.3
Entegris	Recitals
Entegris Agreement	Recitals
Entegris Termination Fee	Recitals
Exchange Agent	3.1
Exchange Fund	3.1
FCPA	5.12(e)
Filings	5.5(a)
Financing	7.7(a)
Financing Disclosure	7.10
Financing Documents	10.15
GAAP	5.6(e)
Governmental Antitrust or Security Entity	7.5(d)(i)
Indemnified Parties	7.13(a)
Insurance Policies	5.17
IRS	5.10(d)
Labor Organization	5.11(a)
Letter of Transmittal	3.2(a)
Material Contract	5.18(a)(viii)
Merger	Recitals
Merger Consideration	2.1

Merger Sub	Preamble
Non-DTC Book-Entry Share	3.2(a)
Non-U.S. Benefit Plans	5.10(k)
OFAC	5.12(d)
Outside Date	9.2(a)
Parent	Preamble
Parent Board	Recitals
Party or Parties	Preamble
Prior Plan Versum RSU	2.4(b)
Proxy Statement	7.3(a)
Regulatory Remedy	7.5(d)(ii)
Relevant Legal Restraint	8.1(c)
Reports	5.6(a)
Representatives	7.2(a)
Requisite Regulatory Approvals	8.1(b)
Requisite Versum Vote	5.4
Sarbanes-Oxley Act	5.6(a)
Tail Period	7.13(b)
Takeover Statute	5.13
Transactions	Recitals
Versum	Preamble
Versum Board	Recitals
Versum Common Stock	Recitals
Versum Compensation Committee	2.4(c)
Versum Continuing Employees	7.11(a)
Versum Disclosure Letter	Article V
Versum Dividend Equivalents	2.4(e)
Versum DSU	2.4(d)
Versum Equity Awards	2.4(f)
Versum Option	2.4(a)
Versum Preferred Stock	5.3
Versum PSU	2.4(c)
Versum Recommendation	5.22
Versum RSU	2.4(b)

10.8    Entire Agreement. This Agreement (including any exhibits hereto), the Versum Disclosure Letter and the Confidentiality Agreement, dated as of March 29, 2019, between Versum and Parent (as amended from time to time, the “Confidentiality Agreement”) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

10.9    Third-Party Beneficiaries. Versum and Parent hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, Merger Sub, Versum and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except with respect to (i) Section 7.13 [Indemnification; Directors’ and Officers’ Insurance] and Section 10.15 [Financing Parties] and (ii) after the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration which shall inure to the benefit of, and be enforceable by, holders of Versum Common Stock and Versum Equity Awards as of immediately prior to the Effective Time to the extent necessary to receive the consideration and amounts due to such Persons thereunder). The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.10    Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Combined Company to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Versum to take any action, such requirement shall be deemed to include an undertaking on the part of Versum to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

10.11    Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions may only be brought against the Persons expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, Employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions.

10.12    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, insofar as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.13    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,”

“herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.14    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Parties; provided, however, that Parent may designate, by written notice to Versum, another wholly-owned direct or indirect subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not (i) relieve Parent or Merger Sub of any of its obligations hereunder, (ii) impede or delay the consummation of the Transactions or (iii) otherwise impede or impact the rights of the stockholders of Versum under this Agreement. Any purported assignment in violation of this Agreement is void.

10.15    Financing Parties. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of any Party and/or any of its Subsidiaries under and pursuant to the Facilities Agreement or any other definitive agreement entered into by such Party (but not, for the avoidance of doubt, the other Party or any of its Subsidiaries) with respect to any financing arrangements in connection with the Merger (the “Financing Documents”), each of Versum and Parent, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby:

(a)    agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts;

(b)    agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Financing Documents;

(c)    agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(d)    agrees that service of process upon such Party, its Subsidiaries or its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 10.6;

(e)    irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(f)    knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Entities in any way arising out of or relating to, this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(g)    agrees that none of the Financing Entities will have any liability to Versum or any of its Subsidiaries or any of its Affiliates or Representatives in any way relating to or arising out of this Agreement or any Financing Documents, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(h)    agrees that the Financing Entities are express third party beneficiaries of, and may enforce, this Section 10.15 and any of the provisions in this Agreement reflecting the agreements in this Section 10.15; and

(i)    agrees that the provisions in this Section 10.15 and the definition of “Financing Entities” (and any other definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 10.15 or the definition of “Financing Parties”) shall not be amended, waived or otherwise modified, in each case, in any way materially adverse to the rights of any Lender (as defined in the Facilities Agreement) without the prior written consent of such Lender (as defined in the Facilities Agreement) (and any such amendment, waiver or other modification without such prior written consent shall be null and void).

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

MERCK KGAA

By	/s/ Friederike Rotsch
Name:	Dr. Friederike Rotsch
Title:	Group General Counsel

By	/s/ Roman Werth
Name:	Roman Werth
Title:	Head of Mergers & Acquisitions

EMD PERFORMANCE MATERIALS HOLDING, INC.

By	/s/ Anthony O’Donnell
Name:	Anthony O’Donnell
Title:	President

VERSUM MATERIALS, INC.

By	/s/ Guillermo Novo
Name:	Guillermo Novo
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

April 11, 2019

The Board of Directors

Versum Materials, Inc.

8555 South River Parkway

Tempe, Arizona 85284

Dear Members of the Board:

We understand that Versum Materials, Inc., a Delaware corporation (“Company”), Merck KGaA, a German corporation with general partners (“Buyer”), and EMD Performance Materials Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Buyer will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $1.00 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock held by Company, Buyer, Merger Sub, any other direct or indirect wholly-owned subsidiary of Buyer (excluding in each case any such shares of Company Common Stock owned by a Company benefit plan or held on behalf of third parties) or holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (collectively, “Excluded Holders”), will be converted into the right to receive $53.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the execution version of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)

Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company and extrapolations thereto based on the guidance of management of Company and approved by Company for our use;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including the extrapolations, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the execution version reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company, Buyer or the Transaction that is material in any respect to our analysis in connection with this opinion. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, which will be payable upon consummation of the Transaction. We in the past have provided certain investment banking services to Company and Buyer, for which we have received compensation, including, during the past two years, having (i) advised Company with respect to a potential transaction with Entegris, Inc. and corporate preparedness matters and (ii) advised Buyer with respect to certain assets, including a transaction with Intrexon Corporation in 2018 and an alliance with GlaxoSmithKline plc in 2019. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Buyer and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Buyer and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours, LAZARD FRERES & CO. LLC

By	/s/ Richard Whitney
Richard Whitney
Managing Director

Annex C

388 Greenwich Street

New York, NY 10013

April 11, 2019

The Board of Directors

Versum Materials, Inc.

8555 South River Parkway

Tempe, AZ 85284

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Versum Materials, Inc., a Delaware corporation (“Versum”) of the Merger Consideration (defined below) to be received by such holders of Versum’s common stock (other than Treasury Shares and Parent Owned Shares (as defined in the Merger Agreement (as defined below))) pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Versum, Merck KgaA, a German corporation with general partners (“Merck”) and EMD Performance Materials Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Merck (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Versum (the “Merger”) and (ii) each outstanding share of the common stock, par value $1.00 per share, of Versum (“Versum Common Stock”) will be converted into the right to receive $53.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed an execution version of the Merger Agreement provided to us on April 11, 2019 and held discussions with certain senior officers, directors and other representatives and advisors of Versum and certain senior officers and other representatives and advisors of Merck concerning the business, operations and prospects of Versum and Merck. We examined certain publicly available business and financial information relating to Versum and Merck as well as certain financial forecasts and other information and data relating to Versum which were provided to or discussed with us by the management of Versum. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Versum Common Stock; the historical and projected earnings and other operating data of Versum; and the capitalization and financial condition of Versum. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Versum. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Versum that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Versum provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Versum and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Versum as to, and are a reasonable basis upon which to evaluate, the future financial performance of Versum and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Versum or the Merger that would be in any way meaningful to our analysis. Representatives of Versum have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the execution version reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Versum nor have we made any physical inspection of the properties or assets of Versum. We express no view or opinion as to any pending or potential litigation, claims or governmental, regulatory or other proceedings or investigations. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Versum, nor were we requested to consider, and our opinion does not address, the underlying business decision of Versum to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Versum or the effect of any other transaction in which Versum might engage. We express no view as to, and our opinion does not address, the prices at which Versum’s common stock or any other securities will trade or otherwise be transferable at any time, including following the announcement of the Merger. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.

Citigroup Global Markets Inc. has acted as financial advisor to Versum in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide certain investment banking, commercial banking and other financial services to Versum and its affiliates unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, during the past two years, (a) having acted or acting as joint lead arranger, joint bookrunning manager, administrative agent, collateral agent or lender under certain credit facilities of Versum and/or certain of its affiliates, (b) having acted or acting as joint bookrunning manager for certain debt offering of Versum and/or its affiliates (c) having acted or acting as lender to Versum and/or certain of its affiliates and (d) having provided or providing services to Versum and/or certain of its affiliates, including corporate portfolio management services. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide certain investment banking, commercial banking and other financial services to Merck and its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, (i) having acted or acting as a lender to Merck and/or certain of its affiliates and (ii) having provided or providing services to Merck and/or certain of its affiliates, including global foreign exchange management and global credit market services, cash management and treasury services, corporate portfolio management services and other corporate and institutional client group services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Versum and Merck for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Versum, Merck and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Versum in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Versum Common Stock (other than holders of Treasury Shares and Parent Owned Shares).

Very truly yours,

/s/ Nathan Eldridge

CITIGROUP GLOBAL MARKETS INC.

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title ), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VERSUM MATERIALS, INC. 8555 SOUTH RIVER PARKWAY TEMPE, ARIZONA 85284

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    VERSUM MATERIALS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1.	Adoption of the Agreement and Plan of Merger, dated as of April 12, 2019 (as it may be amended from time to time) (the “merger agreement”), by and among Versum Materials, Inc. (“Versum”), Merck KGaA, Darmstadt, Germany (“Parent”), and EMD Performance Materials Holding, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Versum, with Versum surviving and continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent (“the merger agreement proposal”).	☐	☐	☐

2.	Approval, on a non-binding, advisory basis, of the compensation that will or may be paid to Versum’s named executive officers in connection with the transactions contemplated by the merger agreement (“the compensation proposal”).	☐	☐	☐

3.	Approval of the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to Versum stockholders (“the adjournment proposal”).	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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E80578-S86205

VERSUM MATERIALS, INC.

Special Meeting of Stockholders

June 17, 2019 2:00 p.m. Local Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Guillermo Novo, George G. Bitto and Michael W. Valente, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of VERSUM MATERIALS, INC. to be held on June 17, 2019, at 2:00 p.m. Local Time, at 8555 South River Parkway, Tempe, Arizona 85284, and at any adjournment or postponement thereof, and to vote as specified on this proxy all shares of common stock of VERSUM MATERIALS, INC. held of record by the signer(s) at the close of business on May 13, 2019 on all matters properly coming before the Special Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Special Meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is signed but no such direction is made, this proxy will be voted (1) FOR the merger agreement proposal; (2) FOR the compensation proposal; and (3) FOR the adjournment proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side